                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549





                        PRE-EFFECTIVE AMENDMENT NO. 1

                                       TO

                                     FORM 10


                   GENERAL FORM FOR REGISTRATION OF SECURITIES
     Pursuant to Section 12(b) or (g) of the Securities Exchange Act of 1934




                         TEXAS CAPITAL BANCSHARES, INC.
             (Exact name of registrant as specified in its charter)



                     DELAWARE                                                    75-2671109
  (State or other jurisdiction of incorporation or               (I.R.S. Employer Identification Number)
                   organization)



2100 MCKINNEY AVENUE, SUITE 900, DALLAS, TEXAS, U.S.A.                             75201
       (Address of principal executive officers)                                 (Zip Code)



                                  214-932-6600
              (Registrant's telephone number, including area code)




Securities to be registered under Section 12(b) of the Exchange Act:

                                                      NAME OF EACH EXCHANGE
       TITLE OF EACH CLASS                             ON WHICH REGISTERED
       -------------------                             -------------------
              None                                        Not applicable


Securities to be registered under Section 12(g) of the Exchange Act:

                     COMMON STOCK, PAR VALUE $0.01 PER SHARE
                                (Title of class)

                         Texas Capital Bancshares, Inc.
                         2100 McKinney Avenue, Suite 900
                               Dallas, Texas 75201





                             REGISTRATION STATEMENT
                                    UNDER THE
                  UNITED STATES SECURITIES EXCHANGE ACT OF 1934












         This Registration Statement has been prepared by Texas Capital Bancshares, Inc. to provide certain information regarding us and our common stock, par value $.01 per share, to current and potential investors in our common stock. This registration statement has been prepared in accordance with the United States Securities and Exchange Act of 1934 and the rules and regulations on the United States Securities and Exchange Commission with respect to such act.

         NONE OF THE FOLLOWING GOVERNMENT AGENCIES HAS APPROVED OUR COMMON STOCK OR DETERMINED IF THIS REGISTRATION STATEMENT IS TRUTHFUL OR COMPLETE: (1) THE SECURITIES AND EXCHANGE COMMISSION, (2) THE OFFICE OF THE COMPTROLLER OF THE CURRENCY OF THE UNITED STATES, (3) THE UNITED STATES FEDERAL RESERVE BOARD, (4) THE FEDERAL DEPOSIT INSURANCE CORPORATION OR (5) THE TEXAS SECURITIES BOARD. ANY REPRESENTATION OTHERWISE IS A CRIMINAL OFFENSE.

                                TABLE OF CONTENTS


Business..........................................................................................................1
     Texas Capital Bank...........................................................................................1
     BankDirect...................................................................................................6
     Legal Proceedings...........................................................................................11
Supervision and Regulation.......................................................................................12
Selected Consolidated Financial Data.............................................................................21
Management's Discussion and Analysis of Financial Condition and
      Results of Operations......................................................................................22
Security Ownership of Certain Beneficial Owners and Management...................................................38
Management.......................................................................................................39
Interests of Management and Others in Certain Transactions.......................................................42
Market for Capital Stock and Dividend Policy.....................................................................42
Recent Offerings of Unregistered Securities......................................................................42
Description of Capital Stock.....................................................................................42
Where You Can Find Additional Information........................................................................45
Exhibits.........................................................................................................46
Financial Statements............................................................................................F-1

                                    BUSINESS


         Texas Capital Bancshares, Inc. was formed as a Delaware corporation in March 1998. All of our business is conducted through our subsidiary bank, Texas Capital Bank, National Association. Texas Capital Bank was formed in 1998 through the acquisition of Resource Bank, N.A. in Dallas, Texas which had been in business since 1997. We currently operate an Internet banking site under the name BankDirect, as a division of Texas Capital Bank. We recently received regulatory approval to charter BankDirect as a Texas state savings bank with the name BankDirect SSB. We anticipate that we will complete the chartering process and BankDirect SSB will commence operations as a separate financial institution in the third quarter or fourth quarter of 2000. The table below summarizes the relative results of Texas Capital Bank and BankDirect as of and for the periods indicated in the following table:



                                                                                 Texas
                                                                              Capital Bank      BankDirect
                                                                              ------------      ----------
                                                                                     (in thousands)
                Total assets at May 31, 2000                                    $439,332          $210,914
                Deposits at May 31, 2000                                         344,495           211,680
                Net loss for the five months ended May 31, 2000                   (2,428)           (2,701)



         We believe Texas Capital Bank and BankDirect are complimentary to each other because of their differing business models and customer base. Texas Capital Bank services primarily commercial entities and high net worth individuals that require flexible financial products that can be customized to reflect their specific needs. On the other hand, BankDirect is primarily consumer-oriented and offers relatively standard consumer financial products with higher interest rates on deposits and lower rates and fees with respect to consumer credit products and deposit services. We also anticipate that BankDirect SSB will purchase loans from Texas Capital Bank to increase the asset base of BankDirect SSB, although we have not determined the amount or timing of such purchases.

         Texas Capital Bank and BankDirect are development stage businesses and have not generated any earnings. We anticipate additional losses from the operations of Texas Capital Bank and BankDirect and we do not know when, if ever, Texas Capital Bank and BankDirect will generate profits. On May 31, 2000, the operations of Texas Capital Bank had resulted in year-to-date losses of approximately $2.4 million and the operations of BankDirect had resulted in year-to-date losses of approximately $2.7 million.

         As a result of our common ownership and control of Texas Capital Bank and BankDirect SSB, the success of Texas Capital Bank and BankDirect SSB will be related to the success of the other. Should either Texas Capital Bank or BankDirect SSB suffer adverse results of operations, we anticipate that such adverse results would limit the success of the other.

         Our corporate headquarters is located at 2100 McKinney Avenue, Suite 900, Dallas, Texas 75201.


         Since all of our business is conducted through Texas Capital Bank and BankDirect, Texas Capital Bancshares has only five employees, three of whom are corporate officers. None of our employees is represented by a collective bargaining agreement and we consider our relations with our employees to be good.

TEXAS CAPITAL BANK

         Texas Capital Bank was formed in 1998 through the acquisition of Resource Bank, N.A. in Dallas, Texas which had been in business since 1997. Texas Capital Bank currently has banking operations in Texas, Oklahoma and New Mexico.


         ACQUISITION OF RESOURCE BANK. We chose to commence operations of Texas Capital Bank through the acquisition of Resource Bank in order to reduce the time and expense of chartering a new national bank. In addition, Resource Bank provided current operations and revenues and a group of experienced employees and bank officers that already had established ties to the Dallas Fort Worth business community. We believe the acquisition of Resource Bank allowed Texas Capital Bank to commence operations and enter the Dallas Fort Worth market one year to 18 months sooner than would have been the case had we attempted to charter Texas Capital Bank as a new bank.

         At the time of the acquisition of Resource Bank, some of the stockholders of Texas Capital Bancshares were also stockholders of Resource Bank. The following table sets forth the common stockholders between Texas Capital Bancshares and Resource Bank at the time of the acquisition and the total shares of our common stock held by such stockholders immediately following the acquisition.



                                                                                                    Common Stock
                                          Common Stock Ownership     Common Stock Ownership       Ownership of Texas
                                             of Texas Capital        of Resource Bank Prior       Capital Bancshares
                                            Bancshares Prior to       to its Acquisition by        Immediately After
                                             its Acquisition of           Texas Capital            its Acquisition of
                                              Resource Bank                 Bancshares               Resource Bank
                                          ----------------------     ----------------------       -------------------
                                                         Percent                    Percent                   Percent
                                          Shares        of Total     Shares        of Total       Shares     of Total
                                          -------       --------     -------       --------       -------    --------
Joseph M. Grant                           283,022         39.8       123,750          9.9         355,793        4.7
George F. Jones, Jr.                       64,000          9.0        25,500          2.0         102,724        1.4
C. Keith Cargill                           64,000          9.0        13,000          1.0          81,184        1.1
David L. Cargill                           64,000          9.0        18,750          1.5          74,725        1.0
Larry A. Makel                             64,000          9.0        25,000          2.0          76,099        1.0
Vince A Ackerson                           64,000          9.0        12,500          1.0          80,988        1.1
                                          -------         ----       -------         ----         -------       ----
Total                                     603,022         84.8       218,500         17.4         771,513       10.3
                                          =======         ====       =======         ====         =======       ====



         In addition to being stockholders of Resource Bank, George Jones, Keith Cargill, David Cargill and Vince Ackerson served as executive officers of Resource Bank.


         PRIMARY CUSTOMERS AND MARKETS. Texas Capital Bank concentrates on business customers with annual revenues between $5 million and $250 million, commonly referred to as "middle market" businesses, and individual customers with net worth in excess of $1 million, which are often referred to in the banking community as "private client" customers. We believe middle market businesses have been under served in Texas and the surrounding states since the late 1980s. Within the middle market business community in those cities where Texas Capital Bank currently has banking centers, we seek to develop broad customer relationships based on service and convenience. Since the acquisition of Resource Bank, Texas Capital Bank has opened new banking centers exclusively through internal growth.

         Texas Capital Bank's current primary market is the greater Dallas-Fort Worth metropolitan area. It operates three banking centers in Dallas, one banking center in Fort Worth and one banking center in Plano, a very large suburban community that borders Dallas. It also currently has banking centers in San Antonio, Texas and Austin, Texas, and lending offices in Tulsa, Oklahoma and Santa Fe, New Mexico and it plans to enter the Houston market in the last half of 2000 or in early 2001. We believe that economic conditions and trends in the metropolitan areas of Texas and the surrounding states have been similar to the economic conditions and trends in metropolitan areas of the United States generally.

         The diverse nature of the business community in each of the markets Texas Capital Bank serves provides it with a varied customer base and allows it to spread its lending risk throughout a number of different industries. Texas Capital Bank's primary competition in its market areas are well-capitalized local banks or branches of large regional or national banks. We believe that, as a result of Texas Capital Bank's focus on the middle market business community and our understanding of these communities in Texas and the surrounding states, it has a competitive advantage in its market areas and excellent growth opportunities through acquisitions, new branch locations and additional business development.


         BANKING OPERATIONS. Texas Capital Bank offers a variety of traditional loan and deposit products to our customers. At May 31, 2000, it maintained approximately 18,100 deposit accounts and 920 loan accounts.


         Texas Capital Bank offers a full range of business-oriented banking products and services, including:

         o commercial loans to businesses to finance internal growth, acquisitions and leveraged buy-outs

         o        equipment leasing

         o        real estate and construction loans

         o        focused lending to energy-related businesses

         o        cash management services

         o        commercial trust and escrow services

         o        international services, including letters of credit

         In addition, we also provide complete consumer-oriented banking services, which include:

         o        consumer loans

         o        mortgages and home equity loans

         o checking accounts with debit cards and overdraft protection available

         o        credit cards, including gold-status cards

         o        traditional savings accounts and certificates of deposit

         o        personal trust services

         o        24 hour telephone banking


         Texas Capital Bank has been an active business lender, with commercial loans comprising approximately 64% of its total loans as of May 31, 2000. Targeted businesses are primarily those that require aggregate loans in the $100,000 to $10 million range.


         BUSINESS STRATEGIES. Texas Capital Bank's main objective is to take advantage of expansion opportunities while maintaining efficiency and individualized customer service and maximizing profitability. To achieve this objective, we have emphasized the following strategies:


         Continue Middle Market Commercial and Private Client Banking Emphasis. Texas Capital Bank intends to continue operating as a regional banking organization focused on meeting the specific needs of medium-sized businesses and private clients in our market areas. We will continue to provide a high degree of responsiveness combined with a wide variety of banking products and services. Texas Capital Bank's banking centers have been built around experienced bankers with lending expertise in the specific industries found in that market area, giving them authority to make pricing and credit decisions, thereby attempting to avoid much of the bureaucratic structure of large banks.


         Expand Operations through Internal Growth. Texas Capital Bank intends to continue seeking opportunities, both inside and outside its existing markets, to expand by establishing new lines of business and by expanding into Houston. Factors we use to evaluate expansion opportunities include the nature and projected profitability of the market, the opportunity to enhance Texas Capital Bank's image and market presence and, most importantly, whether the expansion will be accretive to earnings and enhance stockholder value.

         Increase Loan Volume and Diversify Loan Portfolio. Texas Capital Bank emphasizes both new and existing loan products, focusing on medium-sized commercial businesses and private client relationships. Texas Capital Bank's focus in this area and sensitivity to customer needs will allow it to increase the number of loans it makes.

         Enhance Cross-Selling through Incentives and Technology. Texas Capital Bank's customer base provides significant opportunities to cross-sell various products. Texas Capital Bank seeks to develop broader customer relationships by identifying those cross-selling opportunities. It uses training and incentives to encourage cross-selling efforts and increase cross-selling results. To assist with cross-selling efforts, Texas Capital Bank uses technology to help officers and associates identify cross-selling opportunities.

         Improve Efficiency. Texas Capital Bank maintains stringent cost control practices and policies. It has invested significantly in the infrastructure required to centralize many of its critical operations, such as credit policy, finance, data processing and loan application processing. This infrastructure can accommodate substantial additional growth while enabling Texas Capital Bank to minimize operational costs through economies of scale.


         LENDING PRACTICES. Texas Capital Bank targets its lending on middle market businesses and private clients that meet its credit standards. The credit standards are set by a standing Credit Policy Committee with the assistance of the Chief Credit Policy Officer, who is charged with insuring that credit standards are met by loans in Texas Capital Bank's portfolio. The Credit Policy Committee is comprised of the President of Texas Capital Bank, the Chief Lending Officer, the Chief Credit Policy Officer and several key lending and client relationship officers. Texas Capital Bank's credit standards reference numerous criteria with respect to the Borrower, including historical and projected financial information, strength of management and market conditions and trends in the borrower's industry. In addition, prospective loans are also analyzed based on current industry concentrations in Texas Capital Bank's loan portfolio to prevent an unacceptable concentration of loans in any particular industry. We believe the credit standards employed by Texas Capital Bank are similar to the standards generally employed by national banks in the markets we serve. We believe that Texas Capital Bank differentiates itself from its competitors by focusing on and aggressively marketing middle market commercial and high net worth individual clients and accommodating, to the extent permitted by its credit standards, their individual needs.

         Texas Capital Bank generally extends variable rate loans in which the interest rate fluctuates with a predetermined indicator such as the United States prime rate or the London Inter-Bank Offered Rate. Variable rate loans protect Texas Capital Bank from risks associated with interest rate fluctuations since the rates of interest earned by Texas Capital Bank will automatically reflect such fluctuations. Over 85% of the loans in Texas Capital Bank's portfolio are variable rate loans.

         Texas Capital Bank strives to diversify its loan portfolio and does not focus on any particular industry or group of related industries. We do not believe that any industry has inherently higher risks than other industries if appropriate credit standards for the particular industry are consistently applied. The table below sets forth information regarding the distribution of Texas Capital Bank loan commitments and funded loans among various industries at May 31, 2000.



                                                       Loan Commitments                  Funded Loans
                                                   ------------------------        ------------------------
                                                                   Percent                         Percent
                                                      Amount       of Total           Amount       of Total
                                                   ------------    --------        ------------    --------
               Agriculture                         $    134,401       0.0          $    134,401      0.0
               Contracting                           77,329,356      13.1            35,904,471      8.8
               Government                             3,975,447       0.7             1,129,369      0.3
               Manufacturing                         75,804,777      12.9            59,328,813     14.5
               Personal                              56,504,911       9.6            40,075,517      9.8
               Petrochemical and mining              44,119,934       7.5            38,293,526      9.3
               Retail                                 8,346,268       1.4             7,664,285      1.9
               Services                             211,183,719      35.9           155,247,375     37.9
               Wholesale                             60,826,490      10.4            38,612,208      9.4
               Other                                 49,892,273       8.5            33,514,069      8.1
                                                   ------------     -----          ------------    -----
               Total                               $588,117,576     100.0          $409,904,034    100.0
                                                   ============     =====          ============    =====



         Texas Capital Bank seeks to make loans that are appropriately collateralized under its credit standards. Over 90% of Texas Capital Bank's funded loans are secured by collateral. The table below sets forth information regarding the distribution of Texas Capital Bank loan commitments and funded loans among various types of collateral at May 31, 2000.

                                                       Loan Commitments                  Funded Loans
                                                   ------------------------        ------------------------
                                                                   Percent                         Percent
                                                      Amount       of Total           Amount       of Total
                                                   ------------    --------        ------------    --------
               Business equipment                  $ 16,756,970       2.9          $ 11,737,708      2.9
               Business accounts receivable
                 and inventory                      179,461,447      30.5           122,826,877     30.0
               Other business assets                     97,144       0.0                97,144      0.0
               Consumer property                      6,397,750       1.1             6,135,463      1.5
               Oil and natural gas assets            31,719,911       5.4            27,432,900      6.7
               Real estate                          194,821,713      33.1           135,419,707     33.0
               Other assets                          31,768,881       5.4            21,065,782      5.1
               Highly liquid assets                  58,735,031      10.0            51,188,040     12.5
               Unsecured                             68,358,729      11.6            34,000,413      8.3
                                                   ------------     -----          ------------    -----
               Total                               $588,117,576     100.0          $409,904,034    100.0
                                                   ============     =====          ============    =====



         MANAGEMENT OF TEXAS CAPITAL BANK. We believe we have assembled an excellent management team for Texas Capital Bank that understand both the business communities in Texas and the surrounding states and the needs of middle market businesses and private client customers in those communities. In addition to the executive officers of Texas Capital Bancshares set forth under Management, the key officers of Texas Capital Bank are set forth below:

         Charles Hrdlicka     President, San Antonio Region

         Bob Kay              President, Austin Region

         Michael Palmer       President, Fort Worth Region

         John Hudgens         Executive Vice President and Chief Credit Policy
                              Officer

         Keith Cargill        Executive Vice President and Chief Lending Officer

         Vince Ackerson       Executive Vice President, Corporate Banking

         David Cargill        Executive Vice President, Business Banking

         Robert McDaniel      Executive Vice President, Cash Management

         Tim Loudermilk       Executive Vice President, Real Estate

         Terry McCarter       Executive Vice President, Energy Group

         Dan Strodel          Executive Vice President, Private Client Banking

         COMPETITION. The banking business is highly competitive, and Texas Capital Bank's profitability depends principally on its ability to compete successfully in its market areas. Texas Capital Bank competes with other commercial banks, savings banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies, brokerage and investment banking firms, non-bank asset-based lenders and other financial entities, including credit providers associated with retail stores which may maintain their own credit programs and certain governmental organizations which may offer more favorable financing than Texas Capital Bank. We believe Texas Capital Bank will be able to compete effectively with other financial institutions by emphasizing customer service, technology and responsive decision making and by building long term customer relationships built upon products and services designed to address the specific needs of its customers. However, we expect competition from both financial and non-financial institutions to continue and, in some areas, increase.

         EMPLOYEES. As of May 31, 2000, Texas Capital Bank had 164 full-time employees, 99 of whom were officers of Texas Capital Bank. We provide medical and hospitalization insurance to its full-time employees. We consider Texas Capital Bank's relations with its employees to be excellent. Texas Capital Bank is not a party to any collective bargaining agreement.

         PROPERTIES. As of May 31, 2000, Texas Capital Bank conducted business at seven full service banking center locations and two lending offices. We lease the space in which our banking centers are located. These leases expire between September 1, 2001 and October 1, 2010, not including any renewal options that may be available.

BANKDIRECT

         BankDirect provides a broad range of banking and financial services to Internet users. BankDirect's Internet business model allows it to lower expenses and pass along cost savings to customers in the form of higher interest rates and lower fees on deposits. It plans to attract new accounts through increasing consumer use of the Internet and national awareness of the BankDirect brand name.

         BankDirect currently operates as a division of Texas Capital Bank. Our application to have BankDirect chartered as a Texas state savings bank with the Texas Savings and Loan Department was approved, subject to certain ministerial conditions, on October 19, 1999. In addition, our application with the United States Federal Deposit Insurance Corporation to provide federal insurance for BankDirect's deposit accounts was approved on June 19, 2000. The application of Texas Capital Bancshares with the United States Federal Reserve Board to operate as a multi-bank holding company was approved on June 23, 2000. In light of these recent approvals, we anticipate we will charter BankDirect SSB as a separate financial entity in the third quarter or fourth quarter of 2000. As part of the chartering process we will capitalize BankDirect SSB with at least $10 million and Texas Capital Bancshares will initially be the sole stockholder of BankDirect SSB. BankDirect SSB will concurrently assume the deposit accounts of BankDirect opened through the BankDirect Internet site and will assume the liabilities in connection therewith. These deposits totaled approximately $212 million at May 31, 2000.

         INTERNET BANKING. The Internet enables millions of people worldwide to access news and information, communicate with each other and conduct business electronically over an extended computer network. The Internet has rapidly emerged as an innovative means of providing financial services. As financial service sites continue to grow in popularity, many companies are increasingly offering or have established relationships with companies that offer a variety of financial services, including traditional banking services, over the Internet.

         The growth in Internet commerce has prompted the development of Internet banking systems. Internet banking systems provide convenience for customers and allow financial institutions to lower their operating costs. Internet banking requires only a secure web browser for access to the Internet and the financial institution. Internet banking requires no particular software and does not restrict the customer's operations to the location of his or her computer. Instead, the customer accesses the financial institution through the Internet and deposits or transfers funds, pays bills or transacts other business on a near real time basis. The use of Internet banking is growing as consumers find that it is both convenient and cost effective. Internet users tend to be professionals with limited amounts of discretionary time and are attracted to the convenience of "one stop shopping" for a full range of financial services. According to Jupiter Communications, the number of online banking households in the United States, including those using Internet banking, is projected to grow from an estimated 6.6 million in 1998 to an estimated 17.1 million in 2002.

         Like many other Internet-related businesses, Internet banking businesses have provided mixed profitability results. In order to operate successfully, Internet banks must effectively deal with several issues related directly to Internet banking, among which are:

         o Lack of consumer confidence in the Internet as a reliable and secure means for financial transactions.

         o Fewer specialized products and services than those offered by traditional banking entities.

         o Issues with respect to ease of use and consumer comfort with current Internet browser technology and the design and layout of Internet sites.

         BUSINESS STRATEGIES. BankDirect has a competitive cost advantage over traditional banks because it does not require a traditional branch network. BankDirect's established position in the marketplace provides it with a competitive advantage in view of the lead time required for new competitors to obtain a charter and start an Internet bank. We believe it requires one year to 18 months to complete the chartering and regulatory approval process to commence operations as an independent Internet bank. Traditional banks may establish Internet sites with varying levels of service in a much shorter time frame, however, the services offered through Internet sites by traditional banks are often limited, require specialized proprietary software or require the consumer to pay additional fees. As of May 31, 2000, BankDirect has established over 13,000 accounts containing total deposits of approximately $212 million. It intends to continue to capitalize on this advantage by aggressively seeking new customers through both online and traditional marketing efforts, in order to further build market share.

         BankDirect's customer demographics parallel those of the general Internet population and illustrate BankDirect's appeal to households with relatively high incomes. Over seventy percent (70%) of our customers report household income over $50,000 per year and more than 75% of our customers are college graduates.

         We believe that BankDirect is positioned to participate in the rapid growth of the Internet and online banking based on its:

         Higher Interest Rates And Lower Fees. BankDirect's operating costs are generally lower than those of similar, traditional "bricks and mortar" banks because it does not require a traditional branch network to generate deposits and conduct operations. BankDirect passes on its savings in operating costs to customers by offering higher interest rates and lower fees in order to generate deposits without sacrificing profit margins. Although interest rates fluctuate on a weekly basis, we believe the rates paid by BankDirect are among the highest of banks in the United States with respect to interest rates paid on deposits. BankDirect's Internet-based business model differentiates it from traditional banks offering Internet banking services because traditional banks frequently offset the incremental expense of their Internet banking services by offering lower interest returns on deposits, charging additional fees or imposing minimum account balances.

         As a result of our strategy of focusing on higher rates on BankDirect's deposit accounts, we believe that our operations and results would suffer if we were no longer able to offer rates higher than most traditional banks. Most Internet banks pay rates higher than those offered by traditional banks and have adopted business models similar to ours in which reduced operating expenses are passed to the customer in the form of such higher rates. We believe that, because of the other advantages we offer, we do not need to exceed the rates paid by all other banks, but we must be competitive with such rates and higher than the rates offered by traditional banks.

         Convenience and Ease Of Access. BankDirect believes it provides customers with a higher level of convenience than can be achieved in a traditional bank branch or through PC-based home banking. The Internet allows its customers to conduct banking activities on a 7 day-a-week, 24 hour-a-day basis from any computer, wherever located, that has access to the Internet and a secure Web browser. In addition, BankDirect's Web site is designed to be user friendly and to expedite customer transactions with BankDirect.

         Broad Selection of Products and Services. BankDirect offers a broad array of products and services that customers would typically expect from a traditional bank. These products and services include no-fee, interest-bearing checking, savings, money market accounts, certificates of deposit, electronic bill payment, ATM cards, debit cards and direct deposit. During the third and fourth quarters of 2000, BankDirect will begin offering credit cards, automobile loans, home mortgages, home equity loans, and refinance and debt consolidation loans. Although credit products and loans extended over the Internet present some security risks, we do not believe these risks are materially different from those presented by Internet banking generally. BankDirect also currently offers quotes from leading insurance companies for automobile, life, health, home, rent and home warranty insurance.

         The following table sets forth the approximate percentage of our customers using each of the products we currently offer as of May 2000:



                  Interest-bearing checking accounts            29.0%
                  Interest-bearing savings accounts              2.0%
                  Money market accounts                         34.0%
                  Certificates of deposit                       35.0%

         Interface with Quicken(R) and Microsoft Money(R). BankDirect provides consumers with a direct interface to connect the online bank with Quicken(R) and Microsoft Money(R) personal financial management software. This interface gives BankDirect customers the ability to view account balances, pay bills, and perform financial analysis directly from Quicken(R) and Microsoft Money(R). With the direct connection, users bypass the traditional downloading and conversion of intermediate files by automatically "populating" the financial management software with records directly from BankDirect.

         High Quality Service and Customer Satisfaction. BankDirect continually seeks ways to enhance customer satisfaction. In an effort to serve the needs of its customers, BankDirect offers services such as free electronic bill payment and ATM cards. It also emphasizes responsive, courteous customer service and utilizes a fully trained dedicated staff who respond to inquiries from existing and potential customers and process new accounts. Its customers can access account data and information regarding products and services 24 hours a day and can reach customer service representatives by telephone between 7:00 a.m. and 11:00 p.m., central time, seven (7) days a week or through an email messaging service 24 hours a day. By utilizing the messaging service, customers use an individual mailbox that allows direct communication with a customer service representative. BankDirect strives for customer satisfaction and believes the significant growth in its customer base illustrates its ability to meet customers' needs and retain customers brought to BankDirect by its higher deposit rates. According to a survey of our customers conducted by Bottom Line Connection of Baltimore, Maryland, over seventy-five percent (75%) of our customers reported they were "satisfied" or "very satisfied" with our services. We make every effort to ensure contacting BankDirect is as easy as possible by toll-free telephone number, online request, email or fax. Our toll-free customer service number is 877-839-2737.


         Advanced Security. A significant barrier to online financial transactions has been the secure transmission of confidential information over public networks. BankDirect uses sophisticated technology developed by Electronic Data Systems, Inc. to provide what it believes to be among the most advanced security measures currently available in the Internet banking industry. All banking transactions are encrypted and all transactions are routed to and from the Internet server behind Electronic Data Systems' security system.


         GROWTH STRATEGY. We intend to grow BankDirect by emphasizing traditional and Internet-oriented marketing efforts and expanding our affinity relationships with Internet business partners. The following table shows the growth BankDirect has experienced since commencing substantive operations in the third quarter of 1999:



                                               Number of
                                               Accounts             Deposits
                                               ---------          ------------
                September 30, 1999                1,800           $ 25,000,000
                December 31, 1999                 3,900           $ 49,000,000
                March 31, 2000                    9,500           $149,000,000
                May 31, 2000                     13,000           $212,000,000



         Our ability to sustain the growth of Bank Direct will depend in large part upon BankDirect's ability to attract new customers by offering rates on deposits comparative with other Internet banks and higher than those offered by traditional banks. In addition, BankDirect will be required to retain customers by offering high quality services and preserving customer satisfaction. However, even if we are successful in sustaining the growth of BankDirect, we believe that the growth rates demonstrated in the table above are not normal and probably cannot be sustained for an extended period of time.

         We plan to continue to grow BankDirect's business by marketing and promoting the bank through online and traditional advertising and public relations. The goal of its marketing strategy is to make BankDirect a leading brand in the Internet financial services market. BankDirect's marketing strategy is designed to grow its customer base and includes targeted advertising on the Internet and other media, developing strategic partnerships that will enhance its product and service offerings, cross-marketing initiatives to existing customers, and fostering public relations. BankDirect has experienced rapid growth by differentiating itself from its competitors and communicating those differences through its marketing strategy.

         We also intend to expand our relationships with companies and other groups who create significant customer loyalty, often referred to as "affinity" relationships. We believe these affinity relationships provide unique value to our affinity partners through Internet sites that are jointly maintained by BankDirect and our affinity partners, cross-marketing opportunities, special offers and dedicated customer service representatives to manage the accounts opened through the affinity relationship. We believe our ability to add value to these relationships will result in significant expansion of our customer base.

         BANKING OPERATIONS.


         Account Activity. Customers can access BankDirect's services through any Internet service provider by means of a secure Web browser such as recent versions of Netscape's Navigator or Microsoft's Internet Explorer.


         Products and Services. In order to build its customer base, BankDirect offers a variety of deposit products at attractive interest rates. It is able to offer attractive interest rates as a result of its low operating costs. BankDirect's deposit products and services include interest-bearing checking, savings and money market accounts and certificates of deposit. In addition, customers can pay their bills online through electronic funds transfer or a written draft prepared and sent to the creditor. BankDirect does not charge a fee for this service. Each customer automatically receives a free ATM card when he or she opens an account. Customers can access their accounts at the ATM of the customer's choice. Since BankDirect is not affiliated with a network of ATMs, it reimburses customers for the administrative fees charged with respect to a certain number of withdrawals per month. In addition, BankDirect provides customers access to various loan programs, including automobile, mortgage, home equity, refinance and debt consolidation loans through its relationship with LendingTree.com. Furthermore, through the BankDirect Insurance Center, BankDirect allows the customer to compare free, no obligation insurance quotes from leading insurance companies through its relationship with InsWeb.com. Customers can receive quotes on automobile, life, health, home, rent and home warranty insurance.


         AFFINITY RELATIONSHIPS. Our affinity relationships provide our affinity partners the opportunity to offer their customers or members an Internet banking site customized for the specific needs of such customers or members. BankDirect makes available its full line of products and services to our affinity partners as a tool to build customer and member loyalty, including customer service representatives that have been specifically trained with respect to the services offered on the affinity Internet site and the particular needs of the customers and members of our affinity partners.

         In May 2000, BankDirect entered the American Airlines AAdvantage(R) travel benefits program and began offering AAdvantage awards to customers.

         CUSTOMER SATISFACTION. BankDirect is committed to investing in customer service and continually endeavors to enhance customer satisfaction. Offering its customers a high level of customer service is a top priority and BankDirect believes that it is critical to its success. In an effort to serve the needs of its customers, BankDirect offers services such as electronic bill payment and ATM cards. It has also invested in technology and implemented new procedures in order to continually improve the quality and responsiveness of its customer service. To optimize customer service resources, BankDirect has designed a user friendly Internet site and offers account data and information regarding its products and services 24 hours a day by telephone or electronic mail. We will continue to aggressively leverage new technology to enhance the customer experience and secure competitive advantages.


         SECURITY. BankDirect's ability to provide its customers with secure financial services over the Internet is of paramount importance. It continually evaluates the Internet systems, services and software used in its operations to ensure that they meet the highest standards of security. There are several levels of security within BankDirect's security framework. User Level deals with cryptography and Netscape's Secure Sockets Layer (SSL) protocol and is the first line of defense used by all customers accessing its Banking Server from the public Internet. Server Level focuses on firewalls, filtering routers, and its trusted operating system. Host Level deals specifically with BankDirect's home banking and bill payment services and the processing of secure financial transactions.

         User Level. All banking transactions and Internet communications are encrypted so that sensitive information is not transmitted over the Internet in a form that can be read or easily deciphered. Encryption of Internet communications is accomplished through the use of the Netscape Secure Sockets Layer technology. SSL utilizes highly effective cryptography techniques between the customer's browser and BankDirect's server to ensure that the information being passed is authentic, cannot be deciphered and has not been altered en route. SSL also utilizes a digitally signed certificate which ensures that its customers are truly communicating with the Home Banking Server and not a third party trying to intercept the transaction.

         To eliminate the possibility that a third party may download BankDirect's or a customer's password file, user identification and passwords are not stored on the Internet or the Web server. Session time-outs, a limit on the number of logon attempts and special browser caching techniques are examples of other security measures in place to ensure that inappropriate activity is prohibited at the User Level.

         Server Level. All transactions sent to BankDirect's Banking Server must first pass through a filtering router system. These filtering routers automatically direct the request to the appropriate server after ensuring the access type is through a secured browser and nothing else. The routers verify the source and destination of each network packet, and manage the authorization process of letting packets through. The filtering routers also prohibit all other types of Internet access methods at this point. This process blocks all non-secured activity and defends against inappropriate access to the server.

         The Banking Server is protected using the latest firewall platform. This platform defends against system intrusions and effectively isolates all but approved customer financial requests. The platform secures the hardware running the online banking applications and prevents associated attacks against all systems connected to the Banking Server. Administration of the platform cannot occur remotely and must be initiated by authorized personnel in direct physical contact with the master console.

         Host Level. After passing through the Banking Server, the transaction is sent via secure dedicated communication lines to BankDirect's Transaction Server, which verifies customer identity. Once authenticated, the customer is allowed to process authorized home banking and bill payment transactions using host data. No direct database access occurs between the Banking Server and the Transaction Server. Communication time-outs ensure that the request is received, processed, and delivered within a given time frame. Further password encryption techniques are implemented at the host level, as well as additional security logging and another complete physical security layer to protect the host information itself. The preceding security measures are designed to ensure that BankDirect is set up in a secure manner. However, over the long term, its security depends upon the procedures and standards used for administration of the Internet site.


         BankDirect believes the risk of fraud presented by Internet banking is not materially different from the risk of fraud inherent in any banking relationship. It believes the four principal reasons for a breach in bank security are (1) misappropriation from the user of the user's account number or password; (2) penetration of its server by an outside "hacker"; (3) fraud committed by one of its employees or an employee of one of its service providers; and (4) users that intentionally submit incorrect information to BankDirect.


         Both traditional banks and Internet banks are vulnerable to these types of fraud. By establishing the security measures described above, BankDirect believes it has reduced its vulnerability to the first two types of fraud. To counteract fraud by employees, associates and consultants, BankDirect has established internal procedures and policies designed to ensure that, as in any bank, proper control and supervision is exercised over employees, associates and consultants. It also counteracts all types of fraud through daily examination of its transactional logs.


         INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS. BankDirect regards the form and substance of its name and other intellectual property it has developed as proprietary and attempts to protect them by relying on intellectual property laws. It has submitted an application for a United States service mark registration for the BankDirect name and takes measures to safeguard its name and other proprietary intellectual property. Policing unauthorized use of proprietary information is difficult, however, and litigation may be necessary to enforce its intellectual property rights.

         BankDirect owns the Internet domain name "bankdirect.com." Domain names in the United States and in foreign countries are regulated by the laws and regulations governing the Internet and are continually evolving. Additionally, the relationship between regulations governing domain names and laws protecting intellectual property rights is unclear. As a result, BankDirect may not be able to prevent third parties from acquiring domain names that infringe or otherwise decrease the value of its name and other intellectual property rights.

         COMPETITION. BankDirect believes that the principal competitive factors in the Internet banking industry are market presence, customer service, convenience, product offerings and deposit and loan rates and associated account fees. While the Internet banking industry is highly competitive, BankDirect believes it competes effectively with its principal competitors, which are principally traditional banks that offer Internet services, such as Bank of America, N.A., Wells Fargo Bank, N.A., and BankOne, N.A., Internet banks such as NetBank FSB, E*TRADE Bank FSB (formerly Telebank), and WingspanBank.com, a division of First USA Bank, N.A., and other financial services providers such as E*TRADE (now under common ownership with E*TRADE Bank) and Datek Online. BankDirect believes its low cost structure, which allows it to offer higher interest rates and lower fees, gives BankDirect a competitive advantage over traditional banks, including those which offer Internet services, which must support a physical branch structure. It also believes its operating history and name recognition gives BankDirect an advantage over many other independent Internet banks, which are still in a relatively early stage of operation. Furthermore, BankDirect is able to offer a broader array of products and services than many non-bank financial services providers.

         However, many of BankDirect's traditional bank competitors and its well-established Internet bank competitors such as NetBank, E*TRADE Bank and WingspanBank.com have significantly more capital and other financial resources, greater customer bases and greater name recognition than BankDirect. Most of these competitors have also been in operation longer than BankDirect and may have considerably more management and technical expertise than that available to BankDirect. As use and acceptance of the Internet continues to grow, it is extremely likely that other Internet banks will be formed and traditional banks will offer an increasing variety of services on the Internet. As a result, BankDirect may become involved in rate and fee level competition with competitors that are significantly larger and better capitalized. In such a situation, the size and capitalization level of BankDirect could place it at a competitive disadvantage with respect to such large and better capitalized competitors. Although we believe BankDirect can compete successfully if such circumstances arise, we cannot assure you of such success.

         EMPLOYEES. As of May 31, 2000, BankDirect had 51 full-time employees, 12 of whom were officers of BankDirect. BankDirect provides medical and hospitalization insurance to its full-time employees. We consider BankDirect's relations with its employees to be good. BankDirect is not a party to any collective bargaining agreement.


         PROPERTIES. The executive offices of BankDirect are at 2100 McKinney Avenue, Dallas, Texas 75201. BankDirect operates a customer service call center located at 4230 LBJ Freeway, Suite 100, Dallas, Texas 75244. BankDirect leases the space in which its executive offices and call center are located. This lease expires July 31, 2002, not including any renewal option that may be available.

LEGAL PROCEEDINGS.

         None of Texas Capital Bancshares, Texas Capital Bank or BankDirect is a party to a pending legal proceeding or has any property subject to a pending legal proceeding. In addition, none of Texas Capital Bancshares, Texas Capital Bank or BankDirect is aware of a proceeding being contemplated by a governmental authority with it as a party.

                           SUPERVISION AND REGULATION


       BankDirect currently operates as a division of Texas Capital Bank and has filed an application to be chartered as a Texas state savings bank. Until such application is approved, BankDirect will continue to operate as a division of Texas Capital Bank and be subject to the regulations applicable to Texas Capital Bank. To the extent we discuss BankDirect SSB as a separate banking entity or regulations applicable to Texas state savings banks, you should be aware that such references are intended to anticipate the regulations BankDirect will be subject to following its charter as a Texas state savings bank. You should also be aware that, although we anticipate that BankDirect will be chartered as a Texas state savings bank during the third or fourth quarter of 2000, we cannot guarantee that such charter will be issued or the timing of such issuance.



       Current banking laws contain numerous provisions affecting various aspects of our business. As banks, Texas Capital Bank and BankDirect are subject to state and federal banking laws and regulations that impose specific requirements on and provide regulatory oversight of virtually all aspects of our operations. These laws and regulations are generally intended for the protection of depositors, the deposit insurance funds of the Federal Deposit Insurance Corporation, and the banking system as a whole, rather that for the protection of our stockholders. Banking regulators have broad enforcement powers over bank holding companies and banks including the power to impose large fines and other penalties for violations of laws and regulations. The following is a brief summary of laws and regulations to which we are subject.



REGULATION OF TEXAS CAPITAL BANK AND BANKDIRECT PRIOR TO BEING CHARTERED AS A STATE SAVINGS BANK



       A bank that operates as a national banking association incorporated under the laws of the United States is subject to examination by the Office of the United States Comptroller of the Currency. Deposits in a national bank are insured by the Federal Deposit Insurance Corporation up to a maximum amount (generally $100,000 per depositor) in the event an insured bank is closed without adequately providing for payment of claims of depositors and preventing the continuance or development of unsound banking practices. The Comptroller of the Currency and the Federal Deposit Insurance Corporation regulate or monitor all areas of a national bank's operations, including security devices and procedures, adequacy of capitalization and loss reserves, loans, investments, borrowings, deposits, mergers, issuances of securities, payment of dividends, interest rate risk management, establishment of branches, corporate reorganizations, maintenance of books and records, and adequacy of staff training to carry on safe lending and deposit gathering practices. The Comptroller of the Currency requires national banks to maintain capital ratios and imposes limitations on its aggregate investment in real estate, bank premises, and furniture and fixtures. National banks are currently required by the Comptroller of the Currency to prepare quarterly reports on their financial condition and to conduct an annual audit of their financial affairs in compliance with minimum standards and procedures prescribed by the Comptroller of the Currency.



REGULATION OF BANKDIRECT AFTER BEING CHARTERED AS A STATE SAVINGS BANK


       A bank that operates as a state savings bank incorporated under the laws of Texas is subject to examination by the Texas Savings and Loans Department. Deposits in a state savings bank are insured by and, as a result, regulated by the Federal Deposit Insurance Corporation to the same extent as a national bank. The Texas Savings and Loans Department performs similar regulatory and monitoring functions with respect to the operations state savings banks as those of the Comptroller of the Currency with respect to national banks. In addition, a Texas state savings bank is required to invest at least 15% of its local service area deposits in (1) home improvement loans, (2) interim residential construction loans and (3) community reinvestment loans.


RESTRICTIONS ON DIVIDENDS


       Texas Capital Bank is subject to the dividend restrictions set forth by the Comptroller of the Currency. Under such restrictions, national banks may not, without the prior approval of the Comptroller of the Currency, declare dividends in excess of the sum of the current year's earnings plus the retained earnings from the prior two years. Following its chartering as a state savings bank, BankDirect SSB will be subjected to similar restrictions by the Texas Savings and Loans Department. In addition, under the Federal Deposit Insurance Corporation Improvement Act of 1991, Texas Capital Bank and BankDirect SSB may not pay any dividend if payment would cause it to become undercapitalized or in the event it is undercapitalized.


       It is the policy of the Federal Reserve that bank holding companies should pay cash dividends on common stock only out of income available over the past year and only if prospective earnings retention is consistent with the organization's expected future needs and financial condition. The policy provides that bank holding companies should not maintain a level of cash dividends that undermines the bank holding company's ability to serve as a source of strength to its banking subsidiaries.


       If, in the opinion of the applicable federal in Texas bank regulatory authority, a depository institution or holding company is engaged in or is about to engage in an unsound practice (which could include the payment of dividends), such authority may require, generally after notice and hearing, that such institution or holding company cease and desist such practice. The federal in Texas banking agencies have indicated that paying dividends that deplete a depository institution's or holding company's capital base to an inadequate level would be such an unsafe banking practice. Moreover, the Federal Reserve and the Federal Deposit Insurance Corporation have issued policy statements providing that bank holding companies and insured depository institutions generally should only pay dividends out of current operating earnings.



SUPPORT OF SUBSIDIARY BANKS

       Under Federal Reserve policy, a bank holding company is expected to act as a source of financial strength to each of its banking subsidiaries and commit resources to their support. Such support may be required at times when, absent this Federal Reserve policy, a holding company may not be inclined to provide it. As discussed below, a bank holding company in certain circumstances could be required to guarantee the capital plan of an undercapitalized banking subsidiary.

       In the event of a bank holding company's bankruptcy under Chapter 11 of the U.S. Bankruptcy Code, the trustee will be deemed to have assumed and is required to cure immediately any deficit under any commitment by the debtor holding company to any of the federal banking agencies to maintain the capital of an insured depository institution, and any claim for breach of such obligation will generally have priority over most other unsecured claims.


SUPERVISION BY THE FEDERAL RESERVE BOARD

       We operate as a bank holding company registered under the Bank Holding Company Act, and, as such, we are subject to supervision, regulation and examination by the Federal Reserve Board. The Bank Holding Company Act and other Federal laws subject bank holding companies to particular restrictions on the types of activities in which they may engage, and to a range of supervisory requirements and activities, including regulatory enforcement actions for violations of laws and regulations.

       Because we are a legal entity separate and distinct from our subsidiaries, our right to participate in the distribution of assets of any subsidiary upon the subsidiary's liquidation or reorganization will be subject to the prior claims of the subsidiary's creditors. In the event of a liquidation or other resolution of a Subsidiary, the claims of depositors and other general or subordinated creditors are entitled to a priority of payment over the claims of holders of any obligation of the institution to its stockholders, including any depository institution holding company (such as ours) or any stockholder or creditor thereof.

       Activities "Closely Related" to Financial Activities. The Bank Holding Company Act prohibits a bank holding company, with certain exceptions, from acquiring direct or indirect ownership or control of any company which is not a bank or from engaging in any activities other than those substantially related to financial activities. As a bank holding company, our activities and those of our banking and nonbanking subsidiaries will be limited to the business of activities closely related or incidental to financial activities, and we may not directly or indirectly acquire the ownership or control of more than 5% of any class of voting shares or substantially all of the assets of any company, including a bank, without the prior approval of the Federal Reserve Board.

       Sound Banking Practice. Bank holding companies are not permitted to engage in unsound banking practices. For example, the Federal Reserve Board's Regulation Y requires a holding company to give the Federal Reserve Board prior notice of any redemption or repurchase of its own equity securities, if the consideration to be paid, together with the consideration paid for any repurchases in the preceding year, is equal to 10% or more of the company's consolidated net worth. The Federal Reserve Board may oppose the transaction if it believes that the transaction would constitute an unsafe or unsound practice or would violate any law or regulation. As another example, a holding company could not impair its subsidiary bank's soundness by causing it to make funds available to non-banking subsidiaries or their customers if the Federal Reserve Board believed it not prudent to do so.


       The Financial Institutions Reform, Recovery and Enforcement Act of 1989 expanded the Federal Reserve Board's authority to prohibit activities of bank holding companies and their non-banking subsidiaries which represent unsafe and unsound banking practices or which constitute violations of laws or regulations. The Financial Institutions Reform, Recovery and Enforcement Act increased the amount of civil money penalties which the Federal Reserve Board can assess for activities conducted on a knowing and reckless basis, if those activities caused a substantial loss to a depository institution. The penalties can be as high as $1,000,000 for each day the activity continues. The Financial Institutions Reform, Recovery and Enforcement Act also expanded the scope of individuals and entities against which such penalties may be assessed.

       Anti-Tying Restrictions. Bank holding companies and affiliates are prohibited from tying the provision of services, such as extensions of credit, to other services offered by a holding company or its affiliates.


       Annual Reporting; Examinations. Bank holding companies are required to file an annual report with the Federal Reserve Board, and such additional information as the Federal Reserve Board may require pursuant to the Bank Holding Company Act. The Federal Reserve Board may examine a bank holding company or any of its subsidiaries, and charge the bank holding company for the cost of such an examination.


       Capital Adequacy Requirements. The Federal Reserve Board has adopted a system using risk-based capital guidelines to evaluate the capital adequacy of bank holding companies. Under the guidelines, specific categories of assets and off-balance sheet assets such as letters of credit are assigned different risk weights, based generally on the perceived credit risk of the asset. These risk weights are multiplied by corresponding asset balances to determine a "risk weighted" asset base. The guidelines require a minimum total risk-based capital ratio of 8.0% (of which at least 4.0% is required to consist of Tier 1 capital elements).


       In addition to the risk-based capital guidelines, the Federal Reserve Board uses a leverage ratio as an additional tool to evaluate the capital adequacy of bank holding companies. The leverage ratio is a company's Tier 1 capital divided by its average total consolidated assets. Bank holding companies must maintain a minimum leverage ratio of at least 3.0%, although most organizations are expected to maintain leverage ratios that are 100 to 200 basis points above this minimum ratio.


       The federal banking agencies' risk-based and leverage ratios are minimum supervisory ratios generally applicable to banking organizations that meet specified criteria, assuming that they have the highest regulatory rating. Banking organizations not meeting these criteria are expected to operate with capital positions well above the minimum ratios. The federal bank regulatory agencies may set capital requirements for a particular banking organization that are higher than the minimum ratios when circumstances warrant. Federal Reserve Board guidelines also provide that banking organizations experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels, without significant reliance on intangible assets. In addition, the regulations of the Federal Reserve Board provide that concentration of credit risks arising from nontraditional activities, as well as an institution's ability to manage these risks, are important factors to be taken into account by regulatory agencies in assessing an organization's overall capital adequacy.


       The Federal Reserve Board and the Comptroller of the Currency recently adopted amendments to their risk-based capital regulations to provide for the consideration of interest rate risk in the agencies' determination of a banking institution's capital adequacy.


TRANSACTIONS WITH AFFILIATES AND INSIDERS


       As a federally chartered bank holding company, we are subject to Section 23A of the Federal Reserve Act which places limits on the amount of loans or extensions of credit to, or investments in, or other transactions with, affiliates. In addition, limits are placed on the amount of advances to third parties collateralized by the securities or obligations of affiliates. Most of these loans and other transactions must be secured in prescribed amounts. It also limits the amount of advances to third parties which are collateralized by our securities or obligations or the securities or obligations of any of our non-banking subsidiaries.


       We also are subject to Section 23B of the Federal Reserve Act, which, among other things, prohibits an institution from engaging in transactions with affiliates unless the transactions are on terms substantially the same, or at least as favorable to such institution or its subsidiaries, as those prevailing at the time for comparable transactions with nonaffiliated companies. We are subject to restrictions on extensions of credit to executive officers, directors, principal stockholders, and their related interests. These restrictions contained in the Federal Reserve Act and Federal Reserve
Regulation O apply to all insured institutions and their subsidiaries and holding companies. Such extensions of credit (i) must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with third parties and (ii) must not involve more than the normal risk of repayment or present other unfavorable features. These restrictions include limits on loans to one borrower and conditions that must be met before such a loan can be made. There is also an aggregate limitation on all loans to insiders and their related interests. These loans cannot exceed the institution's total unimpaired capital and surplus, and the Federal Deposit Insurance Corporation may determine that a lesser amount is appropriate. Insiders are subject to enforcement actions for knowingly accepting loans in violation of applicable restrictions.



CORRECTIVE MEASURES FOR CAPITAL DEFICIENCIES.

       The Federal Deposit Insurance Corporation Improvement Act imposes a regulatory matrix which requires the federal banking agencies, which include the United States Office of Thrift Supervision, the Federal Deposit Insurance Corporation, the Office of the Comptroller of Currency and the Federal Reserve Board to take "prompt corrective action" with respect to capital deficient institutions. The prompt corrective action provisions require undercapitalized institutions to become subject to an increasingly stringent array of restrictions, requirements and prohibitions, as their capital levels deteriorate and supervisory problems mount. Should these corrective measures prove unsuccessful in recapitalizing the institution and correcting its problems, the Federal Deposit Insurance Corporation Improvement Act mandates that the institution be placed in receivership.

       Pursuant to regulations promulgated under the Federal Deposit Insurance Corporation Improvement Act, the corrective actions that the banking agencies either must or may take are tied primarily to an institution's capital levels. In accordance with the framework adopted by the Federal Deposit Insurance Corporation Improvement Act, the banking agencies have developed a classification system, pursuant to which all banks and thrifts will be placed into one of five categories. Agency regulations define, for each capital category, the levels at which institutions are "well capitalized," "adequately capitalized," "under capitalized," "significantly under capitalized" and "critically under capitalized." A well capitalized bank has a total risk-based capital ratio (total capital to risk weighted assets) of 10.0% or higher; a Tier 1 risk-based capital ratio (Tier I capital to risk-weighted assets) of 6.0% or higher; a leverage ratio (Tier I capital to total adjusted assets) of 5.0% or higher; and is not subject to any written agreement, order or directive requiring it to maintain a specific capital level for any capital measure. An institution is critically undercapitalized if it has a tangible equity to total assets ratio that is equal to or less than 2%. Texas Capital Bank's risk-based capital ratio was 17.95% at March 31, 2000 and, as a result, it is currently classified as "well capitalized" for purposes of the Federal Deposit Insurance Corporation's prompt corrective action regulations.


       In addition to requiring undercapitalized institutions to submit a capital restoration plan, agency regulations contain broad restrictions on activities of undercapitalized institutions including asset growth, acquisitions, branch establishment and expansion into new lines of business. With some exceptions, an insured depository institution is prohibited from making capital distributions, including dividends, and is prohibited from paying management fees to control persons if the institution would be undercapitalized after any such distribution or payment.


       As an institution's capital decreases, the Federal Deposit Insurance Corporation's enforcement powers become more severe. A significantly undercapitalized institution is subject to mandated capital raising activities, restrictions on interest rates paid and transactions with affiliates, removal of management and other restrictions. The Federal Deposit Insurance Corporation has only very limited discretion in dealing with a critically undercapitalized institution and is virtually required to appoint a receiver or conservator if the capital deficiency is not corrected promptly.

       Banks with risk-based capital and leverage ratios below the required minimums may also be subject to certain administrative actions, including the termination of deposit insurance upon notice and hearing, or a temporary suspension of insurance without a hearing in the event the institution has no tangible capital.


DEPOSIT INSURANCE ASSESSMENTS

       Banks must pay assessments to the Federal Deposit Insurance Corporation for federal deposit insurance protection. The Federal Deposit Insurance Corporation has adopted a risk-based assessment system as required by the Federal Deposit Insurance Corporation Improvement Act. Under this system, Federal Deposit Insurance Corporation insured depository institutions pay insurance premiums at rates based on their risk classification. Institutions assigned to higher risk classifications (that is, institutions that pose a risk of loss to their respective deposit insurance funds) pay assessments at higher rates than institutions that pose a lower risk. An institution's risk classification is assigned based on its capital levels and the level of supervisory concern the institution poses to the regulators. In addition, the Federal Deposit Insurance Corporation can impose special assessments in certain instances.


SECURITIES ACTIVITIES

       The Bank Holding Company Act permits bank holding companies to engage, through non-bank subsidiaries, in certain securities-related activities under certain circumstances. In such circumstances, holding companies may be able to use such subsidiaries to underwrite and deal in corporate debt and equity securities.


CONTROL ACQUISITIONS

       The Change in Bank Control Act prohibits a person or group of persons from acquiring control of a bank holding company unless the Federal Reserve has been notified and has not objected to the transaction. Under a rebuttable presumption established by the Federal Reserve, the acquisition of 10% of more of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Exchange Act, such as us, would, under the circumstances set forth in the presumption, constitute acquisition of control of us.

       In addition, any entity is required to obtain the approval of the Federal Reserve under the BHCA before acquiring 25% (5% in the case of an acquirer that is a bank holding company) or more of our outstanding common stock, or otherwise obtaining control or a "controlling influence" over us.


AUDIT REPORTS


       Institutions issued by the Federal Deposit Insurance Corporation with total assets of $500 million or more must submit annual audit reports prepared by independent auditors to federal and state regulators. In some instances, the audit report of the institution's holding company can be used to satisfy this requirement. Auditors must receive examination reports, supervisory agreements and reports of enforcement actions. In addition, financial statements prepared in accordance with generally accepted accounting principles, management's certifications concerning responsibility for the financial statements, internal controls and compliance with legal requirements designated by the Federal Deposit Insurance Corporation, and an attestation by the auditor regarding the statements of management relating to the internal controls must be submitted. For institutions with total assets of more than $3 billion, independent auditors may be required to review quarterly financial statements. The Federal Deposit Insurance Corporation Improvement Act requires that independent audit committees be formed, consisting of outside directors only. The committees of such institutions must include members with experience in banking or financial management, must have access to outside counsel, and must not include representatives of large customers.

BRANCHING


       National bank branches are required by the National Bank Act of 1864, as amended; to adhere to branch banking laws applicable to state banks in the states in which they are located. Under federal legislation, a bank may merge or consolidate across state lines unless, prior to May 31, 1997, either of the states involved elected to prohibit such mergers or consolidations. Prior to the effective date of this legislation, a bank may merge or consolidate across state lines only if both of the states involved elect to "opt-in" early to the provisions of the legislation. States may also authorize banks from other states to engage in branching across state lines de novo and by acquisition of branches without acquiring a whole banking institution. Texas has chosen to opt-out of the provisions of this federal law. State law in Texas permits branching anywhere in the state. State law in New Mexico and Oklahoma prohibits branching across state lines.




COMMUNITY REINVESTMENT



       The Community Reinvestment Act requires that, in connection with examinations of national banks and bank holding companies, within the Office of the Comptroller of the Currency's jurisdiction, the Office of the Comptroller of the Currency evaluates the record of such financial institutions in meeting the credit needs of their local communities, including low and moderate income neighborhoods, consistent with the safe and sound operation of those institutions. These factors are also considered in evaluating mergers, acquisitions and applications to open a branch or facility. Texas Capital Bank received a satisfactory rating from the Comptroller of the Currency after its most recent examination.

      The Texas Savings and Loans Department requires that a state savings bank invest at least 15% of its local service area deposits in home improvement loans, interim residential construction loans and community reinvestment loans in its local service area.



FAIR LENDING

       Congress and various federal agencies (including, in addition to the bank regulatory agencies, the Department of Housing and Urban Development, the Federal Trade Commission and the Department of Justice) responsible for implementing the nation's fair lending laws have been increasingly concerned that prospective home buyers and other borrowers are experiencing discrimination in their efforts to obtain loans. In recent years, the Department of Justice has filed suit against institutions that it determined had discriminated, seeking fines and restitution for borrowers who allegedly suffered from discriminatory practices. Most, if not all, of these suits have been settled (some for substantial sums) without a full adjudication on the merits.

       On March 8, 1994, these various federal agencies, in an effort to clarify what constitutes lending discrimination and to specify the factors the agencies will consider in determining if lending discrimination exists, announced a joint policy statement detailing specific discriminatory practices prohibited under the Equal Credit Opportunity Act and the Fair Housing Act. In the policy statement, three methods of proving lending discrimination were identified: (i) overt evidence of discrimination, when a lender blatantly discriminates on a prohibited basis, (ii) evidence of disparate treatment, when a lender treats applicants differently based on a prohibited factor even where there is no showing that the treatment was motivated by prejudice or a conscious intention to discriminate against a person and (iii) evidence of disparate impact, when a lender applies a practice uniformly to all applicants, but the practice has a discriminatory effect, even where such practices are neutral on their face and are applied equally, unless the practice can be justified on the basis of business necessity.


FEDERAL HOME LOAN BANK SYSTEM

       The Federal Home Loan Bank System consists of 12 regional Federal Home Loan Banks, each subject to supervision and regulation by the Federal Housing Finance Board. The Federal Home Loan Banks provide a central credit facility for member savings associations. Collateral is required. The maximum amount that the Federal Home Loan Bank of Dallas will advance fluctuates from time to time in accordance with changes in policies of the Federal Housing Finance Board and the Federal Home Loan Bank of Dallas, and the maximum amount generally is reduced by borrowings from any other source. In addition, the amount of Federal Home Loan Bank advances that a savings association may obtain will be restricted in the event the institution fails to constitute a Qualified Trust Lender. Texas Capital Bank is a member of the Federal Home Loan Bank System.

OTHER REGULATIONS


         Interest and other charges collected or contracted for by Texas Capital Bank and BankDirect SSB will be subject to state usury laws and federal laws concerning interest rates. The loan operations of Texas Capital Bank and BankDirect SSB will also be subject to federal laws applicable to credit transactions, such as the federal Truth-In-Lending Act governing disclosures of credit terms to consumer borrowers, the Home Mortgage Disclosure Act of 1975 requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves, the Equal Credit Opportunity Act prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit, the Fair Credit Reporting Act of 1978 governing the use and provision of information to credit reporting agencies, the Fair Debt Collection Act governing the manner in which consumer debts may be collected by collection agencies, and the rules and regulations of the various federal agencies charged with the responsibility of implementing such federal laws. The deposit operations of Texas Capital Bank and BankDirect SSB also will be subject to the Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records, and the Electronic Funds Transfer Act and Regulation E issued by the Federal Reserve Board to implement that act, which govern automatic deposits to and withdrawals from deposit accounts and customers' rights and liabilities arising from the use of automated teller machines and other electronic banking services.



EXAMINATIONS


         Texas Capital Bank will be examined periodically by representatives of the Comptroller of the Currency. Following its charter as a state savings bank, BankDirect SSB will be examined periodically by representatives of the Texas Savings and Loans Department. Both Texas Capital Bank and BankDirect SSB will be examined by the Federal Deposit Insurance Corporation. Such examinations will review areas such as capital adequacy, reserves, loan portfolio quality and management, consumer and other compliance issues, investments and management practices. In addition to these regular examinations, Texas Capital Bank and BankDirect will be required to furnish quarterly and annual reports to their respective regulators. The Comptroller of the Currency may exercise cease and desist or other supervisory powers over a national bank if the actions of such state savings bank represent unsafe or unsound practices or violations of law. Similarly, the Texas Savings and Loan Department may exercise cease and desist or other supervisory powers over a state savings bank if the actions of such state savings bank represent unsafe or unsound practices or violations of law. Although Texas Capital Bank and BankDirect SSB will be subject to extensive regulation, supervision and examination, such activities do not eliminate and may not lessen the investment risk associated with purchase of the our common stock and may increase our costs of doing business.


       The Federal Deposit Insurance Corporation periodically examines and evaluates insured banks. Based on such an evaluation, the Federal Deposit Insurance Corporation may revalue the assets of the institution and require that it establish specific reserves to compensate for the difference between the Federal Deposit Insurance Corporation determined value and the book value of such assets. The Texas Banking Department also conducts examinations of state banks but may accept the results of a federal examination in lieu of conducting an independent examination.


GOVERNMENTAL FISCAL AND MONETARY POLICIES

       The commercial banking business is affected not only by general economic conditions but also by the fiscal and monetary policies of the Federal Reserve Board. Some of the instruments of fiscal and monetary policy available to the Federal Reserve include changes in the discount rate on member bank borrowings, the fluctuating availability of borrowings at the "discount window," open market operations, the imposition of and changes in reserve requirements against member banks' deposits and assets of foreign branches, the imposition of and changes in reserve requirements against certain borrowings by banks and their affiliates, and the placing of limits on interest rates that member banks may pay on time and savings deposits. Such policies influence to a significant extent the overall growth of bank loans, investments, and deposits and the interest rates charged on loans or paid on time and savings deposits. The nature of future fiscal and monetary policies and the effect of such policies on the future business and our earnings cannot be predicted.

ENFORCEMENT POWERS OF BANKING AGENCIES

       The Federal Reserve Board, the Comptroller of the Currency, the Texas Savings and Loan Department, and the Federal Deposit Insurance Corporation have broad enforcement powers, including the power to terminate deposit insurance, impose substantial fines and other civil and criminal penalties, and appoint a conservator or receiver. Failure to comply with applicable laws, regulations and supervisory agreements could subject us, Texas Capital Bank and BankDirect SSB, as well as officers, directors and other of our affiliates, to administrative sanctions and substantial civil money penalties. The appropriate federal banking agency may appoint the Federal Deposit Insurance Corporation as conservator or receiver for a banking institution (or the Federal Deposit Insurance Corporation may appoint itself, under certain circumstances) if any one or more of a number of circumstances exist, including, without limitation, the fact that the banking institution is undercapitalized and has no reasonable prospect of becoming adequately capitalized; fails to become adequately capitalized when required to do so; fails to submit a timely and acceptable capital restoration plan; or materially fails to implement an accepted capital restoration plan.

       Imposition of Liability for Undercapitalized Subsidiaries. The Federal Deposit Insurance Corporation Improvement Act requires bank regulators to take "prompt corrective action" to resolve problems associated with insured depository institutions whose capital declines below required levels. In the event an institution becomes "undercapitalized," it must submit a capital restoration plan. The capital restoration plan will not be accepted by the regulators unless each company having control of the undercapitalized institution guarantees the subsidiary's compliance with the capital restoration plan. Under the Federal Deposit Insurance Corporation Improvement Act, the aggregate liability of all companies controlling an undercapitalized bank is limited to the lesser of 5% of the institution's assets at the time it became undercapitalized or the amount necessary to cause the institution to be "adequately capitalized." The guarantee and limit on liability expire after the regulators notify the institution that it has remained adequately capitalized for each of four consecutive calendar quarters. The Federal Deposit Insurance Corporation Improvement Act grants greater powers to the bank regulators in situations where an institution becomes "significantly" or "critically" undercapitalized or fails to submit a capital restoration plan. For example, a bank holding company controlling such an institution can be required to obtain prior Federal Reserve Board approval of proposed dividends, or might be required to consent to a consolidation or to divest the troubled institution or other affiliates.


       Acquisitions by Bank Holding Companies. The BHCA requires every bank holding company to obtain the prior approval of the Federal Reserve Board before it may acquire all or substantially all of the assets of any bank, or direct or indirect ownership or control of more than 5% of any class of voting shares of any bank. Accordingly, the acquisition of Texas Capital Bank or any other bank subsidiary would be subject to the prior approval of the Federal Reserve Board. The Federal Reserve Board will allow the acquisition by a bank holding company of an interest in any bank located in another state only if the laws of the state in which the target bank is located expressly authorize such acquisition. The Texas Banking Code permits, in certain circumstances, out-of-state bank holding companies to acquire banks and bank holding companies in Texas.


       Economic Growth and Regulatory Paperwork Reduction Act. The Economic Growth and Regulatory Paperwork Reduction Act of 1996 principal provisions relate to capitalization of the Savings Association Insurance Fund of the Federal Deposit Insurance Corporation, but it also contains numerous regulatory relief measures, including provisions to reduce regulatory burdens associated with compliance with various consumer and other laws applicable to the Bank, including, for example, provisions designed to coordinate the disclosure and other requirements under the Truth-in-Lending Act and the Real Estate Settlement Procedures Act and modify insider lending restrictions and anti-tying prohibitions.



BROKERED DEPOSIT RESTRICTIONS

       Institutions that are only "adequately capitalized" (as defined for purposes of the prompt corrective action rules described above) cannot accept, renew or roll over brokered deposits except with a waiver from the Federal Deposit Insurance Corporation, and are subject to restrictions on the interest rates that can be paid on such deposits. Undercapitalized institutions may not accept, renew, or roll over brokered deposits.

CROSS-GUARANTEE PROVISIONS

       The Financial Institutions Reform, Recovery and Enforcement Act contains a "cross-guarantee" provision which generally makes commonly controlled insured depository institutions liable to the Federal Deposit Insurance Corporation for any losses incurred in connection with the failure of a commonly controlled depository institution.


INSTABILITY AND REGULATORY STRUCTURE


       Various legislation, including proposals to overhaul the bank regulatory system, expand the powers of banking institutions and bank holding companies and limit the investments that a depository institution may make with insured funds, is introduced in Congress and the Texas Legislature from time to time. Such legislation may change banking statutes and the environment in which we and our banking subsidiaries operate in substantial and unpredictable ways. We cannot determine the ultimate effect that potential legislation, if enacted, or implementing regulations with respect thereto, would have upon our financial condition or results of operations or that of our subsidiaries.


EXPANDING ENFORCEMENT AUTHORITY

       One of the major effects of Federal Deposit Insurance Corporation Improvements Act was the increased ability of banking regulators to monitor the activities of banks and their holding companies. In addition, the Federal Reserve Board and Federal Deposit Insurance Corporation have extensive authority to police unsafe or unsound practices and violations of applicable laws and regulations by depository institutions and their holding companies. For example, the Federal Deposit Insurance Corporation may terminate the deposit insurance of any institution which it determines has engaged in an unsafe or unsound practice. The agencies can also assess civil money penalties, issue cease and desist or removal orders, seek injunctions, and publicly disclose such actions.

                      SELECTED CONSOLIDATED FINANCIAL DATA

         Texas Capital Bancshares formed its wholly owned subsidiary, Texas Capital Bank, through the acquisition of Resource Bank, N.A. on December 18, 1998. Texas Capital Bancshares' financial statements include the operations of Texas Capital Bank (formerly Resource Bank) from December 18, 1998. The operations of Resource Bank prior to December 18, 1998 are shown separately as predecessor financial statements. See Note 1 to the consolidated financial statements.


                                                     Texas Capital Bancshares                    Resource Bank
                                            ---------------------------------------  --------------------------------------------
                                                                                                                     October 3,
                                                                                     March 1, 1998                      1997
                                            Three Months  Three Months                (Inception)      January 1    (Inception)
                                               Ended         Ended     Year Ended      through          through       through
                                             March 31,     March 31,   December 31,   December 31,    December 18,   December 31,
                                               2000          1999         1999           1998            1998           1997
                                            ------------  ------------ ------------  -------------    ------------  -------------
                                            (Unaudited)   (Unaudited)
                                                          (In thousands, except per share and percentage data)
SELECTED FINANCIAL DATA
For the period:
   Interest income                          $    8,586    $    1,472    $  14,414      $     213        $  1,097       $     86
   Interest expense                              4,907           206        6,166             32             377             10
   Net interest income                           3,679         1,266        8,248            181             720             76
   Provision for loan losses                       700           206        2,687              1              69             30
   Net Loss                                     (2,970)       (1,017)      (9,298)          (739)           (346)          (222)
Period-end:
   Loans, net                                  274,685                    224,795         10,992                          1,502
   Assets                                      518,463                    408,579         89,311                          8,060
   Deposits                                    444,905                    287,068         16,018                          3,386
   Short-term borrowings                            --                     46,267             --                             --
   Other borrowings                              2,089                         --             --                             --
   Shareholders' equity                         68,867                     72,912         73,186                          4,638

PROFITABILITY STATISTICS
Earnings per share
Basic and Diluted                                 (.39)         (.14)       (1.23)         (1.23)

SELECTED BALANCE SHEET STATISTICS
Period-end:
   Total capital ratio                                                       23.8%         267.0%                        184.65%
   Tier 1 capital ratio                                                      23.0%         266.6%                        183.47%
   Tier 1 leverage ratio                                                     21.5%         397.9%                         71.41%
   Reserve for loan losses to loans                                          1.22%           .90%                          1.96%

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS


SUMMARY OF PERFORMANCE

         Texas Capital Bancshares was formed on March 1, 1998 and conducts business through its subsidiary, Texas Capital Bank. Texas Capital Bank was formed through the acquisition of Resource Bank, N.A. on December 18, 1998. Prior to December 18, 1998, Texas Capital Bancshares had no substantive operations and focused its efforts primarily on raising capital. Since that time, Texas Capital Bancshares has focused on building an infrastructure to support the growth of the traditional banking operations of Texas Capital Bank, as well as the establishment of Internet banking through BankDirect, a division of Texas Capital Bank.

         The results of Texas Capital Bancshares for the year ended December 31, 1999 include the results of Texas Capital Bank for the entire year and include the costs of establishing the infrastructure to support the traditional and Internet bank. The results of operations for the year ended December 31, 1998 include the results of operations at Texas Capital Bank (formerly Resource Bank) from the acquisition date through year-end. The results of Resource Bank prior to December 18, 1998 are presented separately as predecessor financial statements.


TEXAS CAPITAL BANCSHARES QUARTER ENDED MARCH 31, 2000 COMPARED TO QUARTER ENDED MARCH 31, 1999

         Texas Capital Bancshares, Inc. (the "Company") recorded net loss of $3.0 million or $(.39) per diluted common share for the first quarter of 2000 compared to $1.0 million or $(.14) per diluted common share for the first quarter of 1999. Return on average assets was (2.60)% for the first quarter of 2000 compared to (4.18)% for the first quarter of 1999. Returns on average equity were (17.09)% and (5.49)%, for the first quarter of 2000 and 1999, respectively.

         Net interest income for the first quarter of 2000 increased by $2.4 million or 190% due to the increase in earning assets. Non-interest income increased by $321,000. This is primarily related to the large increase in deposits, which resulted in higher service charge income. Also, trust fee income increased due to formation of the trust department during 1999. Non-interest expense increased $4.2 million or 200% compared to the first quarter of 1999. The increase was due primarily to continued development of infrastructure for the traditional bank and BankDirect. Full time employees increased from 64 to 181 at March 31, 2000. Additional locations added included three in Dallas Fort Worth area, loan production offices in Santa Fe, New Mexico and Tulsa, Oklahoma, and two full service branch locations outside of the DFW area, one in Austin and one in San Antonio. Advertising increased from $108,000 to $572,000, which included direct marketing and branding for the traditional bank and BankDirect.


TEXAS CAPITAL BANCSHARES 1999 COMPARED TO 1998

         Texas Capital Bancshares recorded a net loss of $9.3 million for 1999 compared to $739,000 for 1998. Basic and diluted earnings per common share were $(1.23) for both 1999 and 1998. Returns on average assets and average equity were (4.45)% and (12.13)%, respectively, for 1999 compared to (5.83)% and (12.52)%, respectively, for 1998.

         The increase in net loss for 1999 was due to an increase of $14.3 million or 1,548% in non-operating expenses, related to infrastructure established by Texas Capital Bancshares to support Texas Capital Bank and BankDirect. Net interest income, totaled $8.3 million for 1999 compared to $181,000 for 1998. The increase in net interest income was primarily due to a significant increase in average earning assets.

         Non-interest income increased by $354,000 in 1999 to $358,000 compared to $4,000 in 1998. The increase is primarily due to overall increase in deposits for 1999, which resulted in more service charges on deposit accounts. Also, Texas Capital Bank's trust department was formed during 1999, which contributed $158,000 of additional fees. Other income increased by $72,000 in 1999 primarily related to letter of credit fees, merchant fee income, and other miscellaneous fees, which are a result of the large increase in deposits in 1999.

         Non-interest expense increased by $14.3 million in 1999 to $15.2 million compared to $923,000 in 1998. The increase was due primarily to the infrastructure that was established in 1999, which included an increase in total full time employees from 21 at December 31, 1998 to 139 at December 31, 1999. Texas Capital Bancshares added four additional locations in the Dallas/Fort Worth area during 1999. Also, Texas Capital Bancshares incurred advertising expenses of $2.1 million in 1999 compared to $0 in 1998. Advertising expenses included direct marketing and branding for Texas Capital Bank and BankDirect.

RESOURCE BANK (PREDECESSOR COMPANY) 1998 COMPARED TO 1997

         Net loss for 1997 was $222,000 compared to $346,000 for 1998. The increase in net loss for 1998 was as a result of 1998 including almost a full year of operations. Net interest revenue, totaled $720,000 for 1998 compared to $76,000 in 1997. This increase in net interest revenue was due to growth in earning assets.

         Non-interest income for 1998 increased $57,000 or 1,900% to $60,000 in 1998 compared to $3,000 in 1997. All areas contributed to this increase, as 1998 represented almost a full year of operations and deposits increased significantly over the prior year.

         Non-interest expense for 1998 increased by $786,000, from $271,000 in 1997 to $1.1 million in 1998. The increase is attributed to 1998 including almost a full year of operations.

         The following sections describe in more detail the key operating statistics of the our banking operations. For the purpose of these comparisons, the 1998 information includes the combined results of Texas Capital Bancshares and Resource Bank, the predecessor to Texas Capital Bank.

NET INTEREST INCOME

         Net interest income totaled $8.3 million for 1999 compared to $901,000 for 1998. The increase in net interest income was primarily due to a significant increase in average earning assets. Average earning assets increased by $184 million during 1999, primarily due to growth related to Texas Capital Bank's focus on commercial middle markets and an investment of excess funds in securities. Additionally, the mix of earning assets improved during 1999. Average loans, which generally have higher yields than other types of earning assets, increased to 48.7% of earning assets in 1999 compared to 41.9% in 1998.

         Average interest bearing liabilities also increased by $111 million during 1999. The average cost of interest bearing liabilities increased in 1999 to 5.18% from 4.90% in 1998. The increase is largely due to higher rates paid by BankDirect.


         Net interest income was $3.7 million for the first quarter of 2000 compared to $1.3 million for the first quarter of 1999. Average earning assets increased by $341.8 million from the first quarter of 1999. Average earning assets increased by $105.6 million or 31.8% compared to the fourth quarter of 1999. The increase in average earning assets from the first quarter of 1999 included a $233.8 million increase in average loans. Average interest bearing liabilities increased $335.5 million from the first quarter of 1999 which included a $306.0 million increase in interest bearing deposits and a $29.5 million increase in borrowings.

VOLUME/RATE ANALYSIS


(In Thousands)                                                    Texas Capital Bancshares(1)
                            ------------------------------------------------------------------------------------------------------
                                   Three months ended
                                   March 31, 2000/1999                      1999/1998                        1998/1997
                            --------------------------------   ---------------------------------   -------------------------------
                                           Change Due To(2)                   Change Due To(2)                  Change Due To(2)
                                       ---------------------               ---------------------              --------------------
                             Change     Volume    Yield/Rate    Change      Volume    Yield/Rate    Change     Volume   Yield/Rate
                            --------   --------   ----------   --------    --------   ----------   --------   --------  ----------
Interest income:
   Securities               $  2,015   $  1,643    $    372    $  5,385    $  5,307    $     78    $    172   $    187   $    (15)
   Loans                       5,064      5,920        (856)      7,516      10,586      (3,070)        764        649        115
   Federal funds sold             31        (25)         56         348         157         191         133        289       (156)
   Deposits in other banks         4          4          --        (145)       (145)         --         155        155         --
                            --------   --------    --------    --------    --------    --------    --------   --------   --------
Total                          7,114      7,542        (428)     13,104      15,905      (2,801)      1,224      1,280        (56)
                            --------   --------    --------    --------    --------    --------    --------   --------   --------
Interest expense:
   Transaction deposits           61         38          23          59          47          12           6          5          1
   Savings deposits            2,483      1,939         544       2,613       2,034         579         100         88         12
   Time deposits               1,734      1,591         143       2,489       2,531         (42)        286        299        (13)
   Borrowed funds                423        361          62         596         977        (381)          7          7         --
                            --------   --------    --------    --------    --------    --------    --------   --------   --------
Total                          4,701      3,929         772       5,757       5,589         168         399        399         --
                            --------   --------    --------    --------    --------    --------    --------   --------   --------
Net interest income         $  2,413   $  3,613    $ (1,200)   $  7,347    $ 10,316    $ (2,969)   $    825   $    881   $    (56)
                            ========   ========    ========    ========    ========    ========    ========   ========   ========


----------

(1) For the purpose of comparison, the table includes the operations of Texas Capital Bancshares and its predecessor, Resource Bank.

(2) Changes attributable to both volume and yield/rate are allocated to both volume and yield/rate on an equal basis.

         Net interest margin, the ratio of net interest income to average earning assets, decreased from 5.65% in 1998 to 4.12% in 1999. This decrease was due primarily to the effect of competitive pricing on loans in our primary markets, as well as a focus toward middle market lending, which is more aggressively priced than the small business loans that were originated prior to our acquisition of Resource Bank. In addition, the cost of interest bearing liabilities increased by .28% in 1999, primarily due to higher interest rates offered by BankDirect.

         The financial service environment in Texas Capital Bank's primary markets is highly competitive due to a large number of commercial banks, thrifts, credit unions and brokerage firms. Additionally, many customers already had access to national and regional financial institutions for many products and services. Management expects that we will continue to be able to successfully compete with these financial institutions by delivering the products and services traditionally associated with a large bank with the responsiveness of a smaller, community bank.


         Net interest margin, the ratio of net interest income to average earning assets, was 3.37% for the first quarter of 2000 compared to 3.63% for the fourth quarter of 1999 and 5.38% for the first quarter of 1999. The decrease in the net interest margin during the first quarter of 2000 was partially due to the continued higher interest rates offered by BankDirect. As compared to 1999, the Company has increased its focus on middle market lending, which is more aggressively priced than the small business loans that were originated prior to the acquisition of Resource Bank. At March 31, 1999, the middle market lending staff was not completely in place and as such the portfolio was largely comprised of the small business loans.

LINES OF BUSINESS

         The Company operates two principal lines of business under Texas Capital Bank (the "Bank"): the traditional bank and BankDirect, an internet only bank. BankDirect has been a net provider of funds and the traditional bank has been a net user of funds. In order to present the operating results separately for BankDirect and the traditional bank, it was necessary to allocate earning assets held by the traditional bank to BankDirect. Currently earning assets are allocated to BankDirect on a monthly basis in amounts equal to total BankDirect liabilities, less any non-earning assets of BankDirect.

TRADITIONAL BANKING

         Traditional banking contributed $1.5 million of consolidated net loss for the first quarter of 2000.

--------------------------------------------------------------------------------
TRADITIONAL BANKING
(In thousands)



                             Year ended
                             December 31,     Three Months Ended March 31
                                 1999            2000              1999
                             ------------     ---------         ---------
                                             (Unaudited)        (Unaudited)
Net interest income           $   8,205       $   3,594         $   1,257
Provision for loan losses         2,687             700               206
Non-interest income                 356             330                16
Non-interest expense             12,149           4,720             1,949
Net loss                         (6,275)         (1,496)             (882)

Average assets                $ 196,825       $ 375,670         $  98,729
Total assets                    357,072         369,778           110,600

Return on average assets          (3.19)%         (1.60)%           (3.62)%



         Net interest income increased by $2.3MM from $1.3MM for quarter ended March 31, 1999 to $3.6MM for quarter ended March 31, 2000 due to the increase in earning assets. Provision for loan losses increased by $494,000 in the quarter ended March 31, 2000 due to the continued growth in loans. Non-interest income increased $314,000 compared to the same quarter in 1999, mainly due to the large increase in service charges generated from the growth in deposits. Trust income increased due to the formation of the trust department during 1999. Also, non-interest income included increases in investment fees, letter of credit fees and merchant fee income, which are primarily related to the increase in deposits. Non-interest expense increased due to the continued development of infrastructure which included increases in salaries and employee benefits, occupancy, advertising, legal and professional, and communications and data processing.

BANKDIRECT

         BankDirect contributed $1.0 million of consolidated net loss for the first quarter of 2000. As BankDirect did not exist during the first quarter of 1999, comparative information is not available.

--------------------------------------------------------------------------------
BANKDIRECT
(In thousands)



                               Year ended     Three months
                              December 31,   ended March 31,
                                 1999             2000
                              ------------   ---------------
                                               (Unaudited)
Net interest income (loss)     $      27       $      85
Non-interest income                    2               7
Non-interest expense               1,878           1,141
Net loss                          (1,849)         (1,049)

Average assets                 $  12,205       $  82,259
Total assets                      51,489         148,632

Return on average assets          (15.15)%         (5.11)%

         Reportable segments reconciliation to the Consolidated Financial Statements for the year ended December 31, 1999 is as follows (in thousands):



                                                         December 31, 1999
                                            --------------------------------------------
                                              Net      Provision      Non-        Non-
                                            Interest    for Loan    interest    interest
                                             Income     Losses      Income      Expense
                                            --------   ---------    --------    --------
Total reportable lines of business          $ 8,232     $ 2,687     $   358     $14,027
Unallocated items:
   Holding company                               16          --          --       1,190
                                            -------     -------     -------     -------

Texas Capital Bancshares (consolidated)     $ 8,248     $ 2,687     $   358     $15,217
                                            =======     =======     =======     =======



         Reportable segments reconciliations to the Consolidated Financial Statements for the three months ended March 31, 2000 and March 31, 1999 are as follows (in thousands):



                                                         March 31, 2000
                                           -----------------------------------------
                                             Net     Provision     Non-      Non-
                                           Interest   for Loan   interest   interest
                                            Income     Losses     Income     Expense
                                           --------  ---------   --------   --------
                                                          (Unaudited)
Total reportable lines of business          $3,679     $  700     $  337     $5,861
Unallocated items:
   Holding company                              --         --         --        425
                                            ------     ------     ------     ------

Texas Capital Bancshares (consolidated)     $3,679     $  700     $  337     $6,286
                                            ======     ======     ======     ======



                                                        March 31, 1999
                                            ----------------------------------------
                                              Net     Provision    Non-       Non-
                                           Interest   for Loan   interest   interest
                                            Income     Losses     Income     Expense
                                            ------     ------    --------   --------
                                                        (Unaudited)
Total reportable lines of business          $1,257     $  206     $   16     $1,949
Unallocated items:
   Holding company                               9         --         --        144
                                            ------     ------     ------     ------

Texas Capital Bancshares (consolidated)     $1,266     $  206     $   16     $2,093
                                            ======     ======     ======     ======

NON-INTEREST INCOME


(In Thousands)                                         Texas Capital Bancshares                 Resource Bank
                                       -------------------------------------------------------  -------------
                                                                                                  Inception
                                           Three months ended       Year ended    Year ended       through
                                                March 31           December 31,   December 31,   December 31,
                                           2000          1999          1999         1998(1)          1997
                                       -----------    -----------  ------------   ------------  -------------
                                       (Unaudited)    (Unaudited)
Service charges on deposit accounts        $  79         $  13        $ 127         $  24         $   1
Trust fee income                             106            --          158            --            --
Loss on sale of securities                    --            --           (1)           --            --
Other                                        152             3           74            40             2
                                           -----         -----        -----         -----         -----
    Total non-interest income              $ 337         $  16        $ 358         $  64         $   3
                                           =====         =====        =====         =====         =====


----------

(1) For the purpose of comparison, the table includes the operations of Texas Capital Bancshares and its predecessor, Resource Bank.

         Non-interest income increased by $294,000 or 459% compared to 1998. Service charges on deposit accounts, which are included in non-interest income, increased $103,000 or 429% due to the large increase in total deposits, which resulted in a higher volume of transactions. Service charges on deposit accounts contributed 35.5% of our non-interest income for 1999 compared to 37.5% in 1998. Trust fee income contributed 44% of non-interest income for 1999. Our trust department was formed during 1999. Other income increased by $34,000, or 85% as compared to 1998 due to letter of credit fees, merchant fee income, and other miscellaneous fees, which are primarily related to the significant increase in deposits in 1999.

         While management expects continued growth in other operating revenue, the future rate of increase could be affected by increased competition from national and regional financial institutions and from market saturation. In addition, competing with other Internet banks requires that BankDirect charge fewer service charges than a traditional bank. Continued growth may require us to introduce new products or to enter new markets. This growth introduces additional demands on capital and managerial resources.


         Non-interest income increased $321,000 compared to the same quarter of 1999. Service charges on deposit accounts increased $66,000. This increase was due to the large increase in deposits, which resulted in a higher volume of transactions. Trust fee income increased $106,000, due to the formation of the trust department during 1999. Other non-interest income increased by $149,000 due to increases in investment fees, letter of credit fees and merchant fee income, which are primarily related in the significant increase in deposits. Also, rental income related to leased equipment contributed to the increase as a leasing division was formed during 1999.

NON-INTEREST EXPENSE

         Non-interest expense totaled $15.2 million for 1999 compared to $2.0 million in 1998, an increase of 669%. Approximately $6.8 million, or 52%, of this increase was related to salary and employee benefits. Total full time employees increased from 21 at December 31, 1998 to 139 at December 31, 1999. This increase was due to the creation of infrastructure for the traditional bank and BankDirect.


         Net occupancy expense for 1999 increased $1.6 million or 578%. The increase was primarily due to four additional full service branch locations in the Dallas/Fort Worth area, which included two in Dallas, one in Plano, which is a suburban area of Dallas, and one in Fort Worth. In addition, loan production offices in Santa Fe, New Mexico and Tulsa, Oklahoma were opened.

         Advertising expense for 1999 totaled $2.1 million compared to $9,000 in 1998. Advertising expense includes direct marketing with print and on-line ads, and branding for the traditional bank and BankDirect. Legal and professional expense for 1999 totaled $1.1 million compared to $238,000 in 1998. The increase is partially due to costs associated with establishing employee benefit plans which are discussed in more detail in Note 9 of the financial statements. As discussed in Note 16 of the financial statements, we have received final regulatory approval for the formation of a state chartered savings bank, and we plan to transfer the operations of BankDirect to the Texas state savings bank charter during the third or fourth quarter of 2000. Legal expenses have been incurred with this proposed transaction. Communications and data processing expenses increased to $824,000 in 1999, as compared to $87,000 in 1998. This increase is due to the strong growth in our loans and deposits, which created significantly more transactions to be processed.


         Non-interest expense for the first quarter of 2000 increased $4.2 million or 200% compared to the first quarter of 1999. Salaries and employee benefits increased by $1.8 million or 123%. The increase in salaries and employee benefits was due to an increase in full time employees from 64 at March 31, 1999 to 181 at March 31, 2000. This increase was due to the continued development of infrastructure for the traditional bank and BankDirect.

         Net occupancy expense increased by $676,000 or 369% due to three additional full service branch locations in the Dallas/Fort Worth area. These included an additional location in Dallas which serves as the Company's corporate headquarters, one in Plano, which is a suburban area of Dallas, and one in Fort Worth, all of which were opened in the last nine months of 1999. Also, during 1999, loan production offices in Santa Fe, New Mexico and Tulsa, Oklahoma were opened. In addition, two full service branch locations were opened outside of the Dallas Fort Worth area during the first quarter of 2000, one in Austin and one in San Antonio.

         Advertising expense increased $464,000 or 430%. Advertising included direct marketing with print and on-line ads, and branding for the traditional bank and BankDirect. Legal and professional increased $336,000, or 460%, due to lease negotiations, costs associated with the Company's private placement offering, and the continued efforts to obtain regulatory approval for the formation of a state chartered savings bank. Communications and data processing increased $204,000 or 434% due to the strong growth in loans and deposits, which has created significantly more transaction volume.


NON-INTEREST EXPENSE



(In Thousands)                                           Texas Capital Bancshares                    Resource Bank
                                        ---------------------------------------------------------  -----------------
                                           Three months ended         Year ended     Year ended    Inception through
                                                 March 31             December 31,   December 31,     December 31,
                                            2000          1999           1999          1998(1)             1997
                                        -----------   -----------     ------------   ------------  -----------------
                                        (Unaudited)   (Unaudited)
Salaries and employee benefits            $ 3,245        $ 1,456        $ 7,761        $ 1,012          $   136
Net occupancy expense                         859            183          1,824            269               38
Advertising                                   572            108          2,112              9               14
Legal and professional                        409             73          1,067            238               20
Communications and data processing            251             47            824             87               11
Franchise taxes                                35             12            181             11               22
Other expense                                 915            214          1,448            354               30
                                          -------        -------        -------        -------          -------
Total                                     $ 6,286        $ 2,093        $15,217        $ 1,980          $   271
                                          =======        =======        =======        =======          =======


(1) For the purpose of comparison, the table includes the operations of Texas Capital Bancshares and its predecessor, Resource Bank.

INCOME TAXES


         As Texas Capital Bancshares and Resource Bank incurred net operating losses for each period presented, there were no current or deferred provision for income taxes. Deferred income taxes reflect the net effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. At December 31, 1999, we had a net deferred tax asset of $4.5 million with a reserve equal to that amount. Net operating loss carryforwards at December 31, 1999 were $9.2 million.

TEXAS CAPITAL BANCSHARES


(In Thousands except Share
Data)                                                            Selected Quarterly Financial Data
                                   ------------------------------------------------------------------------------------------------
                                      Fourth           Third            Second           First            Fourth           Third
                                   -----------      -----------      -----------      -----------      -----------      -----------
                                                                1999                                               1998
                                   --------------------------------------------------------------      ----------------------------
Interest income                    $     6,362      $     4,145      $     2,435      $     1,472      $       213      $        --
Interest expense                         3,327            1,896              737              206               31                1
                                   -----------      -----------      -----------      -----------      -----------      -----------
Net interest income                      3,035            2,249            1,698            1,266              182               (1)
Provision for loan losses                1,192              588              701              206                1               --
                                   -----------      -----------      -----------      -----------      -----------      -----------
Net interest income after
  provision for loan losses              1,843            1,661              997            1,060              181               (1)
Non-interest income                        167              130               46               16                4               --
Securities gains (losses), net              (1)              --               --               --               --               --
Non-interest expense                     5,651            4,197            3,276            2,093              799              124
                                   -----------      -----------      -----------      -----------      -----------      -----------
Income (loss) before taxes              (3,642)          (2,406)          (2,233)          (1,017)            (614)            (125)
Income tax expense                          --               --               --               --               --               --
                                   -----------      -----------      -----------      -----------      -----------      -----------
Net loss                           $    (3,642)     $    (2,406)     $    (2,233)     $    (1,017)     $      (614)     $      (125)
                                   ===========      ===========      ===========      ===========      ===========      ===========

Earnings per share:
   Basic and diluted                      (.48)            (.32)            (.29)            (.14)
                                   ===========      ===========      ===========      ===========

Average shares:
   Basic and diluted                 7,635,000        7,651,000        7,661,000        7,312,000
                                   ===========      ===========      ===========      ===========


RESOURCE BANK


(In Thousands)                                               Selected Quarterly Financial Data
                                                  ------------------------------------------------------
                                                                            1998
                                                  ------------------------------------------------------
                                                  October 1 through
                                                     December 18            Third     Second      First
                                                  -----------------         -----     ------      ------
Interest income                                        $ 335                $ 381      $ 225      $ 156
Interest expense                                         135                  156         57         29
                                                       -----                -----      -----      -----
Net interest income                                      200                  225        168        127

Provision for loan losses                                 38                    6         19          6
                                                       -----                -----      -----      -----
Net interest income after provision for loan             162                  219        149        121
 losses
Non-interest income                                       13                    6         35          6
Securities gains (losses), net                            --                   --         --         --
Non-interest expense                                     236                  262        303        256
                                                       -----                -----      -----      -----
Income before taxes                                      (61)                 (37)      (119)      (129)
Income tax expense                                        --                   --         --         --
                                                       -----                -----      -----      -----
Net loss                                               $ (61)               $ (37)     $(119)     $(129)
                                                       =====                =====      =====      =====


ANALYSIS OF FINANCIAL CONDITION


SECURITIES PORTFOLIO

         Securities are identified as either held-to-maturity or available-for-sale based upon various factors, including asset/liability management strategies, liquidity and profitability objectives, and regulatory requirements. Held-to-maturity securities are carried at cost, adjusted for amortization of premiums or accretion of discounts. Available-for-sale securities are those that may be sold prior to maturity based upon asset/liability management decisions. Securities identified as available-for-sale are carried at fair value. Unrealized gains or losses on available-for-sale securities are recorded as accumulated other comprehensive income in Shareholders' Equity. Amortization of premiums or accretion of discounts on mortgage-backed securities is periodically adjusted for estimated prepayments.

         During 1999, we increased our securities portfolio by $161 million. The portfolio is primarily comprised of government agencies, mortgage-backed securities, and corporate bonds.

         Our unrealized loss on the securities portfolio value increased from $4,000, which represented .13% of the amortized cost at December 31, 1998, to $3.2 million, which represented 1.91% of the amortized cost at December 31, 1999, due to an increase in market interest rates during the year. Rising interest rates tend to both decrease the value of fixed rate securities and extend the average expected life of mortgage-backed securities.

         The average expected life of the mortgage-backed securities was 3.1 years at December 31, 1999. The effect of changes in interest rates on our earnings and equity is discussed in the Market Risk section of this report.

         The following presents the book values and fair values of the securities portfolio at December 31, 1999, 1998 and 1997. At December 31, 1999, we had securities from three issuers that exceeded 10% of equity. The issuers were Bear Stearns Mortgage, PNC Mortgage Securities, and Sears. Amortized costs of securities from each issuer were, $9.2 million, $13.3 million, and $9.9 million, respectively. Fair values of the securities were $9.1 million, $12.9 million, and $9.9 million, respectively. Additional information regarding the securities portfolio is presented in Note 3 to the Consolidated Financial Statements.

SECURITIES

(In Thousands)                                     Texas Capital Bancshares                             Resource Bank
                                  ---------------------------------------------------------      --------------------------
                                       December 31, 1999               December 31, 1998              December 31, 1997
                                  -------------------------       -------------------------      --------------------------
                                  Amortized                       Amortized                      Amortized
                                    Cost         Fair Value         Cost         Fair Value         Cost         Fair Value
                                  ---------      ----------       ---------      ----------      ----------      ----------
Available-for-sale:
U.S. Government Agency            $ 72,846        $ 70,586        $  3,000        $  2,996        $  2,000        $  2,000
Mortgage backed securities          58,463          57,716              --              --              --              --
Other debt securities               31,823          31,632              --              --              --              --
Equity securities                    4,475           4,475             175             175             165             165
                                  --------        --------        --------        --------        --------        --------
Total                             $167,607        $164,409        $  3,175        $  3,171        $  2,165        $  2,165
                                  ========        ========        ========        ========        ========        ========

LOAN PORTFOLIO


       Loans increased $217 million or 1,952% during 1999. Commercial loans increased by $151 million or 6,759% over 1998. This strong growth in commercial loans is primarily related to our focus on middle market lending. Commercial loans now comprise 67.1% of total loans compared to 20.1% at December 31, 1998. Total construction loans grew by $7.0 million or 154% during 1999. Total permanent real estate loans grew by $49 million or 1,548%. Total real estate loans comprise 27.8% of total loans at December 31, 1999 compared to 69.4% at December 31, 1998. This decrease is a result of the significant growth of the commercial loan portfolio and development of a real estate group not being completed until the last quarter of 1999. We anticipate that the real estate percentage of the portfolio will increase during 2000. Total consumer loans grew $10 million, or 884%.

LOANS


(In Thousands)               Texas Capital Bancshares             Resource Bank
                   -------------------------------------------    -------------
                     March 31,    December 31,    December 31,    December 31,
                       2000          1999             1998            1997
                   -----------    ------------    ------------    -------------
                   (Unaudited)
Commercial          $176,995        $152,749        $  2,227        $  1,119
Construction          13,213          11,565           4,554              --
Real Estate           65,813          51,779           3,142             352
Consumer              22,782          11,507           1,169              61
                    --------        --------        --------        --------
     Total          $278,803        $227,600        $ 11,092        $  1,532
                    ========        ========        ========        ========

         While we continue to lend primarily in Texas, notable loan concentrations by primary borrowers industry are discussed in Note 4 to the Consolidated Financial Statements.

LOAN MATURITY AND INTEREST RATE SENSITIVITY ON DECEMBER 31, 1999

                                                                                 Remaining Maturities of Selected Loans
                                                                            ---------------------------------------------
(In Thousands)                                                  Total       Within 1 Year     1-5 Years     After 5 Years
                                                               --------     -------------     ---------     -------------
Loan maturity:
   Commercial                                                  $152,749        $ 92,015        $ 56,984        $  3,750
   Construction                                                  11,565           9,744             120           1,701
                                                               --------        --------        --------        --------
      Total                                                    $164,314        $101,759        $ 57,104        $  5,451
                                                               ========        ========        ========        ========

Interest rate sensitivity for selected loans with:
   Predetermined interest rates                                $ 12,290        $  5,984        $  3,906        $  2,400
   Floating or adjustable interest rates                        152,024          95,775          53,198           3,051
                                                               --------        --------        --------        --------
      Total                                                    $164,314        $101,759        $ 57,104        $  5,451
                                                               ========        ========        ========        ========

SUMMARY OF LOAN LOSS EXPERIENCE

         The provision for loan losses is a charge to earnings to maintain the reserve for loan losses at a level consistent with management's assessment of the loan portfolio in light of current economic conditions and market trends. We recorded a provision of $2.7 million for 1999, and $70,000 for 1998. These provisions were made to reflect management's assessment of the risk of loan losses due to the continued rapid growth in the loan portfolio and the unseasoned nature of the current portfolio.

         The reserve for loan losses is comprised of specific reserves assigned to criticized loans and general reserves. We continuously evaluate our reserve for loan losses to maintain an adequate level to absorb loan losses inherent in the loan portfolio. Factors contributing to the determination of specific reserves include the credit worthiness of the borrower, changes in the value of pledged collateral, and general economic conditions. All loans rated substandard or worse and greater than $250,000 are specifically reviewed and a specific allocation is assigned based on the expected losses of the loans. The expected future cash flows of principal and interest, discounted at the contractual interest rate, are compared to the current carrying value of the asset. As of December 31, 1999, there were no loans rated substandard or worse. For purposes of determining the general reserve, the portfolio is segregated by product types consistent with regulatory reporting categories, and then further segregated by credit grades. Credit grades are assigned to all loans greater than $50,000. Each credit grade is assigned a risk factor, or reserve allocation percentage. These risk factors are multiplied by the outstanding principal balance and risk-weighted by product type and credit grade to calculate the required reserve.

         The reserve allocation percentages assigned to each credit grade have been developed based on industry averages and the prior experience of executive management. The unallocated portion of the general reserve serves to compensate for the uncertainty in estimating loan losses, including the possibility of improper risk ratings and specific reserve allocations. In addition, the reserve considers the trends in peer banks, since Texas Capital Bank is relatively new with no historical loss experience. The results of reviews performed by independent third party reviewers are also considered.

         The methodology used in the periodic review of reserve adequacy, which is performed at least quarterly, is designed to be dynamic and responsive to changes in actual credit losses. The changes are reflected in the general reserve. As we begin to have loss experience, historical loss ratios will be tracked. Currently, the review of reserve adequacy is performed by executive management and presented to the Board of Directors for their review, consideration and ratification on a quarterly basis.

         The reserve for loan losses totaled $2.8 million at December 31, 1999, compared to $100,000, at December 31, 1998. This represents 1.22% and .90% of total loans at December 31, 1999 and 1998, respectively.


         The reserve for loans losses, which is available to absorb losses inherent in the loan portfolio, totaled $3.5 million at March 31, 2000, $2.8 million at December 31, 1999 and $306,000 at March 31, 1999. This represents 1.25%, 1.22% and 1.00% of total loans at March 31, 2000, December 31, 1999 and March 31, 1999, respectively.

         The provision for loan losses is a charge to earnings to maintain the reserve for loan losses at a level consistent with management's assessment of the loan portfolio in light of current economic conditions and market trends. The Company recorded a provision of $700,000 for the quarter ended March 2000 and $206,000 for the same quarter in 1999. These provisions were made to reflect management's assessment of the risk of loan losses due to the continued rapid growth in the loan portfolio and the unseasoned nature of the current portfolio.


         The table below presents a summary of the loan loss experience for the past three years.


SUMMARY OF LOAN LOSS EXPERIENCE


  (In Thousands)                                       Texas Capital Bancshares                           Resource Bank
                                     -----------------------------------------------------------  -----------------------------
                                     Three Months     Three Months       Year        Inception    January 1, 1998   Inception
                                        Ended             Ended          Ended        through        through         through
                                      March 31,         March 31,     December 31,  December 31,   December 18,    December 31,
                                         2000              1999          1999           1998            1998           1997
                                     ------------      -----------    ------------  ------------  ---------------  ------------
                                      (Unaudited)      (Unaudited)
  Beginning balance                    $   2,775        $     100        $  100        $   --        $      30       $      --
  Loans charged-off:
    Consumer                                  --               --            12            --               --              --
                                       ---------        ---------        ------        ------        ---------       ---------
  Total                                       --               --            12            --               30              --
                                       ---------        ---------        ------        ------        ---------       ---------
  Provision for loan losses                  700              206         2,687             1               69              30
  Additions due to acquisition of
    Resource Bank                             --               --                          99               --              --
                                       ---------        ---------        ------        ------        ---------       ---------
  Ending balance                       $   3,475        $     306        $2,775        $  100        $      99       $      30
                                       ---------        ---------        ------        ------        ---------       ---------
  Reserve for loan losses to loans
    outstanding at year-end                 1.25%            1.00%         1.22%          .90%                            1.96%
  Net chargeoffs to average loans           0.00%            0.00%           --            --                               --
  Provision for loan losses to
    average loans                            .28%            1.30%         2.73%           --                            22.72%
  Recoveries to gross charge-offs             --               --            --            --                               --
  Reserve as a multiple of net
    charge-offs                               --               --            --            --                               --
                                       ---------        ---------        ------        ------                        ---------
  Problem loans
                                       ---------        ---------        ------        ------                        ---------
    Loans past due (90 days)           $      --        $      --        $   --        $   15                               --
    Nonaccrual                                --               --            --            --                               --
    Renegotiated                              --               --            --            --                               --
                                       ---------        ---------        ------        ------                        ---------
  Total                                $      --        $      --        $   --        $   15                        $      --
                                       =========        =========        ======        ======                        =========


LOAN LOSS RESERVE ALLOCATION

(In Thousands)                                  Texas Capital Bancshares                       Resource Bank
                                     ------------------------------------------------      --------------------
                                        December 31, 1999         December 31, 1998          December 31, 1997
                                     ---------------------      ---------------------      --------------------
                                     Reserve    % of Loans      Reserve    % of Loans      Reserve   % of Loans
                                     -------    ----------      -------    ----------      -------   ----------
Loan category
Commercial                           $1,428           67%       $   --           20%       $   --           73%
Construction                            174            5            --           41            --           --
Real estate                             499           23            --           28            --           23
Consumer                                187            5            --           11            --            4
Nonspecific allowance                   487           --           100           --            30           --
                                     ------       ------        ------       ------        ------       ------
   Total                             $2,775          100%       $  100          100%       $   30          100%
                                     ======       ======        ======       ======        ======       ======

NONPERFORMING ASSETS


         We had no nonperforming loans or other real estate at March 31, 2000, December 31, 1999 and 1998.

DEPOSITS


         Average deposits for 1999 increased $110 million compared to 1998. Demand deposits, interest-bearing transaction accounts, savings, and time deposits increased by $11 million, $3 million, $52 million and $45 million, respectively. The average cost of deposits increased in 1999 due to higher market interest rates. In addition, the Internet bank offered higher rates in order to compete with other Internet banks.

DEPOSIT ANALYSIS

                                        Texas Capital Bancshares
(In Thousands)                              Average Balances
                                      --------------------------
                                        1999              1998
                                      --------          --------
  Non-interest bearing                $ 12,371          $  1,500
  Interest bearing transaction           3,417               448
  Savings                               54,423             2,696
  Time deposits                         50,020             5,126
                                      --------          --------
  Total average deposits              $120,231          $  9,770
                                      ========          ========


         Uninsured deposits decreased to 20.16% of total deposits for 1999 compared to 32.4% in 1998. Uninsured deposits included approximately $26.3 million of brokered deposits at December 31, 1999. Uninsured deposits as used in this presentation is based on a simple analysis of account balances and does not reflect combined ownership and other account styling that would determine insurance based on FDIC regulations.


MATURITY OF DOMESTIC CDS AND OTHER TIME DEPOSITS IN AMOUNTS OF $100,000 OR MORE

(In Thousands)                       Texas Capital Bancshares
                             ------------------------------------------
                             December 31, 1999        December 31, 1998
                             -----------------        -----------------
  Months to maturity:
    3 or less                     $19,890               $ 1,141
    Over 3 through 6               14,036                 1,721
    Over 6 through 12              16,213                 2,021
    Over 12                         7,742                   306
                                  -------               -------
  Total                           $57,881               $ 5,189
                                  =======               =======

         We compete for deposits by offering a broad range of products and services to our customers. While this includes offering competitive interest rates and fees, the primary means of competing for deposits is convenience and service to the customers. However, our strategy to provide service and convenience to customers does not include a large branch network. The traditional bank offers 5 full service branches, courier services, and on-line banking. BankDirect serves its customers primarily through on-line banking.

BORROWINGS AND CAPITAL


         We use several borrowing sources to supplement deposits as a funding source to support loan and securities growth. These include Federal Funds purchased and advances from the Federal Home Loan Bank. Average borrowed funds increased $11.2 million over 1998. The December 31, 1999 balance of $46.3 million represented the maximum amount outstanding at any month-end in 1999.

         Interest rates and maturity dates for the various sources of funds are matched with specific types of assets in the asset/liability management process. See Note 7 in the Consolidated Financial Statements for more specifics relating to our borrowings.

         Our equity capital averaged $77 million for 1999. See Note 12 in the Consolidated Financial Statements for additional information regarding the capital adequacy of Texas Capital Bancshares and Texas Capital Bank. Since December 31, 1998, we have repurchased 67,721 shares, at $12.50 per share.

         As stated in Note 16 to the Consolidated Financial Statements, subsequent to year-end, we issued a Private Placement Memorandum to sell 1,000,000 shares of common stock for $14.50 per share. Subsequently, this offering was increased to 1,500,000 shares of common stock. The funds raised in this offering will primarily be used to provide us with additional capital for expansion of operations, customer acquisition, and working capital for Texas Capital Bank and BankDirect. The timing and extent of future growth will constantly be evaluated based on available capital resources. Texas Capital Bank and BankDirect are development stage businesses and have not generated any profits. We anticipate additional losses from the operations of Texas Capital Bank and BankDirect and we do not know when, if ever, Texas Capital Bank and BankDirect will generate profits.


MARKET RISK


         Market risk is a broad term for the risk of economic loss due to adverse changes in the fair value of a financial instrument. These changes may be the result of various factors, including interest rates, foreign exchange rates, commodity prices, and/or equity prices. Additionally, the financial instruments subject to market risk can be classified either as held for trading purposes, or held for other than trading.


         We are subject to market risk primarily through the effect of changes in interest rates on our portfolio of assets held for purposes other than trading. The effect of other changes, such as foreign exchange rates, commodity prices, and/or equity prices do not pose significant market risk to us.

         The responsibility for managing market risk rests with the Balance Sheet Management Committee (BSMC), which operates under policy guidelines established by the Board of Directors. The negative acceptable variation in net interest revenue due to a 200 basis point increase or decrease in interest rates is generally limited by these guidelines to +/- 10%. These guidelines also establish maximum levels for short-term borrowings, short-term assets, and public and brokered deposits. They also establish minimum levels for unpledged assets, among other things. Compliance with these guidelines is the ongoing responsibility of the BSMC, with exceptions reported to the full Board on a quarterly basis.

INTEREST RATE RISK MANAGEMENT


         We perform a sensitivity analysis to identify interest rate risk exposure on net interest revenue. Currently, gap analysis is used to estimate the effect of changes in interest rates over the next twelve months based on three interest rate scenarios. These are a "most likely" rate scenario and two "shock test" scenarios. The first assuming a sustained parallel 200 basis point increase and the second a sustained parallel 200 basis point decrease in interest rates.

         An independent source is used to determine the most likely interest rates for the next year. The Federal Reserve's Federal Funds target affects short-term borrowing; the prime lending rate and the London Interbank Offering Rate (LIBOR) are the basis for most of the variable-rate loan pricing. The 30-year mortgage rate is also monitored because of its effect on prepayment speeds for mortgage-backed securities. These are our primary interest rate exposures. We are currently not using derivatives and other financial instruments, but if they were used, they would be included in this analysis.

         The model utilized incorporates assumptions regarding the level of interest rate or balance changes on indeterminable maturity deposits (demand deposits, interest-bearing transaction accounts and savings accounts) for a given level of market rate changes. The assumptions have been developed through a combination of historical analysis and future expected pricing behavior. Changes in prepayment behavior of mortgage-backed securities, residential, and commercial mortgage loans in each rate environment are captured using industry estimates of prepayment speeds for various coupon segments of the portfolio. The impact of planned growth and new business activities is factored into the simulation model.


         This modeling indicated interest rate sensitivity as follows:



(In Thousands)                                                 Texas Capital Bancshares
                                      ----------------------------------------------------------------------------
                                                    Anticipated Impact Over the Next Twelve Months
                                                          as Compared to Most Likely Scenario
                                      ----------------------------------------------------------------------------
                                      200 bp Increase    200 bp Decrease     200 bp Increase      200 bp Decrease
                                        March 2000         March 2000       December 31, 1999    December 31, 1999
                                      ---------------    ---------------    -----------------    -----------------
Change in net interest income             $ (162)             $ (2)                $681               $(772)


         The estimated changes in interest rates on net interest revenue are within guidelines established by the Board of Directors for all interest rate scenarios.

         The simulations used to manage market risk are based on numerous assumptions regarding the effect of changes in interest rates on the timing and extent of repricing characteristics, future cash flows, and customer behavior. These assumptions are inherently uncertain and, as a result, the model cannot precisely estimate net interest revenue or precisely predict the impact of higher or lower interest rates on net interest revenue. Actual results will differ from simulated results due to timing, magnitude and frequency of interest rate changes and changes in market conditions and management strategies, among other factors.




NEW ACCOUNTING STANDARDS


         During 1998, the Financial Accounting Standards Board adopted Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). The effective date for SFAS 133 has been deferred until fiscal years beginning after June 15, 2000. We expect to adopt SFAS 133 effective January 1, 2001. SFAS 133 will require the recognition of all derivatives on the balance sheet at fair value. Derivatives that do not qualify for special hedge accounting treatment must be adjusted to fair value through income. If the derivative qualifies for hedge accounting, depending on the nature of the hedge, changes in the fair value of the derivatives will either be offset against changes in fair value of the hedged assets, liabilities, or firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a derivative's change in fair value will be immediately recognized in earnings. Adoption of SFAS 133 is not expected to have a material impact on our financial statements.

TEXAS CAPITAL BANCSHARES, INC.
QUARTERLY FINANCIAL SUMMARY - UNAUDITED
Consolidated Daily Average Balances, Average Yields and Rates
(In Thousands except Per Share and Percentage Data)



                                                              For three months ended
                                     ---------------------------------------------------------------------------
                                                March 31, 2000                      December 31, 1999
                                     ----------------------------------    -------------------------------------
                                       Average     Revenue/       Yield     Average      Revenue/          Yield
                                       Balance    Expense(1)      /Rate     Balance      Expense           /Rate
                                     ---------    ----------     ------    ---------    ----------        ------
ASSETS
Taxable securities                   $ 169,074     $  2,813       6.67%    $ 145,360     $  2,370          6.47%
Federal funds sold                      21,262          306       5.77%        1,602           22          5.45%
Deposits in other banks                    282            4                                                5.69%
Loans(1)                               249,704        5,463       8.78%      186,541        3,970          8.44%
    Less reserve for loan losses         3,076           --                    1,876           --
                                     ---------     --------       ----     ---------     --------          ----
Loans, net of reserve                  246,628        5,463       8.88%      184,665        3,970          8.53%
                                     ---------     --------       ----     ---------     --------          ----
Total earning assets                   437,246        8,586       7.88%      331,627        6,362          7.61%
                                     ---------     --------       ----     ---------     --------          ----
Cash and other assets                   20,683                                15,791
                                     ---------                             ---------
Total assets                         $ 457,929                             $ 347,418
                                     =========                             =========



LIABILITIES AND SHAREHOLDERS'
  EQUITY
Transaction deposits                 $  10,096     $     65       2.58%    $   6,441     $     38          2.34%
Savings deposits                       186,367        2,542       5.47%      121,117        1,561          5.11%
Time deposits                          126,675        1,877       5.94%       89,582        1,266          5.61%
                                     ---------     --------       ----     ---------     --------          ----
Total interest-bearing deposits        323,138        4,484       5.57%      217,140        2,865          5.23%
                                     ---------     --------       ----     ---------     --------          ----
Other borrowings                        29,563          423       5.74%       33,230          462          5.52%
                                     ---------     --------       ----     ---------     --------          ----
Total interest-bearing
  liabilities                          352,701        4,907       5.58%      250,370        3,327          5.27%
                                     ---------     --------       ----     ---------     --------          ----
Demand deposits                         32,772                                20,448
Other liabilities                        2,766                                 1,778
Shareholders' equity                    69,690                                74,822
                                     ---------                             ---------
Total liabilities and
  shareholders' Equity               $ 457,929                             $ 347,418
                                     =========                             =========

Net interest income                                $  3,679                              $  3,035
Annualized net interest income
    to assets                                                     3.37%                                    3.63%
                                                   --------       ----                   --------          ----



Provision for loan losses                               700                                 1,192
Non-interest income                                     337                                   167
Non-interest expense                                  6,286                                 5,652
                                                   --------                              --------
LOSS BEFORE TAXES                                    (2,970)                               (3,642)
Federal and state income tax                             --                                    --
                                                   --------                              --------
NET LOSS                                           $ (2,970)                             $ (3,642)
                                                   ========                              ========

                                                   --------                              --------
Annualized return on average
  equity                                             (17.09)%                              (19.31)%
                                                   --------                              --------
Annualized return on average
  assets                                              (2.60)%                               (4.16)%
                                                   --------                              --------

Equity to assets                                      15.21%                                21.56%
                                                   ========                              ========


                                           For three months ended
                                    ------------------------------------
                                              March 31, 1999
                                    ------------------------------------
                                     Average     Revenue/     Yield
                                     Balance     Expense      /Rate
                                    --------    ----------- ----------
ASSETS
Taxable securities                  $ 55,863     $   798          5.79%
Federal funds sold                    23,737         275          4.70%
Deposits in other banks                   --          --            --
Loans (1)                             15,942         399         10.15%
    Less reserve for loan losses         108          --
                                    --------     -------    ----------
Loans, net of reserve                 15,834         399         10.22%
                                    --------     -------    ----------
Total earning assets                  95,434       1,472          6.26%
                                    --------     -------    ----------
Cash and other assets                  3,295
                                    --------
Total assets                        $ 98,729
                                    ========

LIABILITIES AND SHAREHOLDERS'
      EQUITY
Transaction deposits                $    982     $     4          1.65%
Savings deposits                       5,567          59          4.30%
Time deposits                         10,558         143          5.49%
                                    --------     -------    ----------
Total interest-bearing deposits       17,107         206          4.88%
                                    --------     -------    ----------
Other borrowings                          44          --
                                    --------     -------    ----------
Total interest-bearing
  liabilities                         17,151         206          4.87%
                                    --------     -------    ----------
Demand deposits                        6,288
Other liabilities                        121
Shareholders' equity                  75,169
                                    --------
Total liabilities and
    shareholders' equity            $ 98,729
                                    ========


Net interest income                              $ 1,266
Annualized net interest income
    to assets                                                     5.38%
                                                 -------    ----------

Provision for loan losses                            206
Non-interest income                                   16
Non-interest expense                               2,093
                                                 -------
LOSS BEFORE TAXES                                 (1,017)
Federal and state income tax                          --
                                                 -------
NET LOSS                                         $(1,017)
                                                 =======

                                                 -------
Annualized return on average
  equity                                           (5.49)%
                                                 -------
Annualized return on average
  assets                                           (4.18)
                                                 -------
Equity to assets                                   76.14%
                                                 =======



(1)

TEXAS CAPITAL BANCSHARES, INC.
ANNUAL FINANCIAL SUMMARY - UNAUDITED
CONSOLIDATED DAILY AVERAGE BALANCES, AVERAGE YIELDS AND RATES
(In Thousands except Per Share and Percentage Data)



                                                                         Texas Capital Bancshares
                                        -------------------------------------------------------------------------------------------

                                                       Year ended 1999                                 Year ended 1998(1)
                                        ---------- ---------------------------------       ----------------------------------------
                                          Average         Revenue/            Yield/         Average       Revenue/         Yield/
                                          Balance         Expense              Rate          Balance        Expense          Rate
                                        ----------       ----------           ------       ----------     ----------     ----------
Assets
   Taxable securities                   $   91,092       $    5,560             6.10%      $    2,908     $      175     $     6.02%
   Federal funds sold                       11,260              551             4.89%           6,358            203           3.19%
   Deposits in other banks                     193               10             5.18%             155
   Loans                                    98,408            8,293             8.43%           6,729            777          11.55%
     Less reserve for loan losses              874               --               --               50             --             --
                                        ----------       ----------             ----       ----------     ----------     ----------
   Loans, net                               97,534            8,293             8.50%           6,679            777          11.63%
                                        ----------       ----------             ----       ----------     ----------     ----------
     Total earning assets                  200,079           14,414             7.20%          15,945          1,310           8.22%
                                        ----------       ----------             ----       ----------     ----------     ----------
   Cash and other assets                     8,951                                              2,660
                                        ----------                                         ----------
     Total assets                       $  209,030                                         $   18,605
                                        ==========                                         ==========

Liabilities and
     Shareholders' Equity
   Transaction deposits                 $    3,417       $       66             1.93%      $      448     $        7           1.56%
   Savings deposits                         54,423            2,719             5.00%           2,696            106           3.93%
   Time deposits                            50,020            2,778             5.55%           5,126            289           5.64%
                                        ----------       ----------             ----       ----------     ----------     ----------
     Total interest-bearing
       deposits                            107,860            5,563             5.16%           8,270            402           4.86%
                                        ----------       ----------             ----       ----------     ----------     ----------
     Other borrowings                       11,251              603             5.37%              80              7           8.75%
                                        ----------       ----------             ----       ----------     ----------     ----------
     Total interest-bearing
       liabilities                         119,111            6,166             5.18%           8,350            409           4.90%
                                        ----------       ----------             ----       ----------     ----------     ----------
     Demand deposits                        12,371                                              1,500
     Other liabilities                         899                                                 89
     Shareholders' equity                   76,649                                              8,666
                                        ----------                                         ----------
     Total liabilities and
       shareholders' equity             $  209,030                                         $   18,605
                                        ==========                                         ==========

     Net interest income                                 $    8,248                        $      901
     Net interest revenue
       to earning assets                                                        4.12%                           5.65%
                                                         ----------             ----       ----------     ----------

     Net Interest Income                $    8,248                                                        $      901
     Provision for loan losses               2,687                                                                70
Non-interest income                            358                                                                64
Non-interest expense                        15,217                                                             1,980
Income (loss) before taxes                  (9,298)                                                           (1,085)
Federal and state income
   tax                                          --                                                                --
Net loss                                $   (9,298)                                                       $   (1,085)
                                        ==========                                                        ==========


Return on equity                            (12.13%)                                                          (12.52%)
                                        ==========                                                        ==========
Return on assets                             (4.45%)                                                           (5.83%)
                                        ==========                                                        ==========
Equity to assets                             36.67%                                                            46.58%
                                        ==========                                                        ==========

                                                             Resource Bank
                                            -----------------------------------------
                                                         Inception through
                                                         December 31, 1997
                                            ---------- ------------------------------
                                              Average        Revenue/          Yield/
                                              Balance        Expense            Rate
                                            ----------     ----------          ------

Assets
   Taxable securities                       $       46     $        3           6.52%
   Federal funds sold                            1,240             70           5.65%
   Deposits in other banks
   Loans                                           132             13           9.85%
     Less reserve for loan losses                    4             --             --
                                            ----------     ----------           ----
   Loans, net                                      128             13          10.16%
                                            ----------     ----------           ----
     Total earning assets                        1,414             86           6.08%
                                            ----------     ----------           ----
   Cash and other assets                           145
                                            ----------
     Total assets                           $    1,559
                                            ==========

Liabilities and
     Shareholders' Equity
   Transaction deposits                     $       69     $        1           1.45%
   Savings deposits                                173              6           3.47%
   Time deposits                                    51              3           5.88%
                                            ----------     ----------           ----
     Total interest-bearing
       deposits                                    293             10           3.41%
                                            ----------     ----------           ----
     Other borrowings                               --             --
                                            ----------     ----------           ----
     Total interest-bearing
       liabilities                                 293             10           3.41%
                                            ----------     ----------           ----
     Demand deposits                                87
     Other liabilities                               7
     Shareholders' equity                        1,172
                                            ----------
     Total liabilities and
       shareholders' equity                 $    1,559
                                            ==========

     Net interest income                                   $       76
     Net interest revenue
       to earning assets                                                        5.37%
                                                           ----------           ----
     Net Interest Income                                   $       76
     Provision for loan losses                                     30
Non-interest income                                                 3
Non-interest expense                                              271
                                                           ----------
Income (loss) before taxes                                       (222)
Federal and state income
   tax                                                             --
                                                           ----------
Net loss                                                   $     (222)
                                                           ==========


Return on equity                                               (18.94%)
                                                           ==========
Return on assets                                               (14.24%)
                                                           ==========
Equity to assets                                                75.18%
                                                           ==========


         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


         The following table shows information concerning the beneficial ownership of common stock as of March 31, 2000, by: (a) each director and director nominee and each executive officer, (b) each person we know to beneficially own more than 5% of the outstanding shares of our common stock; and (c) all of the officers and directors as a group.



                                                                          Number of shares         Percent of
Name and address of beneficial owner (1)                                 beneficially owned        class (2)
----------------------------------------                                 ------------------        ----------
Joseph M. Grant(3)                                                            355,793                  4.7%
Raleigh Hortenstine III(4)                                                    146,667                  1.9%
George F. Jones, Jr.(5)                                                       107,724                  1.4%
Gregory B. Hultgren(6)                                                         58,355                     *
Gregg L. Engles                                                                 8,066                     *
John C. Goff(7)                                                               373,033                  4.9%
Frederick B. Hegi, Jr.(8)                                                      88,759                  1.2%
James R. Holland, Jr.(9)                                                      197,587                  2.6%
Walter W. McAllister III                                                       16,000                     *
R. Drayton McLane, Jr.                                                        200,251                  2.6%
Lee Roy Mitchell(10)                                                           80,109                  1.1%
Marshall B. Payne                                                              37,466                     *
John C. Snyder                                                                 80,666                  1.1%
Theodore H. Strauss(11)                                                        73,817                  1.0%
All of our officers and directors as a group(12)                            1,839,661                 24.2%


----------

*     Less than 1% of the outstanding shares of the class.

(1) Unless we provide a different address, the address for each person in this table is 2100 McKinney Avenue, Suite 900, Dallas, Texas 75201.


(2) Based upon 7,610,937 shares of common stock issued and outstanding as of March 31, 2000.


(3) Includes 7,000 shares that may be acquired upon exercise of options. Also includes 56,604 and 56,604 shares that, pursuant to an agreement among our founders, we have the option to purchase if he ceases to be employed by Texas Capital Bancshares before December 10, 2000 and 2001, respectively.

(4) Includes 114,800 shares held by Hortenstine Family Investments, L.P., of which Mr. Hortenstine is the General Partner, and 21,667 shares that may be acquired upon exercise of options. Also includes 7,111 and 7,111 shares that, pursuant to an agreement among our founders, we have the option to purchase if he ceases to be employed by Texas Capital Bancshares before December 10, 2000 and 2001, respectively.

(5) Includes 101,459 shares held by G&M Partners Ltd., of which Mr. Jones is the Managing General Partner, and 5,000 shares that may be acquired upon exercise of options. Also includes 12,800 and 12,800 shares that, pursuant to an agreement among our founders, we have the option to purchase if he ceases to be employed by Texas Capital Bancshares before December 10, 2000 and 2001, respectively.

(6) Includes 49,155 shares held by Mr. Hultgren and Rose M. Hultgren, his wife, as tenants in common, 4,000 shares that may be acquired upon exercise of options and 2,000 shares that may be acquired upon exercise of options held by Ms. Hultgren. Also includes 5,831 and 5,831 shares that, pursuant to an agreement among our founders, we have the option to purchase if he ceases to be employed by Texas Capital Bancshares before December 10, 2000 and 2001, respectively.

(7) Shares held by Goff Moore Strategic Partners, L.P., of which Mr. Goff is the managing principal.

(8) Includes 68,566 shares held Valley View Capital Corp. Retirement Savings Trust for the benefit of Mr. Hegi and 12,126 shares held by the F.B. Hegi Trust of which Mr. Hegi is the beneficiary.

(9) Shares held by Hunt Capital Partners, L.P. of which Mr. Holland is the President and Chief Executive Officer.

(10) Shares held by T & LRM Family Partnership Ltd. Mr. Mitchell is the Chief Executive Officer of PBA Development, Inc., the general partner of T & LRM.

(11) Includes 40,000 shares held by the Theodore H. Strauss 1999 Irrevocable Trust Agreement, of which Mr. Strauss is the beneficiary.

(12)  14 persons.


         In addition to our common stock, we have also issued a class of nonvoting common stock entitled Series A-1 Nonvoting Common Stock. As of March 31, 2000, there were 426,694 shares of Series A-1 Nonvoting Common Stock outstanding, all of which were held by Goff Moore Strategic Partners, L.P. Each share of Series A-1 Common Stock is convertible into one share of our common stock so long as such conversion does not increase the holder's total ownership to more than 4.9% of our outstanding common stock, calculated on a fully-diluted basis.



                                   MANAGEMENT

         The following table sets forth certain information with respect to our executive officers and directors and the key officers of Texas Capital Bank and BankDirect. Unless otherwise noted, each position set forth below is with Texas Capital Bancshares.

                                                                                                           Years
Name                                  Age   Position                                                     in Office
----                                  ---   --------                                                     ---------
Joseph M. Grant                        61   Chairman of the Board of Directors and Chief Executive           2
                                            Officer

Raleigh Hortenstine III                53   President and Director                                           1

Gregory B. Hultgren                    49   Executive Vice President - Chief Financial Officer               1

George F. Jones, Jr.                   56   Director; President and Chief Executive Officer of Texas         1
                                            Capital Bank

Gregg L. Engles                        42   Director                                                         1

John C. Goff                           44   Director                                                         1

Frederick B. Hegi, Jr.                 56   Director                                                         1

James R. Holland, Jr.                  56   Director                                                         1

Walter W. McAllister III               58   Director                                                         1

R. Drayton McLane, Jr.                 63   Director                                                         1

Lee Roy Mitchell                       63   Director                                                         1

Marshall B. Payne                      43   Director                                                         1

John C. Snyder                         58   Director                                                         1

Theodore H. Strauss                    75   Director                                                         1


         Background information about each of our executive officers and directors is set forth below:


         JOSEPH M. (JODY) GRANT has served as our Chairman and Chief Executive Officer since December 1998 and as Chief Executive Officer of BankDirect since January 1999. Mr. Grant retired as Executive Vice President and Chief Financial Officer of Electronic Data Systems on March 31, 1998, a position he had held since 1990. Mr. Grant currently serves on the board of directors of Metamor Worldwide, Inc. and is an advisory director of Wingate Partners, Dallas, Texas.

         RALEIGH HORTENSTINE III has served as President since March 1999 and a director since June 1999. He served as Executive Vice President of NationsBank, NA in Charlotte, North Carolina from October 1996 to 1998 and as Managing Director from 1982 to October 1996.

         GREGORY B. HULTGREN has served as Executive Vice President - Chief Financial Officer since March 1999. Prior to joining us, Mr. Hultgren was a Principal and the Chief Financial Officer of United

L.P. Gas Corporation and was Executive Vice President and Chief Financial Officer of Deposit Guaranty Bank and Dallas Bancshares, Inc. He is a Certified Public Accountant.

         GEORGE F. JONES, JR. has served as a director since June 1999 and as President and Chief Executive Officer of Texas Capital Bank since December 1998. From October 1997 to December 1998, Mr. Jones served as the Chairman of the board of directors of Resource Bank, a commercial bank we acquired in December 1998. From March 1995 to October 1997, he served as Vice President of Mack Financial Group, Inc., a financial investment company. From 1986 to 1993, Mr. Jones served as President and Chief Executive Officer of Northpark Bank which was acquired by Comerica Bank in 1993.

         GREGG L. ENGLES has been a director since June 1999. He has served as Chairman and Chief Executive Officer of Suiza Foods Corporation since March 1995. Mr. Engles currently serves on the board of directors of Evercom, Inc., Independent Packaging, L.P. and Electrolux, LLC. Mr. Engles also currently serves on the board of directors of various subsidiaries of Suiza Foods Corporation.

         JOHN C. GOFF has been a director since June 1999. He has served as the managing principal of Goff Moore Strategic Partners, L.P. since February 1998. Since 1994, he has served as an executive of Crescent Real Estate Equities Company and its subsidiaries and has served as the Vice Chairman since January 1997. Mr. Goff currently serves on the board of directors of The Staubach Co., Broadband Office, Inc., Nareit, Inc., OpenConnect Systems, Inc., Gainsco, Inc. and Crescent Operating, Inc.

         FREDERICK B. HEGI, JR. has been a director since June 1999. He is a founding partner of Wingate Partners, a position he has held since July 1987. Mr. Hegi currently serves as chairman of the board of directors of United Stationers, Inc., Loomis, Fargo & Co., Tahoka First Bancorp, Inc. and Cedar Creek Bancshares, Inc. He also serves as chairman of the board of directors and Chief Executive Officer of Kevco, Inc., a wholesale distributor of building products. Mr. Hegi also currently serves on the board of directors of Lone Star Technologies, Inc., Cattle Resources, Inc. and Pro Parts Xpress, Inc.

         JAMES R. HOLLAND, JR. has been a director since June 1999. He has served as the President and Chief Executive Officer of Unity Hunt, Inc. since 1991 and Chief Executive Officer of Hunt Capital Group, Inc. since 1993. Mr. Holland currently serves on the board of directors of Prosofttraining.com Inc.

         WALTER W. MCALLISTER, III has been a director since June 1999. He has served as chairman of the board of directors of Texas Insurance Agency, Inc., a property and casualty insurance agency, since 1992. He currently also serves as a trustee for 11 mutual funds managed by US Global Investors.

         R. DRAYTON MCLANE, JR. has been a director since June 1999. He has served as Chairman of the McLane Group and the Houston Astros since 1992 and serves as an executive officer all of the McLane Group subsidiaries. He also serves as Chairman of the Board of Trustees of Scott and White Memorial Hospital, and is on the board of directors of Peapod, Inc. and IGA International.

         LEE ROY MITCHELL has been a director since June 1999. Since 1985, he has served as Chairman and Chief Executive Officer of Cinemark USA, Inc. and serves as an executive officer for many of its subsidiaries.

         MARSHALL B. PAYNE has been a director since June 1999. Since July 1983, he has served as the Vice President of Cardinal Investment Company, Inc. Mr. Payne also currently serves on the board of directors of LBP, Inc., ACE Cash Express, Inc., Restoration Hardware, Inc. and various private companies.

         JOHN C. SNYDER has been a director since June 1999. From 1978 to 1999, he served as Chairman and Chief Executive Officer of Snyder Oil Corp., a predecessor of Santa Fe Snyder Corporation where he currently serves as chairman of the board of directors. He also currently serves as a director of SOCO International plc.

         THEODORE H. STRAUSS has been a director since June 1999. He is a Senior Managing Director of Bear Stearns & Co., Inc. Mr. Strauss also serves on the board of directors of Hollywood Casino Corporation, Clear Channel
Communications, Inc. and Sizeler Property Investors, Inc.

EXECUTIVE COMPENSATION


       The following summary compensation table reflects the compensation paid to our current executive officers during 1998 and 1999. All amounts set forth below are in United States Dollars.


                                                                                           Long term compensation
                                                                                  -------------------------------------
                                               Annual compensation                         Awards               Payouts
                                 ----------------------------------------------   ------------------------      -------
                                                                         Other                     Shares
                                                                        annual    Restricted      subject                All other
                                                                        compen-      stock           to          LTIP     compen-
Name                             Year        Salary         Bonus     sation(1)     awards         options      payouts   sation(2)
----                             ----       --------       --------   ---------   ----------      --------      -------  ----------
Joseph M. Grant                  1999       $  6,500              0           0           0              0          0    $  5,796
   Chief Executive Officer       1998              0              0           0           0         35,000          0           0

Raleigh Hortenstine              1999       $251,800              0           0           0              0          0    $  4,377
   President                     1998              0       $ 62,500           0           0         75,000          0           0


Gregory Hultgren                 1999       $144,200              0    $  7,200           0              0          0           0
   Executive Vice                1998              0       $ 35,000           0           0         20,000          0           0
   President - Chief
   Financial Officer


George Jones                     1999       $229,200              0    $  7,200           0              0          0    $  6,105
   President of Texas            1998              0       $ 37,500           0           0         25,000          0           0
   Capital Bank

----------

(1)  Represents amounts paid to reimburse automotive expenses.

(2)  Represents country club dues.


         We have not entered into employment agreements with any of our executive officers. We have entered into an agreement with Jody Grant which allows Mr. Grant to defer any amount of his annual compensation. Such deferred compensation is used to purchase shares of our common stock at prices determined in good faith by our board of directors, which shares are held in trust for Mr. Grant for until the first to occur of (1) he ceases to be employed by us due to his death or disability, (2) he ceases to be employed by us after his 66th birthday or (3) his 66th birthday, if he ceased to be employed by us before his 66th birthday. Until the shares are distributed to Mr. Grant, he has no ownership or voting rights with respect to such shares.


OPTIONS


         No stock options were granted to any of our executive officers for their services during 1999 and no executive officer exercised any stock options during 1999. The following table sets forth the number and value of options that are held by our executive officers:


                                                                  Shares subject to        Value of unexercised
Name                                                             unexercised options     in-the-money options (1)
----                                                             -------------------     ------------------------
Joseph M. (Jody) Grant                                                 35,000 (2)                   $70,000
Raleigh Hortenstine III                                                75,000 (3)                  $220,500
Gregory B. Hultgren                                                    20,000 (2)                   $40,000
George F. Jones, Jr.                                                   25,000 (2)                   $50,000

----------

(1) Value of options based on a fair market value per share of $14.50, based upon the most recent private sales of our common stock.

(2) Options issued on October 1, 1998 of which one-fifth are currently exercisable and one-fifth vests on each of October 1, 2000, 2001, 2002 and 2003 with an exercise price of $12.50 per share.

(3) Includes 25,000 options issued on October 1, 1998 of which 5,000 options are currently exercisable and 5,000 options vest on each of October 1, 2000, 2001, 2002 and 2003 with an exercise price of $12.50 per share; and 50,000 options issued on July 1, 1998 of which 16,666 options are currently exercisable and 16,667 options vest on each of July 1, 2000 and 2001 with an exercise price of $11.09 per share.

           INTERESTS OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

         Larry A. Makel, our Secretary and a director of Texas Capital Bank, is a partner of Patton Boggs LLP, a law firm that provides a significant amount of services to us and our subsidiary banks. Mr. Makel currently owns 85,876 shares of our common stock.


                  MARKET FOR CAPITAL STOCK AND DIVIDEND POLICY


         There is no established public trading market for our common stock. Our authorized capital stock consists of 20,000,000 shares of common stock and 2,500,000 shares of preferred stock. As of March 31, 2000, there were 7,610,937 shares of common stock outstanding held by approximately 540 identified holders. There are no shares of preferred stock outstanding. Additionally, there are 644,090 shares of common stock subject to outstanding options or warrants.


         We have not paid cash dividends on our shares of common stock to date, and we intend during the near term to retain any earnings available for dividends for the development and growth of our business. In addition, our ability to pay dividends is restricted by Federal banking regulations. Our long-term plan, however, calls for the payment of cash dividends when circumstances permit, although no assurance can be given if or when we will adopt a policy of paying cash dividends. The declaration and payment of future cash dividends will depend on, among other things, our earnings, the general economic and regulatory climate, our liquidity and capital requirements, and other factors deemed relevant by our Board of Directors.

                   RECENT OFFERINGS OF UNREGISTERED SECURITIES


         In connection with the organization of Texas Capital Bancshares, 888,888 shares of our common stock were sold to the founders of Texas Capital Bancshares in April 1998 for $.0135 per share in a private transaction pursuant to Rule 506 under the United States Securities Act. In September 1998, 177,778 of such shares were repurchased by us for $.0135 per share. Between December 1998 and March 1999, we sold 5,982,449 shares of our common stock and 474,870 shares of revolving Series A-1 Common Stock for $12.50 per share in a private offering pursuant to Rule 506. Concurrently with the December 1998 offering, we issued 492,978 shares of our common stock to the stockholders of Resource Bank to acquire all of the outstanding stock of Resource Bank in a private offering under Rule 506. For accounting proposed, we valued the shares of our common stock issued to the stockholders of Resource Bank of $12.50 per share.

         In June 2000, we sold 1,841,024 shares of our common stock for $14.50 per share in a private offering pursuant to Rule 506. With respect to each of the private offerings pursuant to Rule 506 discussed above, we determined the exemption was available based on our compliance with the requirements at Rule 506 and the representations by each investor in such offering that such investor qualified as an "accredited investor" under Rule 506 or was represented by an appropriate purchaser representative.



                          DESCRIPTION OF CAPITAL STOCK


         Our authorized capital stock consists of 20,000,000 shares of common stock, par value $.01 per share, and 2,500,000 shares of preferred stock, par value $.01 per share. The preferred stock may be issued in series, the terms of each of which may be fixed by our board of directors, within limits set by our certificate of incorporation, as amended. As of March 31,2000 there were 7,610,937 shares of our common stock outstanding and no shares of preferred stock outstanding.



COMMON STOCK

         Each holder of our common stock is entitled to one vote for each share held on all matters with respect to which the holders of our common stock are entitled to vote. Our common stock has no preemptive or conversion rights and is not subject to redemption. Holders of our common stock are not entitled to cumulative voting in the election of directors. In the event of dissolution or liquidation, after payment of all creditors, the holders of the our common stock (subject to the prior rights of the holders of any outstanding preferred stock) will be entitled to receive pro rata any assets distributable to stockholders in respect of the number of shares held by them.

         There is a separate series of our common stock entitled "Series A-1 Nonvoting Common Stock" which has no voting rights except those required by applicable law. The Series A-1 Common Stock has no preference in dividends or liquidation rights. However, each share of the Series A-1 Common Stock is convertible into one share of our common stock so long as such conversion does not increase the holder's total ownership to more than 4.9% of our outstanding common stock, calculated on a fully-diluted basis.

         The holders of shares of our common stock are entitled to such dividends as our board of directors, in its discretion, may declare out of funds legally available therefor. Under the Delaware corporation laws, we may not pay dividends if, after such dividends are paid, our total assets would be less than the sum of our total liabilities and stated capital, or if we would be unable to pay our debts as they become due in the usual course of business. We have not paid dividends on our common stock to date and we do not anticipate paying dividends in the near future, although our long-term plans call for the payment of cash dividends when circumstances permit. However, the payment of dividends on our common stock would be subject to the prior rights of the holders of any preferred stock. Payment of dividends on both the our common stock and any preferred stock, will be dependent upon, among other things, our earnings and financial condition, our cash flow requirements and the prevailing economic and regulatory climate.

         We currently act as the transfer agent and registrar for our common stock. We intend to engage a third-party transfer agent and registrar for our common stock in the near future.


PREFERRED STOCK

         The preferred stock is available for issuance from time to time for various purposes as determined by our board of directors, including making future acquisitions and raising additional equity capital. Shares of preferred stock may be issued on such terms and conditions, and at such times and in such situations, as our board of directors determines to be appropriate, without any further approval or action by the stockholders, unless otherwise required by the Delaware corporation laws.

         Because our certificate of incorporation does not prescribe rights and preferences, our board of directors has virtually unlimited authority to set the rights and preferences of any shares of preferred stock that are issued. The effects of the issuance of preferred stock on other stockholders could include, among other things, (1) restrictions on dividends on our common stock if dividends are payable on the preferred stock, (2) dilution of the equity interest of holders of our common stock if the series of preferred stock is convertible into our common stock; and (3) restrictions on the rights of holders of our common stock to share in our assets upon liquidation.


ANTI-TAKEOVER PROVISIONS


         As described above, our certificate of incorporation permits the issuance of preferred stock in series by action of our board of directors. Although we have no current plans to utilize the issuance of shares of preferred stock as a deterrent to possible takeover attempts, the power to issue shares of preferred stock in series and to determine rights and preferences with respect to each such series may have negative effect on the value of our common stock, and may have the effect of discouraging hostile attempts to acquire control of us.

         Our certificate of incorporation and bylaws contain provisions, in addition to the authority to issue preferred stock, which may have the effect of delaying or preventing a change in our controlling persons. The effect of these provisions, when coupled with existing statutory restrictions on the purchase of voting securities of a registered bank holding company, may be to delay or prevent a change in our controlling persons


         We are subject to Section 203 of the Delaware corporation laws which, with certain exceptions, prohibits us from engaging in any business combination with any "interested stockholder" for three years after such stockholder became an interested stockholder, unless: (1) prior to such stockholder becoming an interested stockholder, our board of directors approved either the proposed business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (2) after the stockholder became an interested stockholder, the interested stockholder owned at least 85% of our voting stock, excluding voting stock owned by our directors and officers, or (3) the proposed business combination is approved by our board of directors and the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder. Under the Delaware corporation laws, an "interested stockholder" is any person that (1) owns 15% or more of our outstanding voting stock or (2) is our affiliate and owned 15% or more of our outstanding voting stock at any time within the immediately preceding three years.


         Our bylaws also impose procedural requirements on stockholders who desire to (1) nominate candidates for director or (2) make any other proposal to the stockholders. The requirements include the timely delivery of notice regarding the nomination or proposal and information regarding the stockholder making the nomination or proposal and persons acting together with the stockholder regarding the nomination or proposal. In addition, if nominating a candidate for director, the stockholder must also submit information with respect to the candidate. The failure to follow the required procedures renders the nominee or proposal ineligible to be voted upon by our stockholders.


         We believe that these anti-takeover provisions are prudent and reduce our vulnerability to hostile takeover attempts and other transactions that are not negotiated with or approved by our board of directors. We believe that our board of directors will be in the best position to determine our true value and negotiate effectively in the best interests of our stockholders. As a result, it is in our best interests and in the best interests of our stockholders to encourage potential acquirers to negotiate directly with our board of directors. We believe these provisions encourage such negotiations and discourage persons from proposing transactions at prices that do not reflect our true value and are not in the best interests of our stockholders.


SHARES ELIGIBLE FOR FUTURE SALE


         On June 30, 2000, there were 9,451,961 shares of our common stock outstanding (assuming no exercise of existing employee stock options to purchase our common stock). Currently, none of such shares are freely tradable without restriction or registration under the Securities Act. All of the shares of our common stock currently outstanding may be sold only pursuant to Rule 144 or another exemption from registration under the Securities Act.

         In general, under Rule 144, a person who has beneficially owned shares for at least one year, including persons who may be deemed "affiliates" of Texas Capital Bancshares, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of the average weekly trading volume during the four calendar weeks preceding such sale or 1% of the then outstanding shares of our common stock. A person who is deemed not to have been an affiliate of ours at any time during the 90 days preceding a sale, and who has beneficially owned such shares for at least two years, would be entitled to sell such shares under Rule 144 without regard to the limitations described above. Sales pursuant to Rule 144 are also subject to requirements relating to the manner of sale, notice and availability of public information about us.


         In addition to the our common stock, at March 31, 2000, we had options to purchase 644,090 shares of our common stock outstanding, of which options with respect to 91,646 shares were currently exercisable. Shares of our common stock issued upon exercise of these options would be "restricted securities" under Rule 144 and could be sold only pursuant to Rule 144 or another exemption from registration under the United States Securities Act.

         No prediction can be made regarding the effect that sales of the securities described above will have on the market price of our common stock. There is a possibility that substantial amounts of such securities may be sold in large quantities or over a short period of time and such sales may adversely affect the prevailing market price of our common stock.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

         As is customary with other corporations similar to ours and subject to applicable regulatory restrictions, our Articles of Incorporation provide that we will indemnify officers and directors acting in their capacity as such on our behalf.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

         Until the date hereof we were not required to file reports with the Securities and Exchange Commission. With this filing, we will be subject to the information reporting requirements and will file annual reports, quarterly reports, special reports, proxy statements and other information with the Securities and Exchange Commission. We intend to file such reports and statements electronically so those filings will be available to the public on the world wide web at the Securities and Exchange Commission's web site. The address of that site is www.sec.gov. These materials are also available at the public reference facilities of the Securities and Exchange Commission at:

         o        450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549

         o        500 West Madison Street, Suite 1400, Chicago, Illinois 60661

         o        75 Park Place, Room 1400, New York, New York 10007

         In addition, you can have copies made and sent to you by contacting the Public Reference Section of the Securities and Exchange Commission by telephone at 1-800-732-0330. If you prefer, you can also write to the Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549.

                                    EXHIBITS

         We have included or incorporated by reference the following exhibits to this registration statement.

EXHIBIT      DESCRIPTION

3.1          Certificate of incorporation*

3.2          Bylaws*

*  To be filed by amendment

                              FINANCIAL STATEMENTS


Index to Financial Statements


Consolidated Financial Statements                                                                   Page Reference
Report of Independent Auditors                                                                           F-2

Consolidated  Balance  Sheets - Texas Capital Bancshares: March 31, 2000
     (unaudited), December 31, 1999 and December 31, 1998                                                F-3

Consolidated Statements of Operations - Texas Capital Bancshares: Three months                           F-4
     ended March 31, 2000 (unaudited) and March 31, 1999 (unaudited); year ended December 31, 1999 and March 1, 1998 (inception) through December 31,
     1998; Resource Bank: January 1, 1998 through December 18, 1998 and October
     3, 1997 (inception) through December 31, 1997

Consolidated Statements of Changes in Shareholders' Equity - Texas Capital                               F-5
     Bancshares: Three months ended March 31, 2000 (unaudited); year ended
     December 31, 1999 and March 1, 1998 (inception) through December 31, 1998;
     Resource Bank: January 1, 1998 through December 18, 1998 and October 3,
     1997 (inception) through December 31, 1997

Consolidated Statements of Cash Flows - Texas Capital Bancshares: Three months                           F-7
     ended March 31, 2000 (unaudited) and March 31, 1999 (unaudited); year ended December 31, 1999 and March 1, 1998 (inception) through December
     31,1998; Resource Bank: January 1, 1998 through December 18, 1998 and
     October 3, 1997 (inception) through December 31, 1997

Notes to Consolidated Financial Statements                                                               F-9

Ernst & Young LLP
Suite 1500
2121 San Jacinto Street
Dallas, Texas  75201



Report of Independent Auditors

The Shareholders and Board of Directors
Texas Capital Bancshares, Inc.

We have audited the accompanying consolidated balance sheet of Texas Capital Bancshares, Inc. as of December 31, 1999, and the related consolidated statements of operations, changes in shareholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The consolidated financial statements of Texas Capital Bancshares, Inc. as of December 31, 1998 and from March 1, 1998 (inception) through December 31, 1998, and the statements of operations, changes in shareholders' equity and cash flows of Resource Bank, N.A. from January 1, 1998 through December 18, 1998 and from October 3, 1997 (inception) through December 31, 1997 were audited by other auditors whose reports dated March 25, 1999, April 27, 2000 and March 18, 1998, respectively, expressed an unqualified opinion on those statements.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 1999 consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Texas Capital Bancshares, Inc. at December 31, 1999, and the consolidated results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States.



                                                   /s/ ERNST & YOUNG LLP

February 18, 2000

Consolidated Balance Sheets
(In Thousands except Share Data)


                                                                                          Texas Capital Bancshares
                                                                                 -------------------------------------------
                                                                                 March 31               December 31
                                                                                   2000             1999             1998
                                                                                -----------       ---------        ---------
                                                                                (Unaudited)
ASSETS
Cash and due from banks                                                          $  11,783        $   8,428        $   2,021
Federal funds sold                                                                  47,810              120           70,500
Securities available-for-sale                                                      171,810          164,409            3,171
Loans, net                                                                         274,685          224,795           10,992
Premises and equipment, net                                                          5,749            4,411              377
Accrued interest receivable and other assets                                         4,912            4,671              380
Goodwill, net                                                                        1,714            1,745            1,870
                                                                                 ---------        ---------        ---------
Total assets                                                                     $ 518,463        $ 408,579        $  89,311
                                                                                 =========        =========        =========

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
   Non-interest bearing                                                          $  37,520        $  25,666        $   2,697
   Interest-bearing                                                                407,385          261,402           13,321
                                                                                 ---------        ---------        ---------
                                                                                   444,905          287,068           16,018

Accrued interest payable and other liabilities                                       2,602            2,332              107
Short-term borrowings                                                                   --           46,267               --
Other borrowings                                                                     2,089               --               --
                                                                                 ---------        ---------        ---------
Total liabilities                                                                  449,596          335,667           16,125

Shareholders' equity:
   Common stock, $.01 par value:
     Authorized shares - 20,000,000
     Issued shares - 7,262,520, 7,259,520 and 6,160,441 at
       March 31, 2000, December 31, 1999 and December 31,
       1998, respectively                                                               73               73               61
   Series A-1 Nonvoting Common Stock, $.01 par value:
    Issued shares - 426,694  at March 31, 2000 and
       December 31,1999 and 474,870  at December 31, 1998
                                                                                         4                4                5
   Additional paid-in capital                                                       86,954           86,917           73,863
   Accumulated deficit                                                             (13,007)         (10,037)            (739)
   Treasury stock (shares at cost: 103,084 and 92,528
       at March 31, 2000 and December 31, 1999,
       respectively)                                                                (1,300)          (1,169)              --
   Deferred compensation                                                               322              322               --
   Accumulated other comprehensive income (loss)                                    (4,179)          (3,198)              (4)
                                                                                 ---------        ---------        ---------
Total shareholders' equity                                                          68,867           72,912           73,186
                                                                                 ---------        ---------        ---------
Total liabilities and shareholders' equity                                       $ 518,463        $ 408,579        $  89,311
                                                                                 =========        =========        =========


See accompanying notes.

Consolidated Statements of Operations
(In Thousands except Share Data)


                                                     Texas Capital Bancshares                            Resource Bank
                                 -------------------------------------------------------------    ----------------------------
                                                                                 March 1, 1998    January 1,   October 3, 1997
                                 Three months    Three months        Year          (Inception)       1998       (Inception)
                                    ended           ended            ended         through          through       through
                                   March 31,      March 31,       December 31,    December 31,    December 18,  December 31,
                                     2000            1999            1999             1998            1998          1997
                                 ------------    ------------     ------------   -------------    ------------  --------------
                                  (Unaudited)    (Unaudited)
Interest income:
   Interest and fees on
       loans                       $  5,463        $    399        $  8,293        $     40        $    737        $     13
   Securities                         2,813             798           5,560               8             167               3
   Federal funds sold                   306             275             551              12             191              70
   Deposits in other banks                4              --              10             153               2              --
                                   --------        --------        --------        --------        --------        --------
Total interest income                 8,586           1,472          14,414             213           1,097              86

Interest expense:
   Deposits                           4,484             206           5,563              25             377              10
   Short-term borrowings                423              --             603               7              --              --
                                   --------        --------        --------        --------        --------        --------
Total interest expense                4,907             206           6,166              32             377              10
                                   --------        --------        --------        --------        --------        --------
Net interest income                   3,679           1,266           8,248             181             720              76
Provision for loan losses               700             206           2,687               1              69              30
                                   --------        --------        --------        --------        --------        --------
Net interest income after
   provision for loan losses          2,979           1,060           5,561             180             651              46
Non-interest income:
   Service charges on
     deposit accounts                    79              13             127               2              22               1
   Trust fee income                     106              --             158              --              --              --
   Loss on sale of
       securities                        --              --              (1)             --              --              --
   Other                                152               3              74               2              38               2
                                   --------        --------        --------        --------        --------        --------
Total non-interest income               337              16             358               4              60               3
Non-interest expense:
   Salaries and employee
       benefits                       3,245           1,456           7,761             378             634             136
   Net occupancy expense                859             183           1,824             103             166              38
   Advertising                          572             108           2,112              --               9              14
   Legal and professional               409              73           1,067             177              61              20
   Communications and data
     processing                         251              47             824              14              73              11
   Franchise taxes                       35              12             181               4               7              22
   Other                                915             214           1,448             247             107              30
                                   --------        --------        --------        --------        --------        --------
Total non-interest expense            6,286           2,093          15,217             923           1,057             271
                                   --------        --------        --------        --------        --------        --------

Loss before income taxes             (2,970)         (1,017)         (9,298)           (739)           (346)           (222)
Income tax expense (benefit)             --              --              --              --              --              --
                                   --------        --------        --------        --------        --------        --------
Net loss                           $ (2,970)       $ (1,017)       $ (9,298)       $   (739)       $   (346)       $   (222)
                                   ========        ========        ========        ========        ========        ========
Earnings per share:
   Basic and diluted               $   (.39)       $   (.14)       $  (1.23)       $  (1.23)
                                   ========        ========        ========        ========


See accompanying notes.

Consolidated Statements of Changes in Shareholders' Equity
(In Thousands except Share Data)


                                                                     Texas Capital Bancshares
                                  ---------------------------------------------------------------------------------------
                                                                           SERIES A-1
                                                                           NONVOTING
                                          COMMON STOCK                   COMMON STOCK           ADDITIONAL      ACCUMU-
                                  -------------------------        -----------------------       PAID-IN         LATED
                                    SHARES         AMOUNT           SHARES        AMOUNT         CAPITAL        DEFICIT
                                  ---------      ----------        -------      ----------      ----------     ----------
Balance at March 1, 1998
   (inception)                           --      $       --             --      $       --      $       --     $       --

Comprehensive income
     (loss):
   Net loss                              --              --             --              --              --           (739)
   Change in unrealized
     loss on
     available-for-sale
     securities                          --              --             --              --              --             --

Total comprehensive
   income (loss)
Stock issued                      5,667,463              56        474,870               5          67,706             --
Stock issued in
   acquisition of
   Resource Bank, N.A               492,978               5             --              --           6,157             --
                                  ---------      ----------        -------      ----------      ----------     ----------
Balance at December 31, 1998      6,160,441              61        474,870               5          73,863           (739)
Comprehensive income
     (loss):
   Net loss                              --              --             --              --              --         (9,298)
   Change in unrealized
     loss on
     available-for-sale
     securities, net of
     reclassification
     amount of $1                        --              --             --              --              --             --

Total comprehensive
   income (loss)
Stock issued                      1,050,903              11             --              --          13,054             --
Transfers                            48,176               1        (48,176)             (1)             --             --
Purchase of treasury stock               --              --             --              --              --             --
Deferred compensation
   arrangement                           --              --             --              --              --             --
                                  ---------      ----------        -------      ----------      ----------     ----------
Balance at December 31, 1999      7,259,520              73        426,694               4          86,917        (10,037)
Comprehensive income
     (loss):
   Net loss (unaudited)                  --              --             --              --              --         (2,970)
   Change in unrealized
     loss on
     available-for-sale
     securities
     (unaudited)                         --              --             --              --              --             --


Total comprehensive
   income (loss)
   (unaudited)
Stock issued (unaudited)              3,000              --             --              --              37             --
Purchase of treasury
   stock (unaudited)                     --              --             --              --              --             --
Sale of treasury stock
   (unaudited)                           --              --             --              --              --             --
                                  ---------      ----------        -------      ----------      ----------     ----------

Balance at March 31,
   2000 (unaudited)               7,262,520      $       73        426,694      $        4      $   86,954     $  (13,007)
                                  =========      ==========        =======      ==========      ==========     ==========




                                                         Texas Capital Bancshares
                                   -------------------------------------------------------------------------
                                                                                ACCUMULATED
                                                                                  OTHER
                                       TREASURY STOCK            DEFERRED        COMPRE-
                                   ------------------------       COMPEN-        HENSIVE
                                    SHARES         AMOUNT         SATION       INCOME (LOSS)       TOTAL
                                   --------      ----------      ----------    -------------     ----------
Balance at March 1, 1998
   (inception)                           --      $       --      $       --      $       --      $       --

Comprehensive income
     (loss):
   Net loss                              --              --              --              --            (739)
   Change in unrealized
     loss on
     available-for-sale
     securities                          --              --              --              (4)             (4)
                                                                                                 ----------
Total comprehensive
   income (loss)                                                                                       (743)
Stock issued                             --              --              --              --          67,767
Stock issued in
   acquisition of
   Resource Bank, N.A                    --              --              --              --           6,162
                                   --------      ----------      ----------      ----------      ----------
Balance at December 31, 1998             --              --              --              (4)         73,186
Comprehensive income
     (loss):
   Net loss                                              --              --              --          (9,298)
   Change in unrealized
     loss on
     available-for-sale
     securities, net of
     reclassification
     amount of $1                        --              --              --          (3,194)         (3,194)
                                                                                                 ----------
Total comprehensive
   income (loss)                                                                                    (12,492)
Stock issued                             --              --              --              --          13,065
Transfers                                --              --              --              --              --
Purchase of treasury stock          (67,721)           (847)             --              --            (847)
Deferred compensation
   arrangement                      (24,807)           (322)            322              --              --
                                   --------      ----------      ----------      ----------      ----------
Balance at December 31, 1999         92,528          (1,169)            322          (3,198)         72,912
Comprehensive income
     (loss):
   Net loss (unaudited)                  --              --              --              --          (2,970)
   Change in unrealized
     loss on
     available-for-sale
     securities
     (unaudited)                         --              --              --            (981)           (981)
                                                                                                 ----------
Total comprehensive
   income (loss)                                                                                     (3,951)
   (unaudited)
Stock issued (unaudited)                 --              --              --              --              37
Purchase of treasury
   stock (unaudited)                (11,556)           (144)             --              --            (144)
Sale of treasury stock
   (unaudited)                        1,000              13              --              --              13
                                   --------      ----------      ----------      ----------      ----------
Balance at March 31,
   2000 (unaudited)                (103,084)     $   (1,300)     $      322      $   (4,179)     $   68,867
                                   ========      ==========      ==========      ==========      ==========


See accompanying notes.

(In Thousands except Share Data)


                                                                     Resource Bank
                                           ------------------------------------------------------------------
                                                                      Additional
                                                Common Stock           Paid-in      Accumulated
                                             Shares       Amount        Capital       Deficit         Total
                                           ---------     ---------    ----------    -----------     ---------
Balance at October 3, 1997 (inception)     1,250,000     $   2,500     $   2,500     $    (140)     $   4,860
Net loss                                          --            --            --          (222)          (222)
                                           ---------     ---------     ---------     ---------      ---------
Balance at December 31, 1997               1,250,000         2,500         2,500          (362)         4,638
 Net loss                                         --            --            --          (346)          (346)
                                           ---------     ---------     ---------     ---------      ---------
Balance at December 18, 1998               1,250,000     $   2,500     $   2,500     $    (708)     $   4,292
                                           =========     =========     =========     =========      =========


See accompanying notes.

Consolidated Statements of Changes in Cash Flows
(In Thousands)


                                                         Texas Capital Bancshares                         Resource Bank
                                      ---------------------------------------------------------  ---------------------------------
                                                                                  March 1, 1998                    October 3, 1997
                                      Three months   Three months                 (Inception)    January 1, 1998     (Inception)
                                         ended          ended        Year ended     through         through            through
                                       March 31,      March 31,     December 31,  December 31,     December 18,      December 31,
                                         2000           1999           1999           1998            1998             1997
                                      ------------   ------------   ------------  -------------  ---------------   ---------------
                                      (Unaudited)    (Unaudited)
OPERATING ACTIVITIES
Net loss                              $  (2,970)     $  (1,017)     $  (9,298)     $    (739)     $    (346)       $    (222)
Adjustments to reconcile net
   loss to net cash used in
   operating activities:
     Provision for loan losses              700            206          2,687              1             69               30
     Depreciation and                       354             74            715              3             91               18
       amortization
     Amortization and accretion
       on securities                        (93)            10            (72)            --             --               --
     Loss on sale of securities              --             --              1             --             --               --
     Changes in operating assets
         and liabilities:
       Accrued interest
         receivable and other              (241)          (770)        (4,291)          (260)           (70)             (33)
         assets
       Accrued interest payable
         and other liabilities              270             91          2,225            (40)           111               36
                                        -------        -------       --------         ------        -------           ------
Net cash used in operating
   activities                            (1,980)        (1,406)        (8,033)        (1,035)          (145)            (171)

INVESTING ACTIVITIES
Cash and cash equivalents from
   acquisitions, net                         --             --             --          5,062             --               --
Purchases of available-for-sale
   securities                           (10,368)       (74,214)      (192,732)            --         (1,010)          (2,165)
Proceeds from sales of
   available-for-sale securities             --             --         24,697             --             --               --
Principal payments received on
   securities                             2,079             --          3,674             --             --               --
Net (increase) decrease in loans        (50,590)       (19,499)      (216,490)            10         (9,570)          (1,532)
Purchase of premises and
   equipment, net                        (1,661)          (393)        (4,624)          (135)           (10)             (24)
                                        -------        -------       --------         ------        -------           ------
Net cash provided by (used in)
   investing activities                 (60,540)       (94,106)      (385,475)         4,937        (10,590)          (3,721)

FINANCING ACTIVITIES
Net increase in checking, money
   market, and savings accounts          97,155          8,433        175,994            557          2,969            2,656
Net increase in certificates of
   deposit                               60,682          2,232         95,056            295          8,811              730
Sale of common stock                         37         12,741         13,065         67,767             --               --
Net borrowings from FHLB                (44,178)         1,000         46,267             --             --               --
Purchase of treasury stock                 (131)            --           (847)            --             --               --
                                        -------        -------       --------         ------        -------           ------
Net cash provided by financing
   activities                           113,565         24,406        329,535         68,619         11,780            3,386
                                        -------        -------       --------         ------        -------           ------

(In Thousands)


                                                         Texas Capital Bancshares                       Resource Bank
                                        ------------------------------------------------------  -------------------------------
                                                                                                                  October 3,
                                                                                March 1, 1998                        1997
                                        Three months  Three months                (Inception)   January 1, 1998   (Inception)
                                          ended          ended      Year ended     through         through          through
                                         March 31,     March 31,   December 31,   December 31,     December 18,    December 31,
                                            2000         1999          1999           1998           1998            1997
                                        ------------  ------------ ------------ --------------  ---------------   -------------
                                         (Unaudited)  (Unaudited)
Net increase (decrease) in cash
   and cash equivalents                   $ 51,045     $(71,106)     $(63,973)     $ 72,521        $  1,045        $   (506)
Cash and cash equivalents,
   beginning of period                       8,548       72,521        72,521            --           4,017           4,523
                                          --------     --------      --------      --------        --------        --------
Cash and cash equivalents, end
   of period                              $ 59,593     $  1,415      $  8,548      $ 72,521        $  5,062        $  4,017
                                          ========     ========      ========      ========        ========        ========

Supplemental disclosures of cash
     flow information:
   Cash paid during the period
     for interest                         $  4,753     $    195      $  4,956      $     76        $    284        $      5
                                          ========     ========      ========      ========        ========        ========


See accompanying notes.

1. OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND NATURE OF BUSINESS

Texas Capital Bancshares, Inc. (Texas Capital Bancshares or the Company), a Delaware bank holding company, was incorporated in March 1998. The consolidated financial statements of the Company include the accounts of Texas Capital Bancshares, Inc. and its wholly owned subsidiary, Texas Capital Bank, National Association (the Bank). The Bank was formed on December 18, 1998 through the acquisition of Resource Bank, N.A. (Resource Bank). The operations of the Bank from December 18, 1998 forward are included in the consolidated financial statements of the Company. The operations of Resource Bank prior to that date are shown separately as predecessor financial statements. The accounting policies followed in preparing predecessor financial statements for Resource Bank are the same as those followed by the Company and described below.

All business is conducted through the Bank. BankDirect, a division of the Bank, provides on-line banking services through the Internet. The Bank currently provides commercial banking services to its customers in Texas, Oklahoma, and New Mexico. The Bank concentrates on middle market commercial and private client customers, while BankDirect provides basic consumer banking services to Internet users.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

Cash equivalents include amounts due from banks and federal funds sold.

SECURITIES

Securities are classified as trading, available-for-sale or held-to-maturity. Management classifies securities at the time of purchase and re-assesses such designation at each balance sheet date; however, transfers between categories from this re-assessment are rare.

Trading Account

Securities acquired for resale in anticipation of short-term market movements are classified as trading, with realized and unrealized gains and losses recognized in income. To date, the Company has not had any activity in its trading account.

Held-to-Maturity and Available-for-Sale

Debt securities are classified as held-to-maturity when the Company has the positive intent and ability to hold the securities to maturity. Held-to-maturity securities are stated at amortized cost. Debt securities not classified as held-to-maturity or trading and marketable equity securities not classified as trading are classified as available-for-sale. Available-for-sale securities are stated at fair value, with the unrealized gains and losses reported in a separate component of accumulated other comprehensive income. The amortized cost of debt securities is adjusted for amortization of premiums and accretion of discounts to maturity, or in the case of mortgage-backed securities, over the estimated life of the security. Such amortization and accretion is included in interest income from securities. Realized gains and losses and declines in value judged to be other-than-temporary are included in gain (loss) on sale of securities. The cost of securities sold is based on the specific identification method.

LOANS

Loans are either secured or unsecured based on the type of loan and the financial condition of the borrower. Repayment is generally expected from cash flows of borrowers. The Company is exposed to risk of loss on loans which may arise from any number of factors including problems within the respective industry of the borrower or from local economic conditions. Access to collateral, in the event of borrower default, is reasonably assured through adherence to applicable lending laws and through sound lending standards and credit review procedures.

Loans are stated at the amount of unpaid principal reduced by deferred loan income (net of costs) and an allowance for loan losses. Interest on loans is recognized using the simple-interest method on the daily balances of the principal amounts outstanding. Loan origination fees, net of direct loan origination costs, and commitment fees, are deferred and amortized as an adjustment to yield over the life of the loan, or over the commitment period, as applicable.

The accrual of interest on loans is discontinued when there is a clear indication that the borrower's cash flow may not be sufficient to meet payments as they become due, which is generally when a loan is 90 days past due. When a loan is placed on nonaccrual status, all previously accrued and unpaid interest is reversed. Interest income is subsequently recognized on a cash basis. A loan is placed back on accrual status when both principal and interest are current.

A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect all amounts due (both principal and interest) according to the terms of the loan agreement. Reserves on impaired loans are measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or the fair value of the underlying collateral.

ALLOWANCE FOR LOAN LOSSES

The allowance for loan losses is established through a provision for loan losses charged against income. The allowance for loan losses includes specific reserves for impaired loans and an estimate of losses inherent in the loan portfolio at the balance sheet date, but not yet identified with specific loans. Loans deemed to be uncollectible are charged against the allowance when management believes that the collectibility of the principal is unlikely and subsequent recoveries, if any, are credited to the allowance. Management's periodic evaluation of the adequacy of the allowance is based on an assessment of the current loan portfolio, including known inherent risks, adverse situations that may affect the borrowers' ability to repay, the estimated value of any underlying collateral and current economic conditions.

PREMISES AND EQUIPMENT

Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which range from three to ten years. Gains or losses on disposals of premises and equipment are included in results of operations.

ADVERTISING AND WEBSITE DEVELOPMENT COSTS

Advertising costs are expensed as incurred. Costs incurred in connection with the initial website development for BankDirect are capitalized and amortized over a period not to exceed three years. Ongoing maintenance and enhancements of websites are expensed as incurred.

INTANGIBLE ASSETS

The excess of cost over the fair value of net identifiable assets of businesses acquired (goodwill) is amortized on a straight-line basis over a period not in excess of 20 years. All intangible assets are evaluated periodically to determine recoverability of their carrying value when economic conditions indicate an impairment may exist. These conditions would include an ongoing negative performance history and a forecast of anticipated performance that is significantly below management's initial expectation for the acquired entity. Impairment would be determined based on the estimated discounted cash flows of the entity acquired over the remaining amortization period.

ACCUMULATED OTHER COMPREHENSIVE INCOME

Unrealized gains or losses on the Company's available-for-sale securities are included in accumulated other comprehensive income.

INCOME TAXES

The Company and its subsidiary file a consolidated federal income tax return. The Company utilizes the liability method in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based upon the difference between the values of the assets and liabilities as reflected in the financial statements and their related tax basis using enacted tax rates in effect for the year in which the differences are expected to be recovered or settled. As changes in tax law or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes. A valuation reserve is provided against deferred tax assets unless it is more likely than not that such deferred tax assets will be realized.

EFFECT OF PENDING STATEMENTS OF FINANCIAL ACCOUNTING STANDARDS

Statement of Financial Accounting Standards No. 133 Accounting for Derivative Instruments and Hedging Activities (SFAS 133) was issued in June 1998. SFAS No. 133 requires the Company to recognize all derivatives on the balance sheet at fair value. The Company will adopt the Standard as of January 1, 2001. The adoption is not expected to have a material impact on the Company's financial statements.

RECLASSIFICATION

Certain reclassifications have been made to the 1998 financial statements to conform to the 1999 presentation.


The consolidated interim financial statements have been prepared without audit. Certain information and footnote disclosures presented in accordance with accounting principles generally accepted in the United States have been condensed or omitted. In the opinion of management, the interim financial statements include all normal and recurring adjustments and the disclosures made are adequate to make interim financial information not misleading.


2. ACQUISITION

On December 18, 1998, the Company acquired Resource Bank by exchanging 492,978 shares of the Company's common stock (valued at $12.50 per share) for 100% of Resource Bank's common stock. The transaction has been accounted for by the purchase method of accounting. The Company's consolidated financial statements include the results of operations of Resource Bank from the date of acquisition forward.

The purchase price was allocated to the assets acquired and liabilities assumed based upon estimated market values, summarized as follows:

                                                                         Market Value
                                                                        --------------
                                                                        (In Thousands)
ASSETS
Cash                                                                        $   842
Securities                                                                    3,175
Federal funds sold                                                            4,220
Loans                                                                        11,003
Fixed assets                                                                    245
Other assets                                                                    120
                                                                            -------
Total assets                                                                $19,605

LIABILITIES
Deposits                                                                    $15,166
Other liabilities                                                               147
                                                                            -------
Total liabilities                                                            15,313

Assignable market values of identified net assets                             4,292
Purchase price                                                                6,162
                                                                            -------
Excess of cost over market value of identified assets (goodwill)            $ 1,870
                                                                            =======

The excess of cost over the market value of identified assets (goodwill) is being amortized over 15 years. Accumulated amortization related to intangibles totaled approximately $125,000 at December 31, 1999.

3. SECURITIES

The following is a summary of securities:


                                                                December 31, 1999
                                          --------------------------------------------------------------
                                                             Gross             Gross           Estimated
                                          Amortized       Unrealized         Unrealized          Fair
     Available-for-Sale Securities          Cost             Gains             Losses            Value
     -----------------------------        ---------       ----------         ----------        ---------
                                                                 (In Thousands)
U. S. Government agency securities        $  72,846        $      --         $  (2,260)        $  70,586
Mortgage-backed securities                   58,463               --              (747)           57,716
Other debt securities                        31,823                3              (194)           31,632
Equity securities                             4,475               --                --             4,475
                                          ---------        ---------         ---------         ---------
                                          $ 167,607        $       3         $  (3,201)        $ 164,409
                                          =========        =========         =========         =========


                                                            December 31, 1998
                                         --------------------------------------------------------
                                                         Gross            Gross         Estimated
                                         Amortized     Unrealized       Unrealized        Fair
     Available-for-Sale Securities         Cost           Gains           Losses          Value
     -----------------------------       ---------     ----------       ----------      ---------
                                                             (In Thousands)
U. S. Government agency securities        $ 3,000        $    --         $    (4)        $ 2,996
Mortgage-backed securities                     --             --              --              --
Equity securities                             175             --              --             175
                                          -------        -------         -------         -------
                                          $ 3,175        $    --         $    (4)        $ 3,171
                                          =======        =======         =======         =======

The amortized cost and estimated fair value of securities are presented below by contractual maturity:


                                                                   December 31, 1999
                                              ------------------------------------------------------------
                                              Less Than       One to Five        Five to
            Available-for-sale                One Year           Years           Ten Years          Total
            ------------------                ---------       -----------       ----------        --------
                                                                      (In Thousands)
U.S. Government Agency:
   Amortized cost                                   --        $   68,223        $    4,623        $ 72,846
   Estimated fair value                             --            66,160             4,426          70,586
   Weighted average yield                                           5.70%             5.86%           5.71%

Other debt securities:
   Amortized cost                                   --            31,823                --          31,823
   Estimated fair value                             --            31,632                --          31,632
   Weighted average yield                                           7.07%                             7.07%
                                                ------        ----------        ----------        --------

Total fixed maturity securities:
   Amortized cost                                   --           100,046             4,623         104,669
   Estimated fair value                             --            97,792             4,426         102,218
   Weighted average yield                                           6.14%             5.86%           6.12%
                                                ------        ----------        ----------

Mortgage-backed securities:
   Amortized cost                                                                                 $ 58,463
   Estimated fair value                                                                             57,716
   Weighted average yield                                                                             6.71%

Equity securities:
   Amortized cost                                                                                 $  4,475
   Estimated fair value                                                                              4,475
                                                                                                  --------

Total available for sale securities:
   Amortized cost                                                                                 $167,607
   Estimated fair value                                                                            164,409
                                                                                                  --------


Actual maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without prepayment penalties.

Securities with carrying values of approximately $60,011,000 were pledged to secure certain borrowings at December 31, 1999.

4. LOANS AND ALLOWANCE FOR LOAN LOSSES


Loans are summarized by category as follows (in thousands):



                                                                   March 31,                December 31
                                                                     2000              1999              1998
                                                                  -----------        ---------         ---------
                                                                  (Unaudited)
Commercial                                                         $ 176,995         $ 152,749         $   2,227
Construction                                                          13,213            11,565             4,554
Real estate                                                           65,813            51,779             3,142
Consumer                                                              22,782            11,507             1,169
                                                                   ---------         ---------         ---------
                                                                     278,803           227,600            11,092
Deferred origination fees (net of direct origination costs)
                                                                        (643)              (30)               a-
Allowance for loan losses                                             (3,475)           (2,775)             (100)
                                                                   ---------         ---------         ---------
Loans, net                                                         $ 274,685         $ 224,795         $  10,992
                                                                   =========         =========         =========


The majority of the commercial, consumer and residential mortgage loan portfolios are loans to business and individuals in Texas. This geographic concentration subjects the loan portfolio to the general economic conditions within this area. Within the loan portfolio, loans to the services industry were $110.4 million or 49% of total loans. Other notable segments include manufacturing, $37.6 million and contracting, $27.4 million. The risks created by these concentrations have been considered by management in the determination of the adequacy of the allowance for loan losses. Management believes the allowance for loan losses is adequate to cover estimated loses on loans at December 31, 1999.


The changes in the allowance for loan losses are summarized as follows (in thousands):



                                                     Texas Capital Bancshares                        Resource Bank
                                       ------------------------------------------------      ----------------------------
                                                                            Inception          January 1      Inception
                                        Three months       Year ended        through            through        through
                                           ended          December 31,     December 31,      December 18,    December 31,
                                       March 31, 2000         1999             1998              1998            1997
                                       --------------     -------------    ------------      ------------    ------------
                                        (Unaudited)
Balance, beginning of year                  $ 2,775          $   100           $    --          $    30          $    --
Provision for loan losses                       700            2,687                 1               69               30
Acquisition of Resource Bank                     --               --                99               --               --
Loans charged off                                --              (12)               --               --               --
                                            -------          -------           -------          -------          -------
Balance at end of year                      $ 3,475          $ 2,775           $   100          $    99          $    30
                                            =======          =======           =======          =======          =======


The Bank had no impaired loans as of December 31, 1999 and 1998.

During the normal course of business, the Company and subsidiaries may enter into transactions with related parties, including their officers, employees, directors, significant shareholders and their related affiliates. It is the Company's policy that all such transactions are on substantially the same terms as those prevailing at the time for comparable transactions with third parties. Loans to related parties, including officers and directors, were approximately $3,858,000 at December 31, 1999. During the year ended December 31, 1999, total advances were approximately $9,788,000 and total paydowns were $5,930,000. There were no loans to related parties as of December 31, 1998.

5. PREMISES AND EQUIPMENT

Premises and equipment at December 31, 1999 and 1998 are summarized as follows:


                                         December 31
                                    1999             1998
                                  -------           -------
                                        (In Thousands)
Premises                          $ 1,803           $    24
Furniture and equipment             3,201               356
                                  -------           -------
                                    5,004               380
Accumulated depreciation             (593)               (3)
                                  -------           -------
                                  $ 4,411           $   377
                                  =======           =======


Depreciation expense was approximately $590,000 and $3,000 at December 31, 1999 and from inception to December 31, 1998, respectively, for Texas Capital Bancshares and was approximately $91,000 and $18,000 for the period from January 1 through December 18, 1998 and from inception through December 31, 1997, respectively, for Resource Bank.

6. DEPOSITS

At December 31, 1999, the scheduled maturities of interest-bearing time deposits are as follows:

                    December 31, 1999
                    -----------------
                      (In Thousands)
2000                    $ 83,799
2001                      20,079
2002                         202
2003                         627
2004                          --
                        --------
                        $104,707
                        ========

At December 31, 1999 and 1998, the Bank had approximately $18,909,000 and $112,000, respectively, in deposits from related parties, including directors, shareholders, and their related affiliates.

At December 31, 1999 and 1998, interest-bearing time deposits of $100,000 or more were approximately $57,881,000 and $5,190,000, respectively.

7. BORROWING ARRANGEMENTS

Short-term borrowings at December 31, 1999 consist of $46.3 million in advances from the Federal Home Loan Bank (FHLB). These advances consist of overnight and term advances bearing interest from 5.28% to 5.98%, with a weighted average cost of 5.75%. All borrowings outstanding at December 31, 1999 mature within 30 days. In accordance with policies of the FHLB, the Bank has pledged $48.3 million of securities as collateral for these advances. Based on the securities portfolio at December 31, 1999, the Bank had an additional $148 million of FHLB borrowings available.

The Bank had unused federal fund lines available from commercial banks at December 31, 1999 of approximately $55 million. Generally, these federal fund borrowings are overnight, but not to exceed seven days.

8. INCOME TAXES

As a net operating loss was incurred during the three months ended March 31, 2000, the year ended December 31, 1999 and from inception to December 31, 1998 by Texas Capital Bancshares and from January 1, 1998 through December 18, 1999 and from inception through December 31, 1997 by Resource Bank, there was no current or deferred provision for income taxes.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of deferred tax assets and liabilities are as follows:


                                                                             December 31
                                                                       1999              1998
                                                                     -------            -------
                                                                            (In Thousands)
Deferred tax assets:
  Net operating loss carryforward                                    $ 3,135            $   400
  Allowance for loan losses                                              944                 21
  Organizational costs                                                   183                 57
  Depreciation                                                            56                  5
  Loan origination fees                                                  320                 --
  Unrealized loss on securities                                        1,087                 --
                                                                     -------            -------
                                                                       5,725                483

Deferred tax liabilities:
  Cash to accrual                                                     (1,210)                --
                                                                     -------            -------
                                                                      (1,210)                --

Net deferred tax asset before valuation allowance                      4,515                483
Valuation allowance                                                   (4,515)              (483)
                                                                     -------            -------
Net deferred tax asset (liability)                                   $    --            $    --
                                                                     =======            =======


The reconciliation of income attributable to continuing operations computed at the U.S. federal statutory tax rates to income tax expense is as follows:


                                       Texas Capital Bancshares           Resource Bank
                                    -----------------------------  ---------------------------
                                                      Inception     January 1      Inception
                                     Year ended        through       through        through
                                    December 31,     December 31,  December 18,   December 31,
                                        1999            1998           1998           1997
                                    ------------     ------------  ------------   ------------
Tax at U.S. statutory rate               34%            34%            34%            34%

Non-deductible items                     (1%)           (1%)           (1%)           (1%)
Changes in valuation allowance          (32%)          (33%)          (33%)          (33%)
Other, net                               (1%)           --             --             --
                                        ---            ---            ---            ---
Total                                     0%             0%             0%             0%
                                        ===            ===            ===            ===


At December 31, 1999 the Company has federal net operating loss carryforwards of approximately $9,220,000 which will begin to expire in year 2014. A valuation allowance equal to the total estimated tax benefit of this net operating loss carryforward has been established at December 31, 1999. The change in the valuation allowance for the current year is $4,032,000.

9. EMPLOYEE BENEFITS

In August 1999, the Company established a qualified retirement plan, with a salary deferral feature designed to qualify under Section 401 of the Internal Revenue Code (the 401(k) Plan). The 401(k) Plan permits the employees of the Company to defer a portion of their compensation. Matching contributions may be made in amounts and at times determined by the Company. The Company made no such contributions for the year ended December 31, 1999. Amounts contributed by the Company for a participant will vest over 6 years and will be held in trust until distributed pursuant to the terms of the 401(k) Plan. Employees of the Company are eligible to participate in the 401(k) Plan when they meet certain requirements concerning minimum age and period of credited service. All contributions to the 401(k) Plan are invested in accordance with participant elections among certain investment options.

The Board of Directors of the Company approved a stock option plan during 1999. The number of options awarded and the employees to receive the options are determined by the Board of Directors, or its designated committee. Options awarded under this plan are subject to vesting requirements. Generally, one fifth of the options awarded vest annually and expire 10 years after date of grant. Total options available under the plan at December 31, 1999, are 761,849. During 1999, 522,320 options were awarded at an exercise price of $12.50, and 50,000 options were awarded at an exercise price of $11.09.

The Company follows SFAS No. 123, Accounting for Stock Based Compensation. The statement allows the continued use of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB No. 25), and related interpretations. Under APB 25, no compensation expense is recognized at the date of grant for the options where the exercise price of the stock options equals the market price of the underlying stock on the date of grant. Compensation expense of $24,000 was recorded for the options that were granted at $11.09 with a three-year vesting period. The Company's election to continue the use of APB 25 requires pro forma disclosures of net income as if the fair value based method of accounting had been applied.

The fair value of these options was estimated at the date of grant using a Black-Scholes value option pricing model with the following weighted average assumptions: a risk free interest rate of 5.06%, a dividend yield of 0%, a volatility factor of .001, and an estimated life of 5 years.

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

Had compensations costs for all grants of stock options during 1999 been determined based upon the fair value of vested options at the date of grant, reported net loss for 1999 would have been adjusted to the pro forma amount shown below. As presented below, the pro forma impact on future periods can be expected to be greater, as each successive grant is valued and amortized:

(In Thousands except Share Data)               Year ended
                                            December 31, 1999
                                            -----------------
Net loss:
  As reported                                  $  (9,298)
  Pro forma                                       (9,641)

Basic and diluted earnings per share:
  As reported                                  $   (1.23)
  Proforma                                         (1.27)

A summary of the Company's stock option activity and related information for 1999 is as follows:

                                                                                                Weighted Average
                                                                                                    Exercise
                                                                               Options                Price
                                                                             -----------        ----------------
Options outstanding at January 1, 1999                                                --          $        --
Options granted                                                                  572,320                12.38
Options exercised                                                                     --                   --
Options forfeited                                                                     --                   --
                                                                             -----------          -----------
Options outstanding at December 31,1999                                          572,320          $     12.38
                                                                             ===========          ===========

Options vested at December 31, 1999                                               63,518          $     12.13

Weighted average fair value of options granted during 1999 in which
  the option exercise price ($12.50) equals the market price:                $      2.71

Weighted average fair value of options granted during 1999 in which
  the option exercise price ($11.09) is less than market price:              $      4.02

Weighted average remaining contractual life of options currently
  outstanding in years:                                                             9.08

The Company entered into a deferred compensation agreement with one of its executive officers. The agreement allows the employee to elect to defer up to 100% of his compensation on an annual basis. All deferred compensation is invested in the Company's common stock held in a rabbi trust. The stock is held in the name of the trustee, and the principal and earnings of the trust are held separate and apart from other funds of the Company, and are used exclusively for the uses and purposes of the deferred compensation agreement. The accounts of the trust have been consolidated with the accounts of the Company.

10. WARRANTS

As described in Note 16, the Company plans to transfer the operations of BankDirect into a separate majority owned subsidiary of the Company, BankDirect SSB. During 1999, Texas Capital Bank entered into a marketing and co-branding agreement with a third party to market and co-brand BankDirect. The agreement includes an obligation to issue warrants upon the third party meeting certain account volumes. Such volumes have not been met as of December 31, 1999. The third party could acquire up to 3% of BankDirect SSB's common stock after an Initial Public Offering.

11. FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET

The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters-of-credit which involve varying degrees of credit risk in excess of the amount recognized in the consolidated balance sheets. The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters-of-credit is represented by the contractual amount of these instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. The amount of collateral obtained, if deemed necessary, is based on management's credit evaluation of the borrower.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's credit-worthiness on a case-by-case basis.

Standby letters-of-credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters-of-credit is essentially the same as that involved in extending loan facilities to customers.


                                                                             December 31
                                                                        1999             1998
                                                                       -------          -------
                                                                            (In Thousands)
Financial instruments whose contract amounts represent credit risk
  Commitments to extend credit                                         $92,819          $ 5,328
  Standby letters-of-credit                                             11,284               --


12. REGULATORY RESTRICTIONS

The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory (and possibly additional discretionary) actions by regulators that, if undertaken, could have a direct material effect on the Company's and the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of the Company's and the Bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Company's and the Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1999, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

As of June 30, 1999, the most recent notification from the OCC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. Financial institutions are categorized as well capitalized or adequately capitalized, based on minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the tables below. As shown below, the Bank's capital ratios exceed the regulatory definition of well capitalized as of December 31, 1999 and 1998. There have been no conditions or events since the notification that management believes have changed the Bank's category.

(In Thousands except Percentage Data)                                                                To Be Well Capitalized
                                                                                                          Under Prompt
                                                                              For Capital              Corrective Action
                                                    Actual                  Adequacy Purposes               Provisions
                                             -------------------          -------------------        ----------------------
                                             Amount        Ratio          Amount        Ratio        Amount           Ratio
                                             -------       -----          -------       -----        -------          -----
As of December 31, 1999:

Total capital (to risk-weighted
assets):

COMPANY                                      $77,140       23.8%          $25,896        8.0%            N/A           N/A
Bank                                          76,063       23.4%           25,968        8.0%        $32,461          10.0%

Tier 1 capital (to risk-weighted
   assets):

COMPANY                                      $74,365       23.0%          $12,948        4.0%            N/A           N/A
Bank                                          73,288       22.6%           12,984        4.0%        $19,476           6.0%

Tier 1 capital (to average assets):

COMPANY                                      $74,365       21.5%          $13,817        4.0%            N/A           N/A
Bank                                          73,288       21.2%           13,816        4.0%        $17,270           5.0%


                                                                                                   To Be Well Capitalized
                                                                                                        Under Prompt
                                                                            For Capital              Corrective Action
                                                 Actual                  Adequacy Purposes                Provisions
                                         ----------------------       ----------------------       ----------------------
                                         Amount          Ratio        Amount           Ratio       Amount           Ratio
                                         -------         ------       -------          -----       -------          -----
As of December 31, 1998:

Total capital (to risk-weighted
   assets):

COMPANY                                  $71,420         267.0%       $ 2,140           8.0%           N/A           N/A
Bank                                      70,387         263.0%         2,139           8.0%       $ 2,675          10.0%

Tier 1 capital (to risk-weighted
   assets):

COMPANY                                  $71,320         266.6%       $ 1,070           4.0%           N/A           N/A
Bank                                      70,287         262.0%         1,070           4.0%       $ 1,605           6.0%

Tier 1 capital (to average assets):

COMPANY                                  $71,320         397.9%       $   717           4.0%           N/A           N/A
Bank                                      70,287         355.0%           791           4.0%       $   990           5.0%

Dividends that may be paid by subsidiary banks are routinely restricted by various regulatory authorities. The amount that can be paid in any calendar year without prior approval of the Bank's regulatory agencies cannot exceed the lesser of net profits (as defined) for that year plus the net profits for the preceding two calendar years, or retained earnings. No dividends were declared or paid during 1999 or 1998.

The required balance at the Federal Reserve at December 31, 1999 was approximately $391,000.

13. EARNINGS PER SHARE

The following table presents the computation of basic and diluted earnings per share (in thousands except share data):


                                                                   Texas Capital Bancshares
                                                 ---------------------------------------------------------------------
                                                                                                         March 1, 1998
                                                 Three months       Three months                          (Inception)
                                                    ended               ended          Year ended            through
                                                   March 31,          March 31,        December 31,       December 31,
                                                     2000               1999              1999                1998
                                                 ------------       ------------       ------------      -------------
                                                 (Unaudited)        (Unaudited)
Numerator for basic and dilutive per
  share-loss allocated common shareholders       $    (2,970)       $    (1,017)       $    (9,298)       $      (739)
                                                 -----------        -----------        -----------        -----------
Denominator for basic and dilutive
  earnings per share-weighted average
  shares                                           7,591,746          7,312,182          7,566,248            599,907
                                                 -----------        -----------        -----------        -----------

Basic and diluted earnings per share             $      (.39)       $      (.14)       $     (1.23)       $     (1.23)
                                                 ===========        ===========        ===========        ===========


14. FAIR VALUES OF FINANCIAL INSTRUMENTS

Statement of Financial Accounting Standards No. 107, Disclosures About Fair Value of Financial Instruments (SFAS 107), requires disclosure of fair value information about financial instruments, whether or not recognized on the balance sheet, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. SFAS 107 excludes certain financial instruments and all non-financial instruments from its disclosure requirements. This disclosure does not and is not intended to represent the fair value of the Company.

A summary of the carrying amounts and estimated fair values of financial instruments is as follows:


                                        December 31, 1999
                                    -------------------------
                                    Carrying       Estimated
                                     Amount        Fair Value
                                    --------       ---------
                                        (In Thousands)
Cash and cash equivalents           $  8,548       $  8,548
Securities available-for-sale        164,409        164,409
Loans, net                           224,795        215,878
Deposits                             287,068        282,429

Financial instruments carrying value at December 31, 1998 approximated fair value.

The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

Cash and cash equivalents

The carrying amounts reported in the consolidated balance sheet for cash and short-term investments approximates their fair value.

Securities available-for-sale

The fair value of investment securities is based on prices obtained from independent pricing services which are based on quoted market prices for the same or similar securities.

Loans

For variable-rate loans that reprice frequently with no significant change in credit risk, fair values are generally based on carrying values. The fair value for other loans is estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. The carrying amount of accrued interest approximated its fair value.

Deposits

The carrying amounts for variable-rate money market accounts approximate their fair value. Fixed-term certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities.

Off-balance sheet instruments

Fair values for the Company's off-balance sheet instruments which consist of lending commitments and standby letters-of-credit are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing. Management believes that the fair value of these off-balance sheet instruments is not significant.

15. COMMITMENTS AND CONTINGENCIES

The Company leases various premises under operating leases with various expiration dates. Rent expense incurred under operating leases amounted to approximately $861,000 and $48,000 for the year ended December 31, 1999 and for the period from inception to December 31, 1998, respectively, for Texas Capital Bancshares and approximately $58,000 and $10,000 for the period from January 1 through December 18, 1998, and the period from inception through December 31, 1997, respectively, for Resource Bank.

Minimum future lease payments under operating leases are as follows:

                                                             Minimum
               Year ending December 31,                      Payments
               ------------------------                   -------------
                                                          (In Thousands)
               2000                                           $ 2,090
               2001                                             2,091
               2002                                             1,964
               2003                                             1,665
               2004 and thereafter                              7,954
                                                              -------
                                                              $15,764
                                                              =======

16. SUBSEQUENT EVENTS (UNAUDITED)


On February 7, 2000, the Company issued a Private Placement Memorandum to sell 1,000,000 shares of its common stock for $14.50 per share. Subsequently, this offering was increased to 1,500,000 shares of common stock. Subsequent to March 31, 2000, the Company sold 1,841,024 shares at $14.50 per share. The funds raised in this offering will primarily be used to provide the Company with additional funds for customer acquisition, expansion of operations, and working capital and to provide funds for customer acquisition, expansion of operations, and working capital to the Bank and BankDirect.

During June 2000, the Company received final regulatory approval for the formation of the state chartered savings bank, which would be a consolidated subsidiary of the Company. The Company plans to transfer the operations of BankDirect into this consolidated subsidiary after its formation.

During 1999, the Board of Directors approved the creation of an Employee Stock Purchase Plan (ESPP). Employees are eligible for the plan when they have met certain requirements concerning period of credited service and minimum hours worked. Eligible employees may contribute a minimum of 1% to a maximum of 10% of eligible compensation up to the Section 423 of the Internal Revenue Code limit of $25,000. The Company has allocated 80,000 shares to the plan. As of December 31, 1999, the plan document had not been finalized. The plan document is expected to the completed and participation should begin during the second quarter of 2000.

In April 2000, BankDirect entered into an agreement with American Airlines to offer mileage opportunities to AAdvantage members through its AAdvantage Program. BankDirect is the first internet-based bank to offer customers the benefits of the AAdvantage Program.

17. PARENT COMPANY ONLY

Summarized financial information for Texas Capital Bancshares, Inc. - Parent Company Only follows:


BALANCE SHEETS                                                                December 31
                                                                         1999            1998
                                                                       --------        --------
                                                                             (In Thousands)
ASSETS
Cash and cash equivalents                                              $  1,202        $    823
Investment in subsidiaries                                               71,835          72,153
Other assets                                                                 18             230
                                                                       --------        --------
Total assets                                                           $ 73,055        $ 73,206
                                                                       ========        ========

LIABILITIES AND SHAREHOLDERS' EQUITY
Other liabilities                                                      $    143        $     20
                                                                       --------        --------
Total liabilities                                                           143              20
                                                                       --------        --------

Common stock                                                                 77              66
Additional paid-in capital                                               86,917          73,863
Accumulated deficit                                                     (10,037)           (739)
Treasury stock                                                             (847)
Accumulated other comprehensive income (loss)                            (3,198)             (4)
                                                                       --------        --------
Total shareholders' equity                                               72,912          73,186
                                                                       --------        --------
Total liabilities and shareholders' equity                             $ 73,055        $ 73,206
                                                                       ========        ========



STATEMENTS OF EARNINGS                                                          March 1, 1998
                                                                      Year       (Inception)
                                                                     ended        through
                                                                  December 31,  December 31,
                                                                      1999          1998
                                                                  ------------  -------------
                                                                        (In Thousands)
Interest income                                                    $    16        $   153
                                                                   -------        -------
Total income                                                            16            153
                                                                   -------        -------

Interest expense                                                        --              7
Salaries and employee benefits                                         764            356
Legal and professional                                                 388            176
Non-interest expense                                                    38            348
                                                                   -------        -------
Total expense                                                        1,190            887

Loss before income taxes and equity in undistributed loss of subsidiaries
                                                                    (1,174)          (734)
Income tax expense (benefit)                                            --             --
                                                                   -------        -------
Loss before equity in undistributed income of subsidiaries          (1,174)          (734)

Equity in undistributed loss of subsidiaries                        (8,124)            (5)
                                                                   -------        -------
Net Loss                                                           $(9,298)       $  (739)
                                                                   =======        =======

STATEMENTS OF CASH FLOWS                                                                 March 1, 1998
                                                                             Year          (Inception)
                                                                             ended          through
                                                                           December 31,    December 31,
                                                                              1999            1998
                                                                           ------------  -------------
                                                                                 (In Thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                                                  $ (9,298)       $   (739)
Adjustments to reconcile net income to net cash provided by operating activities:
     Equity in undistributed loss of subsidiaries                              8,124               5
     (Increase) decrease in other assets                                         212            (230)
     Increase in other liabilities                                               123              20
                                                                            --------        --------
Net cash used in operating activities                                           (839)           (944)

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of Resource Bank                                                      --          (6,162)
Investment in subsidiaries                                                   (11,000)        (66,000)
                                                                            --------        --------
Net cash used in investing activities                                        (11,000)        (72,162)

CASH FLOWS FROM FINANCING ACTIVITIES
Sale of common stock                                                          13,065          73,929
Purchase treasury stock                                                         (847)             --
                                                                            --------        --------
Net cash provided by financing activities                                     12,218          73,929
                                                                            --------        --------

Net increase in cash and cash equivalents                                        379             823
Cash and cash equivalents at beginning of period                                 823              --
                                                                            --------        --------
Cash and cash equivalents at end of period                                  $  1,202        $    823
                                                                            ========        ========

Cash paid for interest                                                      $     --        $      7
                                                                            ========        ========



18. REPORTABLE SEGMENTS

The Company operates two principal lines of business under Texas Capital Bank (the "Bank"): the traditional bank and BankDirect, an internet only bank. BankDirect has been a net provider of funds and the traditional bank has been a net user of funds. In order to present the operating results separately for BankDirect and the traditional bank, it was necessary to allocate earning assets held by the traditional bank to BankDirect. Currently earning assets are allocated to BankDirect on a monthly basis in amounts equal to total BankDirect liabilities, less any non-earning assets of BankDirect.

TRADITIONAL BANKING

TRADITIONAL BANKING
(In thousands)



                               Year ended
                               December 31,     Three Months Ended March 31
                                  1999            2000               1999
                               ------------     --------           --------
                                                        (Unaudited)
Net interest income             $  8,205        $  3,594           $  1,257
Provision for loan losses          2,687             700                206
Non-interest income                  356             330                 16
Non-interest expense              12,149           4,720              1,949
Net loss                          (6,275)         (1,496)              (882)



BANKDIRECT

As BankDirect did not exist during the first quarter of 1999, comparative information is not available.

BANKDIRECT
(In thousands)



                             Year ended      Three months
                            December 31,    ended March 31,
                               1999              2000
                            ------------    ---------------
                                              (Unaudited)
Net interest income           $    27           $    85
Non-interest income                 2                 7
Non-interest expense            1,878             1,141
Net loss                       (1,849)           (1,049)

Reportable segments reconciliations to the Consolidated Financial Statements for the three months ended March 31, 2000 and March 31, 1999 are as follows (in thousands):



                                                                    March 31, 2000
                                                --------------------------------------------------------
                                                  Net          Provision         Non-             Non-
                                                Interest        for Loan       interest         interest
                                                 Income          Losses         Income           Expense
                                                --------       ---------       --------         --------
                                                                      (Unaudited)
Total reportable lines of business               $3,679          $  700          $  337          $5,861
Unallocated items:
   Holding company                                   --              --              --             425
                                                 ------          ------          ------          ------

Texas Capital Bancshares (consolidated)          $3,679          $  700          $  337          $6,286
                                                 ======          ======          ======          ======



                                                                    March 31, 1999
                                                --------------------------------------------------------
                                                  Net          Provision         Non-             Non-
                                                Interest        for Loan       interest         interest
                                                 Income          Losses         Income           Expense
                                                --------       ---------       --------         --------
                                                                      (Unaudited)
Total reportable lines of business               $1,257          $  206          $   16          $1,949
Unallocated items:
   Holding company                                    9              --              --             144
                                                 ------          ------          ------          ------

Texas Capital Bancshares (consolidated)          $1,266          $  206          $   16          $2,093
                                                 ======          ======          ======          ======



Reportable segments reconciliation to the Consolidated Financial Statements for the year ended December 31, 1999 is as follows (in thousands):



                                                                   December 31, 1999
                                                --------------------------------------------------------
                                                  Net          Provision         Non-             Non-
                                                Interest        for Loan       interest         interest
                                                 Income          Losses         Income           Expense
                                                --------       ---------       --------         --------
                                                                      (Unaudited)
Total reportable lines of business               $ 8,232         $ 2,687        $   358          $14,027
Unallocated items:
   Holding company                                    16              --             --            1,190
                                                 -------         -------        -------          -------

Texas Capital Bancshares (consolidated)          $ 8,248         $ 2,687        $   358          $15,217
                                                 =======         =======        =======          =======

                         TEXAS CAPITAL BANCSHARES, INC.
                                 AND SUBSIDIARY

                        Consolidated Financial Statements
                           and Additional Information

                                December 31, 1998

                   (With Independent Auditors' Report Thereon)

                          INDEPENDENT AUDITORS' REPORT


The Board of Directors
Texas Capital Bancshares, Inc. and Subsidiary


We have audited the accompanying consolidated balance sheet of Texas Capital Bancshares, Inc. and Subsidiary (together referred to as Company) as of December 31, 1998, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Texas Capital Bancshares, Inc. and Subsidiary as of December 31, 1998, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.




                                   /s/ FISK & ROBINSON P.C.

March 25, 1999

                  TEXAS CAPITAL BANCSHARES, INC. AND SUBSIDIARY

                           Consolidated Balance Sheet

                                December 31, 1998

                                 (In Thousands)


ASSETS
Cash and due from banks                           $  2,021

Federal funds sold                                  70,500

Securities available for sale                        3,171

Loans                                               10,992

Premises and equipment                                 377

Goodwill                                             1,870

Other assets                                           380
                                                  --------

                                                  $ 89,311
                                                  ========

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits:
 Noninterest bearing                              $  2,697
 Interest bearing                                   13,321
                                                  --------

     Total deposits                                 16,018

 Other liabilities                                     107

 Commitments and contingencies                          --

 Stockholder's equity:
  Common stock                                          61
  Series A-1 nonvoting stock                             5
  Paid-in capital                                   73,863
  Accumulated deficit                                 (739)
  Accumulated other comprehensive income                (4)
                                                  --------
     Total stockholders' equity                     73,186
                                                  --------

                                                  $ 89,311
                                                  ========


          See accompanying notes to consolidated financial statements.

                  TEXAS CAPITAL BANCSHARES, INC. AND SUBSIDIARY

                       Consolidated Statement of Operations

                      For the Year Ended December 31, 1998

                                 (In Thousands)


Interest income:
  Interest and fees on loans                      $ 40
  Interest on securities                             8
  Interest on deposits in other banks              153
  Interest on federal funds sold                    12
                                                  ----

    Total interest income                          213
                                                  ----

Interest expense:
  Interest on deposit accounts                      25
  Interest on other borrowings                       7
                                                  ----

    Total interest expense                          32
                                                  ----

Net interest income                                181

Provision for possible loan losses                   1
                                                  ----

Net interest income after provision                180
                                                  ----

Noninterest income:
  Service charges                                    2
  Other                                              2
                                                  ----

    Total noninterest income                         4
                                                  ----

Noninterest expense:
  Salaries and employee benefits                   378
  Occupancy expense                                103
  Other                                            442
                                                  ----

    Total noninterest expense                      923
                                                  ----

Net loss                                          $739
                                                  ====


          See accompanying notes to consolidated financial statements.

                 TEXAS CAPITAL BANCSHARES, INC. AND SUBSIDIARY

                  Statement of Changes in Stockholders' Equity

                      For the Year Ended December 31, 1998

                             (Dollars in Thousands)


                                                           Common Stock                Series A-1 Nonvoting
                                                          $.01 Par Value                   Common Stock
                                                   20,000,000 Shares Authorized,          $.01 Par Value
                                                      6,160,441 Shares Issued          474,870 Shares Issued
                                                          and Outstanding                 and Outstanding

                                                                                                                     Paid-In
                                                       Shares          Amount        Shares          Amount          Capital
                                                    -----------      ----------    ----------      ----------       ----------
Balance January 1, 1998                                      --      $       --            --      $       --       $       --

Sale of common stock                                  5,667,463              56       474,870               5           67,706

Acquisition of Texas Capital Bank, N.A.                 492,978               5            --              --            6,157

Other comprehensive income:
   Net loss                                                  --              --            --              --               --

   Net unrealized loss on available for sale securities

         Total comprehensive income                          --              --            --              --               --

                                                     ----------      ----------    ----------      ----------       ----------

Balance December 31, 1998                             6,160,441      $       61       474,870      $        5       $   73,863
                                                     ==========      ==========    ==========      ==========       ==========

                                                                        Accumulated
                                                                           Other
                                                  Accumulated          Comprehensive
                                                    Deficit               Income             Total
                                                  ----------           -------------      ----------
Balance January 1, 1998                           $       --           $       --         $       --

Sale of common stock                                      --                   --             67,767

Acquisition of Texas Capital Bank, N.A.                   --                   --              6,162

Other comprehensive income:
   Net loss                                             (739)                  --               (739)

   Net unrealized loss on available for sale
     securities                                                                (4)                (4)

         Total comprehensive income                       --                   --               (743)

                                                  ----------           ----------         ----------

Balance December 31, 1998                         $     (739)          $       (4)        $   73,186
                                                  ==========           ==========         ==========

                See accompanying notes to financial statements.

                  TEXAS CAPITAL BANCSHARES, INC. AND SUBSIDIARY

                      Consolidated Statement of Cash Flows

                      For the Year Ended December 31, 1998

                                 (In Thousands)



Cash flows from operating activities:
  Net loss                                                      $   (739)
  Adjustments to reconcile net loss to net cash
    used by operating activities:
      Depreciation                                                     3
      Provision for possible loan losses                               1
      Net increase in other assets                                  (260)
      Net decrease in other liabilities                              (40)
                                                                --------

        Net cash used by operating activities                     (1,035)
                                                                --------

Cash flows from investing activities:
  Net principal collected on loans                                    10
  Net additions to premises and equipment                           (135)
  Proceeds received from acquisition of bank                       5,062
                                                                --------

        Net cash provided by investing activities                  4,937
                                                                --------

Cash flows from financing activities:
  Net increase in demand deposits, NOW and
    accounts                                                         742
  Net increase in certificates of deposits                           110
  Sale of common stock                                            67,767
                                                                --------

        Net cash provided by financing activities                 68,619
                                                                --------

  Net increase in cash and cash equivalents                       72,521

  Cash and cash equivalents at beginning of year                      --
                                                                --------

  Cash and cash equivalents at end of year                      $ 72,521
                                                                ========


          See accompanying notes to consolidated financial statements.

                  TEXAS CAPITAL BANCSHARES, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                                December 31, 1998


1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BUSINESS

The accounting and reporting policies of Texas Capital Bancshares, Inc. and Subsidiary (together referred to as Company) conform to general practices within the banking industry and to generally accepted accounting principles. The following are descriptions of the more significant of those policies.

Texas Capital Bank, National Association provides a full range of banking services to individual and corporate customers and is subject to competition from other local financial institutions. Texas Capital Bancshares, Inc. and the Bank are also subject to the regulations of certain federal agencies and undergo periodic examinations by those regulatory authorities.

BASIS OF PRESENTATION

The accompanying consolidated financial statements include the accounts of Texas Capital Bancshares, Inc. (Bancshares) and its wholly-owned subsidiary, Texas Capital Bank, National Association (Bank). All significant intercompany transactions have been eliminated in consolidation.

USE OF ESTIMATES

In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenue and expenses for the period. Actual results could differ significantly from those estimates.

Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses. In connection with the determination of the allowance for loan losses, management normally obtains independent appraisals for significant properties.

A significant portion of the Company's loans are secured by real estate and related assets located in local markets. Accordingly, the ultimate collectibility of this portion of the Company's loan portfolio is susceptible to changes in local market conditions.

                  TEXAS CAPITAL BANCSHARES, INC. AND SUBSIDIARY


CASH AND CASH EQUIVALENTS

For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, interest bearing deposits in other banks, and federal funds sold. All highly liquid investments with an initial maturity of less than ninety days are considered to be cash equivalents.

SECURITIES AVAILABLE FOR SALE

Available for sale securities consist of bonds, notes, debentures, and certain equity securities not classified as trading securities nor as held to maturity securities.

Unrealized holding gains and losses on available for sale securities are reported as a separate component of other comprehensive income in stockholders' equity until realized.

Gains and losses on the sale of available for sale securities are determined using the specific identification method.

Declines in the fair value of individual held to maturity and available for sale securities below their cost that are other than temporary would result in write-downs of the individual securities to their fair value. The related write-downs, if any, would be included in earnings as realized losses.

Premiums and discounts are recognized in interest income using the interest method over the period to maturity.

LOANS

Loans receivable are reported at their outstanding principal balance, net of the allowance for possible loan losses.

Certain fees and costs associated with originating loans have been recognized in the period in which such fees or costs were incurred. The provisions of Statement of Financial Accounting Standards (SFAS) No. 91 generally provide that such net fees or net costs be deferred and recognized over the life of the loan as an adjustment of yield. For the period ended December 31, 1998, management believes that not deferring such costs and amortizing them over the life of the related loan does not materially affect the consolidated financial position or results of operations of the Company.

Impaired loans (as defined by SFAS No. 114 and as amended by SFAS No. 118) are accounted for at the net present value of expected future cash flows, discounted at the loan's effective interest rate, the observable market price of the loan or at the fair value of the collateral if the loan is collateral dependent.

                  TEXAS CAPITAL BANCSHARES, INC. AND SUBSIDIARY


The accrual of interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received in excess of principal due and only when recovery of the carrying value of the loan is reasonably assured. The Bank had no impaired loans at December 31, 1998.

The allowance for possible loan losses is increased by charges to income and decreased by charge-offs (net of recoveries). The provision for possible loan losses is based on management's estimate of the amount required to maintain an allowance adequate to absorb potential losses in the portfolio. Since the provision is based on estimates, ultimate losses may vary from current estimates. Management's periodic evaluation of the adequacy of the allowance is based on the industry loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, and current economic conditions. Management believes the allowance for possible loan losses is adequate.

PREMISES AND EQUIPMENT

Premises and equipment are carried at cost less accumulated depreciation and amortization computed principally by the straight-line method.

OTHER REAL ESTATE OWNED

Real estate properties acquired though, or in lieu of, loan foreclosure are to be sold and are initially recorded at fair value at the date of foreclosure, establishing a new cost basis. After foreclosure, valuations are periodically prepared and the real estate is carried at the lower of the carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in other noninterest expense. The Bank had no other real estate owned at December 31, 1998.

GOODWILL

The excess of cost over net assets acquired is recorded as goodwill in the accompanying financial statements and is being amortized on a straight line basis over an estimated life of fifteen years.

                  TEXAS CAPITAL BANCSHARES, INC. AND SUBSIDIARY


INCOME TAXES

The Company files a consolidated income tax return with the Bank. Federal income tax expense or benefit is allocated on a separate return basis.

Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable for the period together with the change during the period in deferred tax assets and liabilities.

FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

In the ordinary course of business the Company has entered into off-balance-sheet financial instruments consisting of commitments to extend credit and standby letters of credit. Such financial instruments are recorded in the financial statements when they are funded or related fees are incurred or received.

FORWARD-LOOKING STATEMENTS

Certain phrases contained in these financial statements including, without limitation, statements containing the words "believes", "anticipates", "estimates", "expects" and words of similar meaning, constitute forward-looking statements, as defined in securities law. Among others, notes to the financial statements concerning financial instruments, contingencies, and Year 2000 readiness identify important risk factors that could cause actual results to differ significantly from those contained in the forward-looking statements.

                  TEXAS CAPITAL BANCSHARES, INC. AND SUBSIDIARY


2.       RECENT ACCOUNTING PRONOUNCEMENTS

In June 1996, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 125 (SFAS 125), "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." SFAS 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. Under this guidance, the Company is required to recognize the financial and servicing assets it controls and the liabilities it has incurred, derecognize financial assets when control has been surrendered and derecognize liabilities when extinguished. SFAS 125 became effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996. However, certain provisions of the Statement were delayed for one year. The Company did not experience a significant impact upon implementation of SFAS 125.

In June 1997, FASB issued SFAS No. 130, "Reporting Comprehensive Income", which establishes standards for reporting and display of comprehensive income and its components in a full set of general purpose financial statements. The term "other comprehensive income" denotes revenues, expenses, gains and losses that are included in comprehensive income but not in net income in accordance with generally accepted accounting principles. The Company adopted SFAS No. 130 effective January 1, 1998 as required by the pronouncement.

In June 1998, FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", which establishes accounting and reporting standards for derivative instruments and hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. Management has not yet fully evaluated the effects of this change on its operations. The Company expects to adopt SFAS No. 133 as required for its year ended December 31, 2000.

                  TEXAS CAPITAL BANCSHARES, INC. AND SUBSIDIARY


3.       ACQUISITION

On December 18, 1998, Bancshares acquired the Bank by exchanging 492,978 shares of the Company's common stock (valued at $12.50 per share) for 100% of the Bank's common stock. The transaction has been accounted for by the purchase method of accounting. The accompanying consolidated financial statements include the accounts of the Bank from the date of acquisition (December 18, 1998) through December 31, 1998.

A summary of the estimated market values of the assets acquired and liabilities assumed as of December 18, 1998, prepared in accordance with the Accounting Principles Board Opinion No. 16, is as follows (in thousands):

                                                                Amount
                                                                ------
Assets

Cash                                                            $   842
Investment securities                                             3,175
Federal funds sold                                                4,220
Loans                                                            11,003
Fixed assets                                                        245
Other assets                                                        120
                                                                -------

     Total assets                                                19,605
                                                                -------

Liabilities

Deposits                                                         15,166
Other liabilities                                                   147
                                                                -------

     Total liabilities                                           15,313
                                                                -------

Net assignable market values of tangible assets                   4,292

Acquisition costs                                                 6,162
                                                                -------

Excess of cost over assignable market values of
  tangible assets                                               $ 1,870
                                                                =======

                  TEXAS CAPITAL BANCSHARES, INC. AND SUBSIDIARY


As discussed in note 1, the excess of acquisition cost over the assignable market values of tangible assets is recorded as goodwill in the accompanying consolidated balance sheet and is being amortized on a straight line basis over a period of fifteen years.


4.       STATEMENT OF CASH FLOWS

The Company has chosen to report on a net basis its cash receipts and cash payments for time deposits accepted and repayments of those deposits, interest bearing deposits in other banks, loans made to customers and principal collections on those loans.

The Company uses the indirect method to present cash flows from operating activities. Other supplemental information on cash flow is presented below (in thousands):

Cash transactions:
  Interest expense paid                                                  $    76
                                                                         =======
  Income tax paid                                                        $    --
                                                                         =======
Transactions in connection with acquisition,
  as more fully discussed in note 3:

    Market value of tangible assets acquired,
      net of cash and cash equivalents                                   $14,543

    Cash and cash equivalents                                              5,062
                                                                         -------
        Total tangible assets                                             19,605
                                                                         -------
    Liabilities assumed                                                   15,313
                                                                         -------
    Bancshares stock exchanged for Bank stock                              6,162
                                                                         -------
        Total acquisition cost                                            21,475
                                                                         -------
    Exchange of cost over assignable market
      values of tangible assets                                          $ 1,870
                                                                         =======

                  TEXAS CAPITAL BANCSHARES, INC. AND SUBSIDIARY


5.       SECURITIES AVAILABLE FOR SALE

Investment securities have been classified in the consolidated balance sheet according to management's intent. The carrying amount of securities and their approximate fair values at December 31, 1998 are as follows (in thousands):

                                                                 Gross              Gross
                                           Amortized           Unrealized         Unrealized          Fair
                                             Cost                Gains              Losses            Value
                                           ---------           -----------        ----------          -----
SECURITIES CLASSIFIED
AS AVAILABLE FOR SALE
---------------------

December 31, 1998:
U.S. Government agencies                  $ 3,000                 $    --           $    (4)        $ 2,996
Other                                         175                 $    --                --             175
                                          -------                 -------           -------         -------

                                          $ 3,175                 $    --            $   (4)        $ 3,171
                                          =======                 =======            ======         =======

There were no securities pledged to secure public fund deposits at December 31, 1998. There were no sales of investment securities in 1998.

The amortized cost and estimated fair value of debt and equity securities at December 31, 1998, by contractual maturity, are shown below (in thousands). Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                          Securities Available for Sale
                                          -----------------------------
                                             Amortized          Fair
                                               Cost             Value
                                             ---------          -----
Due in one year or less                        $   --           $   --
Due from one year to five years                    --               --
Due from five to ten years                      3,000            2,996
Due after ten years                                --               --
                                               ------           ------

                                                3,000            2,996

Other                                             175              175
                                               ------           ------

                                               $3,175           $3,171
                                               ======           ======

                  TEXAS CAPITAL BANCSHARES, INC. AND SUBSIDIARY


6.       LOANS AND ALLOWANCE FOR POSSIBLE LOAN LOSSES

Loans at December 31, 1998 consisted of the following (in thousands):

                                                 Amount
                                                --------
Commercial                                      $  2,227
Real estate                                        7,696
Consumer                                           1,169
                                                --------

                                                  11,092

Allowance for possible loan losses                  (100)
                                                --------

                                                $ 10,992
                                                ========

An analysis of the change in the allowance for possible loan losses follows (in thousands):

                                                          Amount
                                                          ------
Balance at beginning of period                            $ --
Allowance amount acquired in connection
   with acquisition                                         99
Provision for possible loan losses                           1
Loans charged to the allowance account                      --
Recoveries on loans previously charged-off                  --
                                                          ----

   Balance at the end of the year                         $100
                                                          ====

The Company extends commercial and consumer credit primarily to customers in Texas. At December 31, 1998, substantially all of the Company's loans were collateralized with real estate, inventory, accounts receivable, equipment, marketable securities or other assets.

There were no loans contractually delinquent over ninety days, which continued to accrue interest, at December 31, 1998.

                 TEXAS CAPITAL BANCSHARES, INC. AND SUBSIDIARY


7.       PREMISES AND EQUIPMENT

Premises and equipment at December 31, 1998 consisted of the following (in thousands):

                                             Amount
                                             ------
Leasehold improvements                       $  24
Furniture and equipment                        356
                                             -----
                                               380

Less accumulated depreciation                   (3)
                                             -----

                                             $ 377
                                             =====

Depreciation expense amounted to approximately $3,000 during 1998.


8.       DEPOSITS

Deposits at December 31, 1998 consisted of the following (in thousands):

                                                         Amount    Percent
                                                        -------    -------
Noninterest bearing demand account                      $ 2,697        17%
Interest bearing demand account                             842         5
Savings account                                             157         1
Money market accounts                                     2,671        17
Certificates of deposit, less than $100,000               4,461        28
Certificates of deposit $100,000 and greater              5,190        32
                                                        -------     -----
                                                        $16,018     100.0%
                                                        =======     =====

The weighted average interest rate on deposits at December 31, 1998 was approximately 3.2%.

                  TEXAS CAPITAL BANCSHARES, INC. AND SUBSIDIARY


9.       INCOME TAXES

Deferred income taxes reflect the net tax effects of temporary differences between the recorded amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities at December 31, 1998 include the following (in thousands).

                                                       Amount
                                                       ------
Deferred tax assets:
 Allowance for possible loan losses for
    book in excess of tax                               $  21
    Net operating loss carryforward                       400
 Bank premises and equipment basis for tax
    in excess of book                                       5
 Organization expense                                      57
                                                        -----
              Total deferred tax assets                   483

              Valuation allowance                        (483)
                                                        -----
              Net deferred tax asset                    $  --
                                                        =====

The tax provision for financial reporting purposes differs from amounts determined by applying the statutory tax rate to the pretax accounting loss primarily because of the recording of a valuation allowance for net deferred tax assets as of December 31, 1998.

At December 31, 1998, the Company had net operating loss carryforwards for federal income tax purposes of approximately $1,178,000 which will expire, if not utilized sooner, in 2015. Approximately $400,000 of the net operating loss is a preacquisition loss of the Bank. The amount of preacquisition net operating loss carryforward to be utilized on an annual basis is limited due to the ownership change.

                  TEXAS CAPITAL BANCSHARES, INC. AND SUBSIDIARY


10.      FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the accompanying consolidated statement of financial condition.

The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of these instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. At
December 31, 1998, the approximate amounts of these financial instruments are as follows (in thousands):

                                           Amount
                                           ------
Commitments to extend credit               $5,328
Standby letters of credit                      --
                                           ------
                                           $5,328
                                           ======

Although the maximum exposure to loss is the amount of such commitments, at December 31, 1998 management anticipates no material losses from such activities.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Company upon extension of credit is based on management's credit evaluation of the counterparty. Collateral held varies but may include real estate, accounts receivable, inventory, equipment and income-producing commercial properties.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

                  TEXAS CAPITAL BANCSHARES, INC. AND SUBSIDIARY


11.      COMMITMENTS AND CONTINGENCIES

The Company leases its office space under several leases which expire on various dates through 2003. Following is the future minimum lease payments under the terms of the lease for the year ending December 31 (in thousands):

      Year                  Amount
      ----                  ------
      1999                   $281
      2000                    187
      2001                    191
      2002                    162
      2003                    121
Thereafter                     --
                             ----
                             $942
                             ====

Rent expense was approximately $48,000 for the period ended December 31, 1998.

From time to time, the Company is involved in legal actions arising from normal business activities. Management believes such actions, if any, will not materially affect the financial position or results of operations of the Company.

The Company does not anticipate any material losses as a result of its commitments and contingent liabilities.


12.      SIGNIFICANT GROUP CONCENTRATIONS OF CREDIT RISK

Most of the Company's loan and business activity is with customers located within Texas. Such customers are normally also depositors of the Bank. The concentrations of credit by type of loan are set forth in Note 6. The distribution of commitments to extend credit generally approximates the distribution of loans outstanding.

At December 31, 1998, the Bank had concentrations of credit risk associated with federal funds sold of approximately $70,500,000 at two nonrelated financial institutions.

                 TEXAS CAPITAL BANCSHARES, INC. AND SUBSIDIARY


The contractual amounts of credit related financial instruments such as commitments to extend credit and letters of credit represent the amounts of potential accounting loss should the contract be fully drawn upon, the customer default, and the value of any existing collateral becomes worthless.


13.      RESTRICTIONS ON UNDIVIDED PROFITS OF BANK

Under federal banking law, there are legal restrictions limiting the amount of dividends the Bank can declare to its parent company without prior regulatory approval. At January 1, 1999, no amounts were available for dividend declaration by the Bank without prior approval.


14.      REGULATORY MATTERS

The Bank is subject to various regulatory capital requirements administered by banking authorities. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1998, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 1998, the Bank was "well capitalized" under the regulatory framework for prompt corrective action. To be categorized as "well capitalized" the Bank must maintain minimum total risk based, Tier I risk based, Tier I leverage ratios as set forth in the table. There are no conditions or events since that date that management believes would change the institution's category.

                  TEXAS CAPITAL BANCSHARES, INC. AND SUBSIDIARY


The Bank's actual capital amounts and ratios are presented in the following table (in thousands):

                                                                                                     To Be Well
                                                                                                  Capitalized Under
                                                                         For Capital              Prompt Corrective
                                                     Actual           Adequacy Purposes           Action Provisions
                                                     ------           -----------------           -----------------
                                               Amount      Ratio      Amount      Ratio          Amount       Ratio
                                               ------      -----      ------      -----          ------       -----
December 31, 1998:
Total capital to risk weighted assets          $70,387     263.0%     $2,139       8.0%          $2,675       10.0%
  Tier I capital to risk weighted assets        70,287     262.0       1,070       4.0            1,605        6.0
  Tier I capital to average assets              70,287     355.0         791       4.0              990        5.0


15.      YEAR 2000 READINESS (UNAUDITED)

The Year 2000 issue relates to the ability of computer systems and certain other systems (involving imbedded microchips) to properly handle year 2000 date sensitive data and the potential risk to the Company because of relationships with third parties (e.g. software and hardware vendors, loan customers, correspondent banks, utility companies and others) who do not adequately address the year 2000 issue. Failure in any of these areas could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions or engage in normal business activities. The Company has established a committee to evaluate and assess the Company's exposure to this issue. The committee reports the progress of the Year 2000 project to the Company's Board of Directors on a regular basis. This committee has implemented an approach to the Year 2000 issue consistent with the recommended FFIEC policy statement.

The Awareness phase consisted of defining the Year 2000 problem, developing the resources necessary to perform compliance work, establishing a Year 2000 program committee and program coordinator and developing an overall strategy that encompasses in-house systems, service bureaus, vendors, auditors, customers, and other suppliers (including correspondents). This phase has generally been completed.

The Assessment phase consists of evaluating the size and complexity of the potential problems and detailing the magnitude of the effort necessary to address the Year 2000 issue. The objective of this phase is to identify hardware, software, network, automated teller machines, other various processing platforms, and customer and vendor interdependencies affected by Year 2000 date change. The assessment project goes beyond the Company's information systems and includes environmental systems that are dependent on embedded microchips, such as security systems, alarm and vaults. The assessment phase is substantially completed, but management considers it an ongoing process for the Company because of the need to evaluate any new vendor and customer relationships and information system hardware and software obtained through the Year 2000.

                  TEXAS CAPITAL BANCSHARES, INC. AND SUBSIDIARY


The Renovation phase includes the remediation of systems identified in the awareness phase as not Year 2000 compliant. Management believes the Renovation phase to be substantially complete with identified problem areas being addressed.

Testing of mission critical systems was completed in December 1998. Additional testing of mission critical vendors and other significant third party vendors is expected to be completed by March 31, 1999. The Company has not identified problems thus far with any of its systems that management believes would have a material impact upon its operations.

The Company is developing contingency plans for implementation in the event that mission critical third party vendors or other significant third party vendors fail to adequately address Year 2000 issues. Such plans principally involve identifying alternate vendors or performing internal remediation. There can be no assurance that any such plans will fully mitigate potential failures or problems. Furthermore, there may be certain mission critical third parties, such as utilities or telecommunication companies, where alternative arrangements or sources are limited.

There were no external costs incurred during the period ended December 31, 1998 to address Year 2000 issues. However, the Company does not separately track internal costs and, therefore, costs such as payroll are not included in this amount. The Company estimates additional costs to be incurred will not exceed $15,000.

Management currently believes Year 2000 issues will not have a material impact on the Company's financial statements. However, because Year 2000 compliance is greatly affected by entities whose Year 2000 readiness efforts the Company does not control and generally because the result of future events is not currently determinable, Year 2000 compliance issues could have a significant effect on the future financial statements of the Company.

                           [FISK ROBINSON LETTERHEAD]



                          INDEPENDENT AUDITORS' REPORT

                            ON ADDITIONAL INFORMATION


The Board of Directors
Texas Capital Bancshares, Inc. and Subsidiary

Our Report on our audit of the consolidated financial statements of Texas Capital Bancshares, Inc. and Subsidiary as of December 31, 1998, for the year then ended, is included separately herein. That audit was made for the purpose of forming an opinion on the basic consolidated financial statements taken as a whole. The consolidating information in Schedules 1 and 2 is presented for purposes of additional analysis of the consolidated financial statements rather than to present the financial position and results of operations of the individual companies. Such information has been subjected to the auditing procedures applied in the audit of the consolidated financial statements and, in our opinion, is fairly stated in all material respects in relation to the consolidated financial statements taken as a whole.


                                        /s/ FISK & ROBINSON P.C.



March 25, 1999

                  TEXAS CAPITAL BANCSHARES, INC. AND SUBSIDIARY
                                                                      Schedule 1
                           Consolidating Balance Sheet

                                December 31, 1998

                                 (In Thousands)


                                                Texas            Texas              Eliminations
                                               Capital          Capital      --------------------------
                                           Bancshares, Inc.    Bank, N.A.      Debit           Credit        Consolidated
                                           ----------------    ----------    ----------      ----------      ------------
ASSETS

Cash and due from banks                    $            823    $    1,198    $       --      $       --      $      2,021

Federal funds sold                                       --        70,500            --              --            70,500

Securities available for sale                            --         3,171            --              --             3,171

Investment in subsidiary                             72,153            --            --          72,153(a)             --

Loans                                                    --        10,992            --              --            10,992

Premises and equipment                                   --           377            --              --               377

Goodwill                                                 --         1,870            --              --             1,870

Other assets                                            230           150            --              --               380
                                           ----------------    ----------    ----------      ----------      ------------

                                           $         73,206    $   88,258    $       --      $   72,153      $     89,311
                                           ================    ==========    ==========      ==========      ============

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits:
  Noninterest bearing                      $             --    $    2,697    $       --      $       --      $      2,697
  Interest bearing                                       --        13,321            --              --            13,321
                                           ----------------    ----------    ----------      ----------      ------------

    Total deposits                                       --        16,018            --              --            16,018

Other liabilities                                        20            87            --              --               107

Stockholders' equity:
  Common stock                                           66         2,500         2,500(a)           --                66
  Paid-in capital                                    73,863        69,662        69,662(a)           --            73,863
  Accumulated deficit                                  (739)           (5)           --               5(a)           (739)
  Accumulated other comprehensive income                 (4)           (4)           --               4(a)             (4)
                                           ----------------    ----------    ----------      ----------      ------------

    Total stockholders' equity                       73,186        72,153        72,162               9            73,186
                                           ----------------    ----------    ----------      ----------      ------------

                                           $         73,206    $   88,258    $   72,162      $        9      $     89,311
                                           ================    ==========    ==========      ==========      ============


      See description of consolidating entries on page 24 and accompanying independent auditors' report on additional information.

                 TEXAS CAPITAL BANCSHARES, INC. AND SUBSIDIARY


                      Description of Consolidating Entries

                               December 31, 1998


Consolidating entries:

a. To eliminate the Company's investment account against the stockholders' equity of the consolidated subsidiary.

b.       To eliminate equity in undistributed loss of subsidiary.

                              RESOURCE BANK, N.A.

                              FINANCIAL STATEMENTS

                               DECEMBER 18, 1998

                  (WITH INDEPENDENT AUDITORS' REPORT THEREON)

                              [FISK ROBINSON LOGO]


                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Resource Bank, N.A.

We have audited the accompanying balance sheet of Resource Bank, N.A. (Bank) as of December 18, 1998, and the related statements of operations, stockholders' equity and cash flows for the period ending December 18, 1998. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Resource Bank, N.A. as of December 18, 1998, the results of its operations and its cash flows for the period ending December 18, 1998, in conformity with generally accepted accounting principles.

                                                       /s/  Fisk & Robinson P.C.

April 27, 2000

                               RESOURCE BANK, N.A.

                                 Balance Sheet

                               December 18, 1998

                                 (In Thousands)


ASSETS
------
Cash and due from banks                                                $    842

Federal fund sold                                                         4,220

Securities available for sale                                             3,175

Loans                                                                    11,003

Bank premises and equipment                                                 245

Accrued interest                                                             74

Other assets                                                                 46
                                                                       --------
                                                                       $ 19,605
                                                                       ========


LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits:
 Noninterest bearing                                                   $  1,885
 Interest bearing                                                        13,281
                                                                       --------
    Total deposits                                                       15,166

Other liabilities                                                           147

Commitments and contingencies                                               -

Stockholders' equity:
 Capital stock, $2 par value, 1,250,000 shares authorized,
  issued and outstanding                                                  2,500
 Capital surplus                                                          2,500
 Accumulated deficit                                                       (708)
                                                                       --------
   Total stockholder's equity                                             4,292
                                                                       --------
                                                                       $ 19,605
                                                                       ========


                See accompanying notes to financial statements.

                              RESOURCE BANK, N.A.

                            Statement of Operations

         For the Period From January 1, 1999 Through December 18, 1998

                                 (In Thousands)


Interest income:
  Interest and fees on loans                                      $     737
  Interest on securities                                                169
  Interest on federal funds sold                                        191
                                                                  ---------

     Total interest income                                            1,097

Interest expense on deposit accounts                                    377
                                                                  ---------

Net interest income                                                     720

Provision for possible loan losses                                       69
                                                                  ---------

Net interest income after provision                                     651
                                                                  ---------

Noninterest income:
  Service charges                                                        22
  Other                                                                  38
                                                                  ---------
     Total noninterest income                                            60
                                                                  ---------
Noninterest expense:
  Salaries and employee benefits                                        634
  Occupancy expense                                                     166
  Other                                                                 257
                                                                  ---------

     Total noninterest expense                                        1,057
                                                                  ---------

Net loss before income taxes                                           (346)

Income taxes                                                             --
                                                                  ---------

Net loss                                                          $    (346)
                                                                  =========

                See accompanying notes to financial statements.

                              RESOURCE BANK, N.A.

                  Statement of Changes in Stockholders' Equity

         For the Period From January 1, 1998 Through December 18, 1998

                                 (In Thousands)


                            Capital Stock
                           ---------------  Capital  Accumulated
                           Shares   Amount  Surplus    Deficit    Total
                           ------   ------  -------    -------    ------

Balance January 1, 1998     1,250   $2,500  $ 2,500    $ (362)    $4,638

Net loss                       --       --       --      (346)      (346)
                           ------   ------  -------    ------     ------

Balance December 18, 1998   1,250   $2,500  $ 2,500    $ (708)    $4,292
                           ======   ======  =======    ======     ======


                See accompanying notes to financial statements.

                              RESOURCE BANK, N.A.

                            Statement of Cash Flows

         For the Period From January 1, 1998 Through December 18, 1998

                                 (In Thousands)


Cash flows from operating activities:
  Net loss                                                        $   (346)
  Adjustments to reconcile net income to net cash provided by operating activities:
     Depreciation                                                       91
     Provision for possible loan losses                                 69
     Net increase in other assets                                      (70)
     Net increase in other liabilities                                 111
                                                                  --------

          Net cash used by operating activities                       (145)
                                                                  --------

Cash flows from investing activities:
  Purchases of securities available for sale                        (1,010)
  Net loans originated                                              (9,570)
  Net capital additions                                                (10)
                                                                  --------

          Net cash used in investing activities                    (10,590)
                                                                  --------

Cash flows from financing activities:
  Net increase in demand deposits, NOW and savings accounts          2,969
  Net proceeds from sales of certificates of deposit                 7,863
  Net increase in IRA's                                                948
                                                                  --------

          Net cash provided by financing activities                 11,780
                                                                  --------

Net increase in cash and cash equivalents                            1,045

Cash and cash equivalents at beginning of period                     4,017
                                                                  --------

Cash and cash equivalents at end of period                        $  5,062
                                                                  ========


                See accompanying notes to financial statements.

                               RESOURCE BANK, N.A.

                          Notes to Financial Statements

                                December 18, 1998


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

The accounting and reporting policies of Resource Bank, N.A. conform to generally accepted accounting principles and to general practices within the banking industry. The following are descriptions of the more significant of those policies.

BUSINESS

The Bank provides a full range of banking services to individual and corporate customers and is subject to competition from other local financial institutions. The Bank is also subject to the regulations of certain federal agencies and undergoes periodic examinations by those regulatory authorities.

USE OF ESTIMATES

In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenue and expenses for the period. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses. A significant portion of the Bank's loans are secured by real estate and related assets located in local markets. Accordingly, the ultimate collectibility of this portion of the Bank's loan portfolio is susceptible to changes in local market conditions.

CASH AND CASH EQUIVALENTS

For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks and federal funds sold. All highly liquid investments with an initial maturity less than ninety days are considered to be cash equivalents.

SECURITIES AVAILABLE FOR SALE

Available for sale securities consist of bonds, notes, and certain equity securities not classified as trading securities nor as held to maturity securities which require the Bank's positive intent and ability to hold the securities to maturity.

                               RESOURCE BANK, N.A.


Unrealized holding gains and losses on available for sale securities are reported as a separate component of stockholders' equity until realized.

Gains and losses on the sale of available for sale securities are determined using the specific identification method.

Declines in the fair value of individual available for sale securities below their cost that are other than temporary, if any, would result in write-downs of the individual securities to their fair value. The related write-downs, if any, would be included in earnings as realized losses.

Premiums and discounts are recognized in interest income using a method that approximates the interest method over the period to maturity.

LOANS

Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal balance, adjusted for any charge-offs, the allowance for loan losses, and any unearned income on originated loans.

Certain fees and costs associated with originating loans have been recognized in the period in which such fees were received or costs were incurred. The provisions of Statement of Financial Accounting Standards (SFAS) No. 91 generally provide that such fees and related costs be deferred and recognized over the life of the loan as an adjustment of yield. Management believes that not deferring such fees and costs and amortizing them over the life of the related loan does not materially affect the financial position or results of operations of the Bank.

Impaired loans (as defined by SFAS Statement No. 114 and as amended by SFAS Statement No. 118) are accounted for at the net present value of expected future cash flows, discounted at the loan's effective interest rate, the observable market price of the loan or at the fair value of the collateral if the loan is collateral dependent.

The accrual of interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received in excess of principal due and only when recovery of the carrying value of the loan is reasonably assured.

                               RESOURCE BANK, N.A.


The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries). Management's periodic evaluation of the adequacy of the allowance is based on industry loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, and current economic conditions.

BANK PREMISES AND EQUIPMENT

Furniture and equipment are carried at cost, less accumulated depreciation which is computed principally by the straight-line method over 3 to 5 years.

Leasehold improvements are carried at cost, less accumulated depreciation which is computed by the straight-line method over the life of the lease.

INCOME TAXES

Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

FINANCIAL INSTRUMENTS

In the ordinary course of business, the Bank has entered into off-balance sheet financial instruments consisting of commitments to extend credit and standby letters of credit. Such financial instruments are recorded in the financial statements when they are funded or related fees are incurred or received.

                              RESOURCE BANK, N.A.


2. STATEMENT OF CASH FLOWS

The Bank has chosen to report, on a net basis, its cash receipts and cash payments for time deposits accepted and repayments of those deposits, loans made to customers, and principal collection of loans.

The Bank uses the indirect method to present cash flows from operating activities. Other supplemental information on cash flows is presented below (in thousands):

                                      Amount
                                      ------

Cash Transactions:
 Interest income received             $1,030
                                      ======

Interest expense paid                 $  289
                                      ======

Income taxes paid                     $   --
                                      ======

Noncash transactions:
 Net change in unrealized losses on
   securities available for sale      $   --
                                      ======


3. SECURITIES

Debt and equity securities have been classified in the balance sheet according to management's intent. The carrying amount of securities and their approximate fair values at December 18, 1998 are as follows (in thousands):

                                                        Gross       Gross
                                          Amortized  Unrealized  Unrealized   Fair
                                             Cost       Gains      Losses     Value
                                          ---------  ----------  ----------  ------
Securities Classified Available for Sale

December 18, 1998:
 U.S. government agency obligations       $   3,000  $       --  $       --  $3,000
 Other                                          175          --          --     175
                                          ---------  ----------  ----------  ------
                                          $   3,175  $       --  $       --  $3,175
                                          =========  ==========  ==========  ======

                              RESOURCE BANK, N.A.


No securities were pledged to secure public fund deposits at December 18, 1998. There were no sales of investment securities in during the period ended December 18, 1998.

The amortized cost and estimated fair value of debt securities at December 18, 1998, by contractual maturity, are shown below (in thousands). Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                               Securities Available for Sale
                                               ------------------------------
                                                Amortized             Fair
                                                   Cost               Value
                                               ----------          ----------
Due in one year or less                        $       --            $     --
Due from one year to five years                     3,000               3,000
Due from five to ten years                             --                  --
Due after ten years                                    --                  --
                                               ----------          ----------
                                                    3,000               3,000
Other                                                 175                 175
                                               ----------          ----------
   Total                                       $    3,175          $    3,175
                                               ==========          ==========


4.  LOANS AND ALLOWANCE FOR POSSIBLE LOAN LOSSES

Loans at December 18, 1998 consisted of the following (in thousands):

     Type                                                            Amount
     ----------                                                    ----------
     Commercial                                                    $    2,464
     Real estate                                                        7,501
     Consumer                                                           1,137
                                                                   ----------
                                                                       11,102


Allowance for possible loan losses                                        (99)
                                                                   ----------
                                                                   $   11,003
                                                                   ==========

                              RESOURCE BANK, N.A.


An analysis of the change in the allowance for possible loan losses follows (in thousands):

                                                              Amount
                                                              ------
    Balance at December 31, 1997                              $   30
    Provision for possible loan losses                            69
    Loans charged to the allowance account                        --
    Recoveries on loans previously charged-off                    --
                                                              ------
    Balance at December 18, 1998                              $   99
                                                              ======

The Bank extends commercial and consumer credit primarily to customers in the Dallas/Fort Worth metroplex. At December 18, 1998, substantially all of the Bank's loans were collateralized with real estate, inventory, accounts receivable, equipment, marketable securities or other assets.

At December 18, 1998, no loans were considered impaired in conformity with SFAS Statement No. 114 as amended by FASB Statement No. 118.


5. BANK PREMISES AND EQUIPMENT

Bank premises and equipment at December 18, 1998 consisted of the following (in thousands):

    Type                                                     Amount
    ----                                                     ------

    Leasehold improvements                                   $   31
    Furniture and equipment                                     302
    Automobiles                                                  24
                                                             ------

                                                                357

    Less accumulated depreciation                              (112)
                                                             ------

                                                             $  245
                                                             ======

Depreciation expense amounted to approximately $94,000 for the period ending December 18, 1998.

                              RESOURCE BANK, N.A.


6.   DEPOSITS

Deposits at December 18, 1998 are summarized as follows (in thousands):

                                                           Amount        Percent
                                                          --------      --------

     Noninterest bearing demand accounts                  $  1,885          12.4%
     Interest bearing demand accounts                          615           4.1
     Savings accounts                                          206           1.4
     Money market accounts                                   2,919          19.2
     Certificates of deposit, less than $100,000             3,828          25.2
     Certificates of deposit, $100,000 and greater           4,765          31.4
     Individual Retirement Accounts                            948           6.3
                                                          --------      --------

                                                          $ 15,166         100.0%
                                                          ========      ========

The weighted average interest rate on deposits was approximately 3.0% at December 18, 1998.

                              RESOURCE BANK, N.A.


7. INCOME TAXES

Deferred income taxes reflect the net tax effects of temporary differences between the recorded amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Bank's deferred tax assets and liabilities at December 18, 1998 (in thousands) include the allowance for loan losses and depreciation on bank premises and equipment.

                                                                        Amount
                                                                        ------
         Deferred tax assets:
           Loan loss reserve for book in excess of tax                  $   21
           Net operating loss carryforward                                 136
                                                                        ------

             Total deferred tax assets                                     157


         Deferred tax liability:
           Bank premises and equipment basis for book
            in excess of tax                                                 5
                                                                        ------

             Total deferred tax liabilities                                  5
                                                                        ------

             Valuation allowance                                          (152)
                                                                        ------

             Net deferred tax asset                                     $   --
                                                                        ======

The tax provision for financial reporting purposes differs from amounts determined by applying the statutory tax rate to pretax accounting income primarily because of the recording of a valuation allowance for net deferred tax assets as of December 18, 1998.

At December 18, 1998, the Bank had net operating loss carryforwards for federal income tax purposes of approximately $400,000 which will expire, if not utilized, in varying amounts over the next 20 years. The amount of net operating loss carryforward to be utilized on an annual basis is limited due to a change in ownership as discussed in note 13.

                              RESOURCE BANK, N.A.


8. FINANCIAL INSTRUMENTS

The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the statement of financial condition.

The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amount of these instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. At December 18, 1998, the approximate amounts of commitments to extend credit was approximately $440,000.

Although the maximum exposure to loss is the amount of such commitments, at December 18, 1998, management anticipates no material losses from such activities.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the borrower. Collateral held varies but may include real estate, accounts receivable, inventory, equipment and income-producing commercial properties.


9. COMMITMENTS AND CONTINGENCIES

The Bank leases its banking facility under a noncancelable operating lease which expires in 2002. Monthly payments which escalate over the term of the lease are required under the terms of the agreement. Future minimum lease payments for the next five years are as follows (in thousands):

         Year                                Amount
         ----                                ------
         1999                                $   62
         2000                                    67
         2001                                    71
         2002                                    41
                                             ------
                                             $  241
                                             ======

                               RESOURCE BANK, N.A.


Rent expense for the period ending December 18, 1998 was approximately $60,000.

From time to time, the Bank is involved in legal actions arising from normal business activities. Management believes such actions, if any, will not materially affect the financial position or results of operations of the Bank.

Further, management does not anticipate any material losses as a result of its commitments and contingent liabilities.


10. SIGNIFICANT GROUP CONCENTRATIONS OF CREDIT RISK

Most of the Bank's loan and business activity is with customers located within Texas. Such customers are normally also depositors of the Bank. The concentrations of credit by type of loan are set forth in note 5. The distribution of commitments to extend credit generally approximates the distribution of loans outstanding.

At December 18, 1998, the Bank had concentrations of credit risk associated with federal funds sold of approximately $4,220,000 at a nonrelated financial institution.


11. RESTRICTIONS ON UNDIVIDED PROFITS

Under federal banking law, there are legal restrictions limiting the amount of dividends the bank can declare. Approval by the regulatory authorities is required if dividends declared would cause the regulatory capital of the Bank to fall below specified minimum levels or if the amount of dividends declared exceed the amounts computed using certain specified formula, as prescribed by regulatory authorities.

At December 18, 1998, no amounts were available for distribution as dividends by the Bank.

                               RESOURCE BANK, N.A


12. REGULATORY MATTERS

The Bank is subject to various regulatory capital requirements administered by federal banking authorities. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgements by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 18, 1998, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 18, 1998, the Bank's capital ratios exceeded those levels necessary to be categorized as "well capitalized" under the regulatory framework for prompt corrective action. To be categorized as "well capitalized" the Bank must maintain minimum total risk based, Tier I risk based and Tier I leverage ratios as set forth in the table. There are no conditions or events since that date management believes would change the institution's category.

The Bank's actual capital amounts and ratios are presented in the following table (in thousands).

                                                                                                            To Be Well
                                                                                                         Capitalized Under
                                                                              For Capital                Prompt Corrective
                                                 Actual                    Adequacy Purposes             Action Provisions
                                                 ------                    -----------------             -----------------
                                           Amount      Ratio             Amount          Ratio           Amount          Ratio
                                           ------      -----             ------          -----           ------          -----
December 18, 1998
  Total capital to risk weighted assets   $ 4,391       22.5%  > or = to $ 2,139         8.0%  > or = to $ 2,675          10.0%
  Tier I capital to risk weighted assets    4,292       22.0   > or = to   1,070         4.0   > or = to   1,605           6.0
  Tier I capital to average assets          2,292       29.7   > or = to     791         4.0   > or = to     990           5.0


13. SUBSEQUENT EVENT

As of December 18, 1999, the Bank was acquired, in a purchase transaction, by Texas Capital Bancshares, Inc. (Bancshares) by the exchange of 492,978 shares of Bancshares common stock (valued at $12.50 per share) for 100% of the Bank's capital stock.

                              RESOURCE BANK, N.A.

                              FINANCIAL STATEMENTS

                               DECEMBER 31, 1997

                  (WITH INDEPENDENT AUDITORS' REPORT THEREON)

                          [FISK ROBINSON LETTERHEAD]


                          INDEPENDENT AUDITORS' REPORT


The Board of Directors
Resource Bank, N.A.

We have audited the accompanying balance sheet OF Resource Bank, N.A. (Bank) as of December 31, 1997, and the related statements of operations, stockholders' equity and cash flows for the period from October 3, 1997 (inception) through December 31, 1997. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Resource Bank, N.A. as of December 31, 1997, the results of its operations and its cash flows for the period from October 3, 1997 (inception) through December 31, 1997, in conformity with generally accepted accounting principles.

                                                        /s/ FISK & ROBINSON P.C.

March 18, 1998

                               RESOURCE BANK, N.A.

                                  Balance Sheet

                                December 31, 1997


ASSETS
------

Cash and due from banks                                     $   766,768

Federal fund sold                                             3,250,000

Securities available for sale                                 2,165,000

Loans                                                         1,502,133

Bank premises and equipment                                     326,209

Other assets                                                     50,010
                                                            -----------
                                                            $ 8,060,120
                                                            ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------

Deposits:
 Noninterest bearing .....................................  $   597,950
 Interest bearing ........................................    2,788,015
                                                            -----------
   Total deposits ........................................    3,385,965

Other liabilities ........................................       35,999

Commitments and contingencies ............................           --

Stockholders' equity:
 Capital stock, $2 par value, 1,250,000 shares authorized,
 issued and outstanding ..................................    2,500,000
Capital surplus ..........................................    2,500,000
Accumulated deficit ......................................     (361,844)
                                                            -----------
Total stockholder's equity ...............................    4,638,156
                                                            -----------
                                                            $ 8,060,120
                                                            ===========

                See accompanying notes to financial statements.

                               RESOURCE BANK, N.A

                            Statement of Operations

                For the Period From October 3, 1997 (Inception)
                           Through December 31, 1997


Interest income:
 Interest and fees on loans             $   13,165
 Interest on securities                      2,556
 Interest on federal funds sold             70,206
                                          --------

    Total interest income                   85,927

Interest expense on deposit accounts        10,231
                                          --------
Net interest income                         75,696

Provision for possible loan losses          30,000
                                          --------
Net interest income after provision         45,696
                                          --------
Noninterest income:
 Service charges                               970
 Other                                       1,707
                                          --------
    Total noninterest income                 2,677
                                          --------
Noninterest expense:
 Salaries and employee benefits            135,484
 Occupancy expense                          38,474
 Other                                      96,811
                                          --------

    Total noninterest expense              270,779
                                          --------
Net loss before income taxes              (222,398)

Income taxes                                    --
                                          --------
Net loss                                $ (222,398)
                                          ========


                See accompanying notes to financial statements.

                               RESOURCE BANK, N.A.

                  Statement of Changes in Stockholders' Equity

                For the Period From October 3, 1997 (Inception)

                            Through December 31, 1997


                                      Capital Stock
                                 -------------------------       Capital       Accumulated
                                  Shares         Amount          Surplus         Deficit          Total
                                 ---------     -----------     -----------     ----------      -----------
Balance October 3, 1997          1,250,000     $ 2,500,000     $ 2,500,000     $ (139,446)     $ 4,860,554

Net loss                                --              --              --       (222,398)        (222,398)
                                 ---------     -----------     -----------     ----------      -----------
Balance December 31, 1997        1,250,000     $ 2,500,000     $ 2,500,000     $ (361,844)     $ 4,638,156
                                 =========     ===========     ===========     ===========     ===========


                See accompanying notes to financial statements.

                               RESOURCE BANK, N.A.

                            Statement of Cash Flows

                For the Period From October 3, 1997 (Inception)
                         Through December 31, 1997


Cash flows from operating activities:
  Net loss                                                      $  (222,398)
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation                                                     17,868
    Provision for possible loan losses                               30,000
    Net increase in other assets                                    (32,610)
    Net increase in other liabilities                                35,999
                                                                 ----------
      Net cash used by operating activities                        (171,141)
                                                                 ----------
Cash flows from investing activities:
  Purchases of securities available for sale                     (2,165,000)
  Net loans originated                                           (1,532,133)
  Net capital additions                                             (24,300)
                                                                 ----------
      Net cash used in investing activities                      (3,721,433)
                                                                 ----------
Cash flows from financing activities:
  Net increase in demand deposits, NOW and savings accounts       2,655,688
  Net proceeds from sales of certificates of deposit                730,277
                                                                 ----------
      Net cash provided by financing activities                   3,385,965
                                                                 ----------

Net decrease in cash and cash equivalents                          (506,609)

Cash and cash equivalents at beginning of period                  4,523,377
                                                                 ----------
Cash and cash equivalents at end of period                      $ 4,016,768
                                                                 ==========


                See accompanying notes to financial statements.

                              RESOURCE BANK, N.A.

                         Notes to Financial Statements

                               December 31, 1997


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

The accounting and reporting policies of Resource Bank, N.A. conform to generally accepted accounting principles and to general practices within the banking industry. The following are descriptions of the more significant of those policies.

BUSINESS

The Bank provides a full range of banking services to individual and corporate customers and is subject to competition from other local financial institutions. The Bank is also subject to the regulations of certain federal agencies and undergoes periodic examinations by those regulatory authorities.

USE OF ESTIMATES

In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenue and expenses for the period. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses. A significant portion of the Bank's loans are secured by real estate and related assets located in local markets. Accordingly, the ultimate collectibility of this portion of the Bank's loan portfolio is susceptible to changes in local market conditions.

CASH AND CASH EQUIVALENTS

For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks and federal funds sold. All highly liquid investments with an initial maturity less than ninety days are considered to be cash equivalents.

                               RESOURCE BANK, N.A.


SECURITIES AVAILABLE FOR SALE

Available for sale securities consist of bonds, notes, and certain equity securities not classified as trading securities nor as held to maturity securities which require the Bank's positive intent and ability to hold the securities to maturity.

Unrealized holding gains and losses on available for sale securities are reported as a separate component of stockholders' equity until realized.

Gains and losses on the sale of available for sale securities are determined using the specific identification method.

Declines in the fair value of individual available for sale securities below their cost that are other than temporary, if any, would result in write-downs of the individual securities to their fair value. The related write-downs, if any, would be included in earnings as realized losses.

Premiums and discounts are recognized in interest income using a method that approximates the interest method over the period to maturity.

LOANS

Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal balance, adjusted for any charge-offs, the allowance for loan losses, and any unearned income on originated loans.

Certain fees and costs associated with originating loans have been recognized in the period in which such fees were received or costs were incurred. The provisions of Statement of Financial Accounting Standards (SFAS) No. 91 generally provide that such fees and related costs be deferred and recognized over the life of the loan as an adjustment of yield. For the period from October 3, 1997 (inception) through December 31, 1997, management believes that not deferring such fees and costs and amortizing them over the life of the related loan does not materially affect the financial position or results of operations of the Bank.

Impaired loans (as defined by SFAS Statement No. 114 and as amended by SFAS Statement No. 118) are accounted for at the net present value of expected future cash flows, discounted at the loan's effective interest rate, the observable market price of the loan or at the fair value of the collateral if the loan is collateral dependent.

                              RESOURCE BANK, N.A.


The accrual of interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received in excess of principal due and only when recovery of the carrying value of the loan is reasonably assured.

The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries). Management's periodic evaluation of the adequacy of the allowance is based on industry loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, and current economic conditions.

BANK PREMISES AND EQUIPMENT

Furniture and equipment are carried at cost, less accumulated depreciation which is computed principally by the straight-line method over 3 to 5 years.

Leasehold improvements are carried at cost, less accumulated depreciation which is computed by the straight-line method over the life of the lease.

INCOME TAXES

Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

FINANCIAL INSTRUMENTS

In the ordinary course of business, the Bank has entered into off-balance sheet financial instruments consisting of commitments to extend credit and standby letters of credit. Such financial instruments are recorded in the financial statements when they are funded or related fees are incurred or received.

                              RESOURCE BANK, N.A.


2. PREOPENING TRANSACTIONS

The Bank commenced operations on October 3, 1997. The excess of expenses incurred over income earned prior to October 3, 1997 amounted to $139,446 and has been recorded as accumulated deficit in the accompanying financial statements. Such preopening expenses consist primarily of personnel, occupancy and marketing costs, net of interest income.

A summary of the transactions and account balances as of October 3, 1997 are as follows:

        Description                                              Amount
        -----------                                             ---------
        Cash and due from banks ...........................   $ 4,523,377
        Bank premises and equipment .......................       319,777
        Other assets ......................................        17,400
                                                                ---------
                                                              $ 4,860,554
                                                                =========
        Stock subscriptions received
        Excess of preopening expenses over income earned      $ 5,000,000
                                                                 (139,446)
                                                                ---------
                                                              $ 4,860,554
                                                              ===========

                              RESOURCE BANK, N.A.


3. STATEMENT OF CASH FLOWS

The Bank has chosen to report, on a net basis, its cash receipts and cash payments for time deposits accepted and repayments of those deposits, loans made to customers, and principal collection of loans.

The Bank uses the indirect method to present cash flows from operating activities. Other supplemental information on cash flows is presented below:
Amount

                                                    Amount
                                                  ---------
Cash transactions:
 Interest income received                         $  72,636
                                                  =========

 Interest expense paid                            $   5,370
                                                  =========

 Income taxes paid                                $      --
                                                  =========

Noncash transactions:
Net change in unrealized losses on securities
 available for sale                               $      --
                                                  =========


4. SECURITIES

Debt and equity securities have been classified in the balance sheet according to management's intent. The carrying amount of securities and their approximate fair values at December 31, 1997 are as follows:

                                                             GROSS          GROSS
                                            AMORTIZED      UNREALIZED     UNREALIZED       FAIR
                                              COST            GAINS         LOSSES         VALUE
                                            ---------      ---------      ---------      ---------
Securities Classified
as Available for Sale
---------------------
December 31, 1997:
  U.S. government agency obligations      $ 2,000,000    $        --    $        --    $ 2,000,000
  Other                                       165,000             --             --        165,000
                                            ---------      ---------      ---------      ---------
                                          $ 2,165,000    $        --    $        --    $        --
                                            =========      =========      =========      =========

                              RESOURCE BANK, N.A.


No securities were pledged to secure public fund deposits at December 31, 1997. There were no sales of investment securities in during the period ended December 31, 1997.

The amortized cost and estimated fair value of debt securities at December 31, 1997, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                       Securities Available for Sale
                                       -----------------------------
                                         Amortized         Fair
                                           Cost            Value
                                        ----------      ----------

Due in one year or less                 $       --      $       --
Due from one year to five years          2,000,000       2,000,000
Due from five to ten years                      --              --
Due after ten years                             --              --
                                        ----------      ----------
                                         2,000,000       2,000,000

Other                                      165,000         165,000
                                        ----------      ----------
     Total                              $2,165,000      $2,165,000
                                        ==========      ==========


5. LOANS AND ALLOWANCE FOR POSSIBLE LOAN LOSSES

Loans at December 31, 1997 consisted of the following:

Type                                   Amount
----                                 ----------
Commercial                           $  1,118,752
Real estate                               351,950
Consumer                                   61,431
                                     ------------
                                        1,532,133

Allowance for possible loan losses        (30,000)
                                     ------------
                                     $  1,502,133
                                     ============

                               RESOURCE BANK, N.A.

An analysis of the change in the allowance for possible loan losses follows:

                                                             Amount
                                                           ----------
         Balance at October 3, 1997 (inception)            $       --
         Provision for possible loan losses                    30,000
         Loans charged to the allowance account                    --
         Recoveries on loans previously charged-off                --
                                                           ----------
         Balance at December 31, 1997                      $   30,000
                                                           ==========

The Bank extends commercial and consumer credit primarily to customers in the Dallas/Fort Worth metroplex. At December 31, 1997, substantially all of the Bank's loans were collateralized with real estate, inventory, accounts receivable, equipment, marketable securities or other assets.

At December 31, 1997, no loans were considered impaired in conformity with SFAS Statement No. 114 as amended by FASB Statement No. 118.

There were no loans on which the accrual of interest has been discontinued at December 31, 1997 and there were no loans, contractually delinquent over ninety days, which continued to accrue interest at December 31, 1997.


6. BANK PREMISES AND EQUIPMENT

Bank premises and equipment at December 31, 1997 consisted of the following:

     Type                                            Amount
     ----                                          ----------
     Leasehold improvements                        $   30,957
     Furniture and equipment                          288,820
     Automobiles                                       24,300
                                                   ----------
                                                      344,077
     Less accumulated depreciation                    (17,868)
                                                   ----------
                                                   $  326,209
                                                   ==========

                               RESOURCE BANK, N.A.


Depreciation expense amounted to $17,868 for the period from October 3, 1997 (inception) through December 31, 1997.


7. DEPOSITS

Deposits at December 31, 1997 are summarized as follows:

                                                              Amount           Percent
                                                             --------          -------
   Noninterest bearing demand accounts                     $  597,950            17.66%
   Interest bearing demand accounts                           480,849            14.20
   Savings accounts                                            19,346             0.57
   Money market accounts                                    1,557,543            46.00
   Certificates of deposit, less than $100,000                130,277             3.85
   Certificates of deposit, $100,000 and greater              600,000            17.72
                                                           ----------          -------
                                                           $3,385,965           100.00%
                                                           ==========          =======

The weighted average interest rate on deposits was approximately 3.0% at December 31, 1997.

                              RESOURCE BANK, N.A.


8. INCOME TAXES

Deferred income taxes reflect the net tax effects of temporary differences between the recorded amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Bank's deferred tax assets and liabilities at December 31, 1997 include the allowance for loan losses and depreciation on bank premises and equipment.

                                                                                         Amount
                                                                                         ------
        Deferred tax assets:
         Loan loss reserve for book in excess of tax                                   $   10,000
         Net operating loss carryforward                                                   69,000
                                                                                       ----------
             Total deferred tax assets                                                     79,000

        Deferred tax liability:
         Bank premises and equipment basis for book in excess of tax                        3,000
                                                                                       ----------
             Total deferred tax liabilities                                                 3,000
                                                                                       ----------
             Valuation allowance                                                          (76,000)
                                                                                       ----------
             Net deferred tax asset                                                    $       --
                                                                                       ==========

The tax provision for financial reporting purposes differs from amounts determined by applying the statutory tax rate to pretax accounting income primarily because of the recording of a valuation allowance for net deferred tax assets as of December 31, 1997.

At December 31, 1997, the Bank had net operating loss carryforwards for federal income tax purposes of approximately $203,000 which will expire in 2012.

                              RESOURCE BANK, N.A.


9. STOCK OPTIONS

The Board of Directors has approved a nonqualified stock option plan covering certain of its executive officers under which the Bank can grant options to purchase up to 100,000 shares of capital stock of the Bank. Under the stock option plan, options, which will vest over a five year period, are exercisable during the lifetime of the officer, unless otherwise provided by the Board of Directors. The exercise price of the options granted is equal to the estimated fair market value of the stock, as determined by the Board of Directors, on the date of grant. There have been no options granted under the plan as of December 31, 1997.


10. FINANCIAL INSTRUMENTS

The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the statement of financial condition.

The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amount of these instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. At December 31, 1997, the approximate amounts of commitments to extend credit was $132,000.

Although the maximum exposure to loss is the amount of such commitments, management currently anticipates no material losses from such activities.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the borrower. Collateral held varies but may include real estate, accounts receivable, inventory, equipment and income-producing commercial properties.

                               RESOURCEBANK, N.A.


11. COMMITMENTS AND CONTINGENCIES

The Bank leases its banking facility under a noncancelable operating lease which expires in 2002. Monthly payments which escalate over the term of the lease are required under the terms of the agreement. Future minimum lease payments for the next five years are as follows:

         Year                    Amount
         ----                    ------
         1998                  $   60,504
         1999                      61,764
         2000                      66,804
         2001                      70,584
         2002                      52,938
                               ----------
                               $  312,594
                               ==========

Rent expense for the period from October 3, 1997 (inception) through December 31, 1997 was $10,084.

From time to time, the Bank is involved in legal actions arising from normal business activities. Management believes such actions, if any, will not materially affect the financial position or results of operations of the Bank.

Further, management does not anticipate any material losses as a result of its commitments and contingent liabilities.


12. SIGNIFICANT GROUP CONCENTRATIONS OF CREDIT RISK

Most of the Bank's loan and business activity is with customers located within Texas. Such customers are normally also depositors of the Bank. The concentrations of credit by type of loan are set forth in note 5. The distribution of commitments to extend credit generally approximates the distribution of loans outstanding.

At December 31, 1997, the Bank had concentrations of credit risk associated with federal funds sold of approximately $3,250,000 at a nonrelated financial institution.

                               RESOURCE BANK, N.A.


13. RESTRICTIONS ON UNDIVIDED PROFITS

Under federal banking law, there are legal restrictions limiting the amount of dividends the Bank can declare. Approval by the regulatory authorities is required if dividends declared would cause the regulatory capital of the Bank to fall below specified minimum levels or if the amount of dividends declared exceed the amounts computed using certain specified formula, as prescribed by regulatory authorities.

At December 31, 1997, no amounts were available for distribution as dividends by the Bank.


14. REGULATORY MATTERS

The Bank is subject to various regulatory capital requirements administered by federal banking authorities. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Banks capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1997, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 1997, the Bank's capital ratios exceeded those levels necessary to be categorized as "well capitalized" under the regulatory framework for prompt corrective action. To be categorized as "well capitalized" the Bank must maintain minimum total risk based, Tier I risk based and Tier I leverage ratios as set forth in the table. There are no conditions or events since that date management believes would change the institution's category.

                              RESOURCE BANK, N.A.


The Bank's actual capital amounts and ratios are presented in the following table (in thousands).

                                                                                                     To Be Well
                                                                                                 Capitalized Under
                                                                    For Capital                  Prompt Corrective
                                      Actual                    Adequacy Purposes                Action Provisions
                                      ------                  ----------------------           ----------------------
                               Amount        Ratio            Amount           Ratio           Amount           Ratio
                               ------        -----            ------           -----           ------           -----
December 31, 1997:
 Total capital to risk
   weighted assets          $4,668,000      185.65%  > or =  $202,240           8.0%  > or =  $252,800          10.0%
 Tier I capital to risk
  weighted assets            4,638,000      183.47   > or =   101,120           4.0   > or =   151,680           6.0
 Tier I capital to
  average assets             4,638,000       71.41   > or =   259,800           4.0   > or =   324,750           5.0


15. YEAR 2000 COMPLIANCE

The Bank is in the process of implementing a Year 2000 compliant information system and has initiated an assessment project which addresses those systems that may have Year 2000 compliance issues. This assessment project is to determine the nature of the problem and to determine what actions are necessary for the Bank to be in compliance.

The Bank presently believes that with the implementation of certain systems modifications, validation, and other related actions, including distribution of information to borrowers and vendors, Year 2000 compliance will not result in significant operational issues for the Bank. However, if the implementation process is not completed on a timely basis, Year 2000 compliance may have a significant effect on the operations of the Bank.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Date: July 13, 2000           TEXAS CAPITAL BANCSHARES, INC.


                              By:      /s/ JOSEPH M. GRANT
                                       -----------------------------------------
                                       Joseph M. Grant
                                       Chairman of the Board of Directors and
                                       Chief Executive Officer


Date: July 13, 2000           /s/ JOSEPH M. GRANT
                              --------------------------------------------------
                              Joseph M. Grant
                              Chairman of the Board of Directors and Chief
                              Executive Officer (principal executive officer)


Date: July 13, 2000           /s/ GREGORY HULTGREN
                              --------------------------------------------------
                              Gregory Hultgren
                              Executive Vice President - Chief Financial Officer
                              (principal financial and accounting officer)


Date: July 13, 2000           /s/ GREGG L. ENGLES
                              --------------------------------------------------
                              Gregg L. Engles
                              Director


Date: July 13, 2000           /s/ JOHN C. GOFF
                              --------------------------------------------------
                              John C. Goff
                              Director


Date: July 13, 2000           /s/ FREDERICK B. HEGI, JR.
                              --------------------------------------------------
                              Frederick B. Hegi, Jr.
                              Director


Date: July 13, 2000           /s/ JAMES R. HOLLAND, JR.
                              --------------------------------------------------
                              James R. Holland, Jr.
                              Director


Date: July 13, 2000           /s/ WALTER W. MCALLISTER, III
                              --------------------------------------------------
                              Walter W. McAllister, III
                              Director


Date: July 13, 2000           /s/ DRAYTON R. MCLANE
                              --------------------------------------------------
                              Drayton R. McLane
                              Director

Date: July 13, 2000                 /s/ LEE ROY MITCHELL
                                    --------------------------------------------
                                    Lee Roy Mitchell
                                    Director


Date: July 13, 2000                 /s/ MARSHALL B. PAYNE
                                    --------------------------------------------
                                    Marshall B. Payne
                                    Director


Date: July 13, 2000                 /s/ JOHN C. SNYDER
                                    --------------------------------------------
                                    John C. Snyder
                                    Director


Date: July 13, 2000                 /s/ THEODORE H. STRAUSS
                                    --------------------------------------------
                                    Theodore H. Strauss
                                    Director

                                  EXHIBIT INDEX

EXHIBIT
NUMBER        DESCRIPTION
-------       -----------
3.1           Certificate of incorporation*

3.2           Bylaws*


*  To be filed by amendment